As filed with the Securities and Exchange Commission on August 7, 2015

Registration No. 333-205521

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SOUTHWEST BANCORP, INC.

(Exact name of registrant as specified in its charter)

Oklahoma	6022	73-1136584
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

608 South Main Street

Stillwater, Oklahoma 74074

(405) 742-1800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark W. Funke

President and Chief Executive Officer

Southwest Bancorp, Inc.

608 South Main Street

Stillwater, Oklahoma 74074

(405) 742-1800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Justin L. Jackson

Wagner R. Dias da Silva

McAfee & Taft A Professional Corporation

Two Leadership Square, 10th Floor

211 North Robinson

Oklahoma City, Oklahoma 73102

(405) 552-2240

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☒

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 7, 2015

FIRST COMMERCIAL BANCSHARES, INC.

MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

You are cordially invited to attend the special meeting of shareholders of First Commercial Bancshares, Inc., or FCB, to be held on Monday, September 21, 2015 at 10:00 a.m. at FCB’s offices located at 1601 S. Kelly, Edmond, Oklahoma 73013.  At this important special meeting, you will be asked to consider and vote on the approval of the Agreement and Plan of Reorganization dated May 27, 2015, as amended by that First Amendment to Agreement and Plan of Reorganization dated June 23, 2015 (the “reorganization agreement”), which provides for the merger of FCB into Southwest Bancorp, Inc., or SWB.  You may also be asked to adjourn or postpone the special meeting to a later date or dates, if the board of directors of FCB determines it is necessary.

Under the terms of the reorganization agreement, holders of FCB common stock would receive, in the aggregate, $41,659,860 in merger consideration,  subject to adjustment in certain circumstances set forth in the reorganization agreement and described below and in the accompanying proxy statement/prospectus. 51% of the merger consideration is payable in shares of SWB common stock and 49% of the merger consideration is payable in cash. Assuming no adjustments, the stock portion of the merger consideration will amount to an aggregate of 1,214,087 shares of SWB common stock, plus cash in lieu of any fractional share, and the cash portion of the merger consideration will amount to $20,413,331.

The aggregate merger consideration will be reduced below $41,659,860 if FCB’s tangible shareholders’ equity does not equal or exceed $29,546,000 as of the end of the month preceding the closing. The merger consideration is also subject to adjustments relating to the price per share of SWB common stock prior to the closing. If the average closing price of SWB’s common stock for the ten consecutive trading days ending on and including the fifth trading day prior to closing of the merger is less than $13.50 per share,  then the number of shares of SWB common stock to be issued will increase. Conversely, if the average closing price of SWB’s common stock for the ten consecutive trading days ending on and including the fifth trading day prior to closing of the merger is more than $21.50 per share, then the number of shares of SWB common stock to be issued will decrease. These adjustments are described in further detail in the reorganization agreement and in the accompanying proxy statement/prospectus.

Based on 1,324,877 shares of FCB common stock that are expected to be exchanged in the merger, holders of FCB common stock would receive 0.91638 shares of SWB common stock (plus cash in lieu of a fractional share) and $15.4077 in cash, subject to possible adjustments as more fully described in the accompanying proxy statement/prospectus, for each share they own.  After completion of the merger, we expect that current SWB shareholders will own approximately 94.0% of the combined company and shareholders of FCB will own approximately 6.0% of the combined company based on 19,033,860 shares of SWB common stock outstanding as of August 7, 2015.  SWB’s common stock is listed on the NASDAQ Global Select Market under the symbol “OKSB” and the closing price of SWB common stock on August 6, 2015 was $17.30 per share.

You are being asked to consider and vote to approve the reorganization agreement and to adjourn or postpone the special meeting if necessary.  Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to FCB.  If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the proposals to be considered at the special meeting.  If you do not return your proxy card, abstain from voting or do not instruct your broker how to vote any shares held for you in “street name”, the effect will be a vote “AGAINST” the proposal to approve the reorganization agreement.

We cannot complete the merger unless we obtain the necessary government approvals and unless the holders of a majority of the outstanding shares of FCB common stock approve the reorganization agreement.  We enthusiastically support the merger and recommend that you vote in favor of the reorganization agreement.

This document contains a more complete description of the special meeting and the terms of the reorganization agreement and the merger.  In addition to being a proxy statement of FCB, this document is the prospectus of SWB for the shares of its common stock that will be issued in connection with the transaction.  We urge you to review this entire document carefully, including the considerations discussed under “Risk Factors” beginning on page 22, and the appendices to the accompanying proxy statement/prospectus, which include the reorganization agreement.  You may also obtain information about SWB from documents that SWB has filed with the Securities and Exchange Commission, or SEC.

James F. Canton

Chief Executive Officer

First Commercial Bancshares, Inc.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate.  Any representation to the contrary is a criminal offense.

The securities that SWB is offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Proxy statement/prospectus dated August 7, 2015

and first mailed to shareholders of FCB on or about August __, 2015

HOW TO OBTAIN ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about SWB from documents filed with the SEC that have not been included in or delivered with this document.  This information is described on page 80 under “Where You can Find More Information”.  You can obtain free copies of this information by writing or calling:

Southwest Bancorp, Inc.

6301 Waterford Blvd., Suite 407

Oklahoma City, Oklahoma 73118

Attention:  Rusty LaForge

General Counsel

Telephone  (405) 427-4052

To obtain timely delivery of the documents before the special meeting of FCB, you must request the information by September 14, 2015.

In addition, if you have questions about the reorganization agreement or the special meeting, need additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Gary McClanahan, Executive Vice President of FCB, at the following address or by calling the following telephone number:

First Commercial Bancshares, Inc.

1601 S. Kelly

Edmond, Oklahoma 73013

Telephone (405) 844-0110

FCB does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and accordingly does not file documents or reports with the SEC.

PLEASE NOTE

We have not authorized anyone to provide you with any information other than the information included in this document and the documents to which we refer you.  If someone provides you with other information, please do not rely on it as being authorized by us.

This proxy statement/prospectus has been prepared as of August 7, 2015.  There may be changes in the affairs of FCB or SWB since that date, which are not reflected in this document.

First Commercial Bancshares, Inc.

1601 S. Kelly

Edmond, Oklahoma 73013

(405) 844-0110

_______________________________

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

_______________________________

A  special meeting of shareholders of First Commercial Bancshares, Inc., or FCB, will be held on Monday, September 21, 2015 at 10:00 a.m., local time, at FCB’s offices located at 1601 S. Kelly, Edmond, Oklahoma 73013, for the following purposes:

1.

To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of May 27, 2015, among Southwest Bancorp, Inc., or SWB, FCB and First Commercial Bank, or FC Bank, as amended by that First Amendment to Agreement and Plan of Reorganization dated June 23, 2015, pursuant to which FCB will merge with and into SWB, all on and subject to the terms and conditions contained therein; and

2.	To consider and vote upon any proposal to adjourn or postpone the special meeting to a later date or dates, if the board of directors of FCB determines it is necessary.

No other business may be conducted at the special meeting.

Only shareholders of record at the close of business on August 6, 2015 will be entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof.  The special meeting may be adjourned or postponed from time to time upon approval of FCB’s shareholders without any notice other than by announcement at the meeting of the adjournment or postponement thereof, and any and all business for which notice is hereby given may be transacted at such adjourned or postponed meeting.

Shareholders of FCB have the right to demand an appraisal in connection with the merger and obtain payment in cash of the appraised fair value of their shares of FCB common stock under applicable provisions of the Oklahoma General Corporation Act, or OGCA.  In order for a shareholder of FCB to perfect his or her appraisal rights, the shareholder must deliver to FCB a written demand for appraisal of such shareholder’s shares prior to the special meeting, must not vote in favor of the reorganization agreement at the special meeting and must continue to hold shares of FCB common stock through the effective time of the merger.  A copy of the applicable statutory provisions of the OGCA is included as Appendix B to the accompanying proxy statement/prospectus and a summary of these provisions can be found under the caption “Proposal to Approve the Reorganization Agreement--Appraisal Rights of FCB Shareholders”.

If you have any questions concerning the reorganization agreement or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need help voting your shares of FCB common stock, please contact Gary McClanahan, Executive Vice President of FCB, at (405) 844-0110.

By Order of the Board of Directors,

James F. Canton

Chief Executive Officer

Edmond, Oklahoma

August 7, 2015

The board of directors of FCB unanimously recommends that you vote FOR the approval of the reorganization agreement and, if necessary or appropriate, the adjournment or postponement of the special meeting.

Your Vote is Very Important

A proxy card is enclosed.  Whether or not you plan to attend the special meeting, please complete, sign and date the proxy card and promptly mail it in the enclosed envelope.  You may revoke your proxy card in the manner described in the proxy statement/prospectus at any time before it is exercised.  If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

i

Appendix A – Agreement and Plan of Reorganization (including Exhibits A, B, C and D) and First Amendment to Agreement and Plan of Reorganization………………………….	A-1
Appendix B – Provisions of the Oklahoma General Corporation Act Relating to Appraisal Rights………………………………………………………………………………………..	B-1

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that you may have regarding the reorganization agreement, the merger and the special meeting, and brief answers to those questions.  FCB and SWB advise you to read carefully the remainder of this proxy statement/prospectus because the information contained in this section does not provide all of the information that might be important to you with respect to the reorganization agreement and the special meeting.  Additional important information is also referred to under the caption “Where You Can Find More Information” beginning on page 80.

All references in this proxy statement/prospectus to “SWB” refer to Southwest Bancorp, Inc., an Oklahoma corporation.   All references in this proxy statement/prospectus to “FCB” refer to First Commercial Bancshares, Inc., an Oklahoma corporation.   All references in this proxy statement/prospectus to “Bank SNB” refer to Bank SNB, an Oklahoma banking corporation and wholly-owned subsidiary of SWB.   All references in this proxy statement/prospectus to “FC Bank” refer to First Commercial Bank, an Oklahoma banking corporation and wholly-owned subsidiary of FCB.   Unless stated otherwise or unless the context otherwise requires, the terms “the company”, “we”, “our”, “ours”, and “us” refer to SWB and/or FCB and their respective subsidiaries, as applicable in the context.   All references to the “reorganization agreement” refer to the Agreement and Plan of Reorganization, dated as of May 27, 2015, among SWB, FCB and FC Bank, as amended, and as it may be further amended from time to time.   All references to the “merger” refer to the merger contemplated by the reorganization agreement pursuant to which FCB will merge with and into SWB on and subject to the terms and conditions contained therein.   All references to the “special meeting” refer to the special meeting of FCB shareholders to which this proxy statement/prospectus relates, including any adjournment or postponement thereof.

Q:Why am I receiving this proxy statement/prospectus?

A:

FCB is sending these materials to its shareholders to help them decide how to vote their shares of FCB common stock with respect to the reorganization agreement and any other matter to be considered at the special meeting.  The merger cannot be completed unless FCB common shareholders approve the reorganization agreement.  FCB is holding a special meeting of its shareholders to vote on the proposal to approve the reorganization agreement as well as other related matters.  Information about this special meeting, the merger and the other business to be considered by shareholders at the special meeting is contained in this document.

This document constitutes both a proxy statement of FCB and a prospectus of SWB.  It is a proxy statement because the board of directors of FCB is soliciting proxies from FCB’s shareholders using this document.  It is a prospectus because SWB is offering shares of its common stock in exchange for outstanding shares of FCB common stock in the merger.

Q:	What are FCB shareholders being asked to vote upon?
A:	The shareholders of FCB are being asked to consider and vote upon the following two matters:
•	to approve the reorganization agreement and the transactions contemplated thereby including, among other things, the merger of FCB with and into SWB; and

•	to adjourn or postpone the special meeting to a later date or dates, if the board of directors of FCB determines it is necessary.

No other business may be conducted at the special meeting.

Q:	What will happen in the merger?
A:

In the merger, FCB will be merged with and into SWB, with SWB being the surviving entity.  FCB will cease to exist as a separate entity after the merger with SWB occurs.  Subject to regulatory approval, immediately following the merger, FC Bank will be merged with and into Bank SNB, with Bank SNB being the surviving entity.  FC Bank will cease to exist as a separate entity after the merger with Bank SNB occurs.

Q:	What form of consideration will FCB shareholders receive as a result of the merger?
A:

If the reorganization agreement is approved by the shareholders of FCB and the merger is subsequently completed, all outstanding shares of FCB common stock will be converted into an aggregate of 1,214,087 shares of SWB common stock, plus cash in lieu of any fractional share, and $20,413,331 in cash, subject to possible adjustment under certain circumstances, as set forth in the reorganization agreement and as described below.  Based on 1,324,877 shares of FCB common stock that are expected to be exchanged in the merger, holders of FCB common stock would receive 0.91638 shares of SWB common stock (plus cash in lieu of a fractional share) and $15.4077 in cash, subject to possible adjustment as described below, for each share they own.

In the event that the tangible shareholders’ equity of FCB as of the last day of the calendar month immediately preceding the closing date of the merger is less than $29,546,000 then the merger consideration shall be reduced by an amount equal to the product of 1.41 times the amount that $29,546,000 exceeds the tangible shareholders’ equity of FCB as of such date.

In addition, the stock portion of the merger consideration is subject to adjustment if the average daily closing price of the SWB common stock on the NASDAQ Global Select Market for the ten consecutive trading days ending on and including the fifth trading day prior to the closing date, or the average stock price, is either (i) less than $13.50, or (ii) greater than $21.50.  If the average stock price is less than $13.50 and there is no reduction in the overall merger consideration as described above, the aggregate number of shares of SWB common stock to be issued to FCB shareholders would be 1,573,816.  On the other hand, if the average stock price is greater than $21.50 and there is no reduction in the overall merger consideration as described above, the aggregate number of shares of SWB common stock to be issued to FCB shareholders would be 998,210.

Q:	What is FCB’s current tangible shareholders’ equity? Are there factors which could change the tangible shareholders’ equity prior to the closing date?
A:	FCB’s tangible shareholders’ equity, as calculated pursuant to the reorganization agreement, was approximately $30.8 million as of June 30, 2015.

Tangible shareholders’ equity will increase or decrease by the amount of net income or net loss, respectively, of FCB through the last day of the calendar month immediately preceding the closing date of the merger.  However, all costs and expenses of FCB and FC Bank related to the merger will be included as a deduction in the calculation of tangible shareholders’ equity, as will certain expenditures required to be incurred by FCB pursuant to the reorganization agreement.  For more detail about how FCB’s tangible shareholders’ equity will be calculated pursuant to the reorganization agreement, see the section entitled “Proposal to Approve the Reorganization Agreement--Terms of the Merger” beginning on page 30.  Management of FCB estimates net income (before costs and expenses of the merger) of approximately $426,080 from July 1, 2015 through September 30, 2015 (the last day of the calendar month immediately preceding the estimated closing date), and aggregate merger-related deductions to tangible shareholders’ equity of approximately $913,500.  If these assumptions are correct, the amount of FCB’s tangible shareholders’ equity, as calculated pursuant to the reorganization agreement, would be approximately $30.3 million on the last day of the calendar month immediately preceding the closing date of the merger.  This amount is only an estimate and is based upon several assumptions, many of which are beyond the control of FCB.  Accordingly, the actual amount of FCB’s tangible shareholders’ equity may vary from this estimated amount.

Q:	Do FCB shareholders have a choice of the form of consideration that they will receive in the merger?
A:	No. All shareholders of FCB will receive the merger consideration in the form of cash and SWB common stock in the amount set forth in the reorganization agreement and as described herein.
Q:	When do you expect the merger to be completed?
A:	We are working to complete the merger during the fourth quarter of 2015, although delays could occur.
Q:	Are there any risks I should consider in deciding whether I vote for the reorganization agreement?
A:	Yes. Set forth under the heading of “Risk Factors”, beginning on page 22, are a number of risk factors that you should consider carefully.
Q:	When and where will the FCB special shareholders’ meeting be held?
A:	The FCB special meeting is scheduled to take place at 10:00 a.m., local time, on Monday, September 21, 2015 at FCB’s offices located at 1601 S. Kelly, Edmond, Oklahoma 73013.
Q:	Who is entitled to vote at the special meeting?
A:

The holders of record of FCB common stock as of the close of business on August 6, 2015, which is the date that FCB’s board of directors has fixed as the record date for the special meeting, are entitled to vote at the special meeting.

Q:	What are my choices when voting?
A:	With respect to each of the proposals, you may vote “FOR” the proposal, “AGAINST” the proposal, or abstain from voting on the proposal.

Q:	What vote is required for approval of the reorganization agreement?
A:	Approval of the reorganization agreement by FCB shareholders requires the affirmative vote of the holders of a majority of the shares of FCB common stock outstanding on August 6, 2015.
Q:	Is the merger taxable to the FCB shareholders for U.S. federal income tax purposes?
A:

SWB and FCB each expects that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code, with the result that the portion of FCB common stock exchanged for SWB shares will generally be tax-free and the portion of the FCB common stock exchanged for cash will generally be taxable either as a dividend or capital gain depending on each FCB shareholder’s individual circumstances.  Please carefully review the information set forth in the section entitled “--Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 53 for a description of the material U.S. federal income tax consequences of the merger.  The tax consequences of the merger to you will depend on your own situation.  We encourage you to consult your tax advisors for a full understanding of the tax consequences of the merger to you.

Q:	What vote is required to adjourn or postpone the special meeting?
A:

To adjourn or postpone the special meeting, the affirmative vote of the holders of a majority of the shares of FCB common stock present in person or represented by proxy at the meeting and entitled to vote on such proposal is required.

Q:	How does the board of directors of FCB recommend that I vote at the special meeting?
A:	The board of directors of FCB unanimously recommends that the shareholders vote their shares as follows:
ITEM 1	--FOR the approval of the reorganization agreement; and
ITEM 2	--FOR the authority to adjourn or postpone the special meeting.
Q:	What happens if I transfer my shares after the record date for the special meeting?
A:

The record date for the special meeting is earlier than the expected date of completion of the merger.  Therefore, if you transfer your shares of FCB common stock after the applicable record date, but prior to the merger, you will retain the right to vote at the special meeting, but the right to receive the merger consideration will transfer with the shares of stock.

Q:	What do I need to do now?
A:

After you have thoroughly read and considered the information contained in this proxy statement/prospectus, you simply need to vote your shares of FCB common stock at the special meeting.  The process for voting your shares depends on how your shares are held.  Generally, you may hold shares as the “record holder” (that is, in your own name) or in

“street name” (that is, through a nominee, such as a broker or a bank). If you hold shares in “street name”, you are considered the beneficial owner of those shares.

If you are a record holder, you may vote by proxy or you may attend the special meeting and vote in person.  If you are a record holder on the record date for the special meeting and want to vote your shares by proxy, simply indicate on the proxy card(s) applicable to your shares of FCB common stock how you want to vote and sign, date and mail your proxy card(s) in the enclosed pre-addressed postage-paid envelope as soon as possible, but in any event by such time that your proxy card may be received prior to the vote at the special meeting.

If you wish to vote shares held by you in “street name” you must instruct your broker how to vote following the directions provided by your broker.

Your proxy card must be received by FCB by no later than the time the polls close for voting at the special meeting for your vote to be counted at the meeting.

Voting your shares by proxy will enable your shares of FCB common stock to be represented and voted at the special meeting if you do not attend the special meeting and vote your shares in person.

Q:If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:Your broker will vote your shares only if you provide instructions on how to vote.  You should instruct your broker how to vote your shares, following the directions your broker provides.  If you do not provide instructions to your broker, your shares will not be voted, which will have the same effect as a vote “AGAINST” the approval of the reorganization agreement.

Q:How will my shares be voted if I return a signed and dated proxy card, but don’t specify how my shares will be voted?

A:The return of a signed and dated proxy card enables your shares of FCB common stock to be represented and voted at the special meeting if you do not attend the special meeting and vote your shares in person.  If you return a signed and dated proxy, but do not specify how your shares are to be voted, your shares will be voted “FOR” approval of the reorganization agreement and “FOR” any adjournments or postponements of the special meeting that the board of directors of FCB deems necessary.

Q:What happens if I don’t return a proxy card for the special meeting?

Because approval of the reorganization agreement requires the affirmative approval of at least a majority of the outstanding shares of FCB common stock, the failure to return your proxy card will have the same effect as a vote “AGAINST” the proposal, unless you attend the special meeting in person and vote for the approval of the proposal.

Because approval of the proposal to adjourn the special meeting requires the affirmative vote of the holders of a majority of the shares of FCB common stock present in person or represented by proxy at the special meeting and entitled to vote thereon, the failure to return your proxy card will have no effect on the outcome of such proposal, unless you attend the special meeting in person and vote upon such proposal.

In addition, if you fail to return a proxy card and do not attend the meeting in person, it will be more difficult for us to obtain the necessary quorum to hold the special meeting.

Q:May I vote in person?

A:Yes.  Even if you have previously completed and returned your proxy card, you may vote your shares in person by attending the special meeting and voting your shares in person. Verification of share ownership will be required at the special meeting.  If you own your shares in your own name or hold them through a broker (and can provide documentation showing ownership such as a letter from your broker or a recent account statement) at the close of business on the record date (August 6, 2015), you will be permitted to attend the special meeting.

Q:May I change my vote after I have submitted my proxy card?

A:Yes.  You may change your vote at any time before your proxy is voted at the special meeting by attending the special meeting and voting your shares in person or by submitting a new proxy card.  If your shares are held in “street name” and you desire to change any voting instructions you have previously given to the record holder of the shares of which you are the beneficial owner, you should contact the broker, bank or other nominee holding your shares in “street name” in order to direct a change in the manner your shares will be voted.

Q:What happens if I abstain from voting?

A:If you are a record holder of FCB common stock and you abstain from voting, then the abstention will be counted towards a quorum at the special meeting, but such shares will have the same effect as a vote “AGAINST” the proposal to approve the reorganization agreement and any proposal to adjourn or postpone the special meeting.

Q:Do I have any rights to avoid participating in the merger?

A:You have the right to vote “AGAINST” approval of the reorganization agreement at the special meeting, dissent from the merger and seek payment of the appraised fair value of your shares in cash as described in “Proposal to Approve the Reorganization Agreement--Appraisal Rights of FCB Shareholders” beginning on page 58.  The appraised fair value of your shares of FCB common stock may be more or less than the value of the SWB common stock and cash being paid in the merger.

Q:Should I send in my stock certificates now?

A:No.  After the merger is completed, Bank SNB, SWB’s exchange agent, will send you written instructions for exchanging your stock certificates.  You should not send your FCB stock certificates with your proxy card.

Q:Who can help answer my questions?

A:If you have additional questions about the merger, you should contact Gary McClanahan, First Commercial Bancshares, Inc., 1601 S. Kelly, Edmond, Oklahoma 73013, telephone (405) 844-0110.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you.  We urge you to carefully read this entire document and the other documents we refer to in this document.  These documents will give you a more complete description of the items for consideration at the special meeting.  For more information about SWB, see “Where You Can Find More Information” on page 80.  We have included page references in this summary to direct you to other places in this proxy statement/prospectus where you can find a more complete description of the topics we have summarized.

The Companies

Southwest Bancorp, Inc.

608 South Main Street

Stillwater, Oklahoma 74074

(405) 742-1800

SWB, an Oklahoma corporation, is a financial holding company registered under the Bank Holding Company Act of 1956, as amended, or the BHC Act.  Through Bank SNB, its wholly owned subsidiary bank, which is an Oklahoma state-chartered member bank, SWB conducts a wide range of commercial and personal banking activities.  SWB currently operates a total of twenty-three (23) full-service banking offices primarily located along the heavily populated areas on the I-35 corridor through Texas, Oklahoma, and Kansas: five located in Stillwater, Oklahoma, four located in the Oklahoma City, Oklahoma metropolitan area, three located in the Dallas/Fort Worth, Texas metropolitan area, two each located in Tulsa, Oklahoma, San Antonio, Texas, Hutchinson, Kansas and in Wichita, Kansas and, one each in Chickasha, Oklahoma, Austin, Texas, and Tilden, Texas.  As of June 30, 2015, on a consolidated basis, SWB had total assets of $2.0 billion, total loans of $1.4 billion, total deposits of $1.6 billion and shareholders’ equity of $273.7  million.

First Commercial Bancshares, Inc.

1601 S. Kelly

Edmond, Oklahoma 73013

(405) 844-0110

FCB, an Oklahoma corporation, is a bank holding company registered under the BHC Act and the holding company for FC Bank.  FC Bank currently operates nine (9)  full-service banking centers, with five (5) in the Oklahoma City area; three (3) in the Denver, Colorado area; and one (1) in the Colorado Springs, Colorado area.  As of June 30, 2015, on a consolidated basis, FCB had total assets of $298 million, total deposits of $249 million, total loans of $212 million and shareholders’ equity of $33 million.

Proposed Merger of FCB into SWB

We have attached the reorganization agreement to this document as Appendix A.  Please read the entire reorganization agreement.  It is the legal document that governs the merger.

We propose a merger whereby FCB will merge with and into SWB.  SWB will be the surviving entity in the merger.  Subject to regulatory approval, following completion of the merger, FC Bank will merge with and into Bank SNB and all existing locations of FC Bank will become banking centers of Bank SNB.  We expect to complete the merger during the fourth quarter of 2015, although delays could occur.

Terms of the Merger of FCB into SWB               (page 30)

If FCB shareholders approve the reorganization agreement and the merger is completed, holders of FCB common stock will receive, in the aggregate, $41,659,860, with 51% of the consideration payable in shares of SWB common stock, representing an aggregate of 1,214,087 shares of SWB common stock, plus cash in lieu of any fractional share, and 49% of the consideration payable in cash in an aggregate amount equal to $20,413,331, subject to possible adjustment under certain circumstances, as set forth in the reorganization agreement and as described below.  The merger consideration is subject to decrease in the event the tangible shareholders’ equity of FCB as of the last day of the calendar month immediately preceding the closing date of the merger is less than $29,546,000, determined in the manner set forth in the reorganization agreement.  In addition, the stock portion of the merger consideration is subject to adjustment if the average stock price is either (i) less than $13.50, or (ii) greater than $21.50.  See “Proposal to Approve the Reorganization Agreement--Terms of the Merger” for details of the potential adjustments.

If, on the closing date, the tangible shareholders’ equity of FCB, as defined in the reorganization agreement, is greater than $29,546,000, then FCB may distribute to its shareholders an amount equal to the undistributed net income of FCB earned since January 1, 2015, after giving effect to all transactions and payments contemplated in the reorganization agreement; provided, however, that FC Bank’s allowance for loan and lease losses must be at least $4,295,000 on the closing date.  Such distribution is referred to as the “Final Bancshares Dividend” in the reorganization agreement.

Fractional shares of SWB common stock will be paid in cash, without interest.  Because of the possibility of adjustments to the merger consideration, you will not know the exact number of shares of SWB common stock or the exact amount of cash you will receive in connection with the merger when you vote on the reorganization agreement.  Likewise, the amount of the Final Bancshares Dividend, if any, cannot be predicted with certainty.

Material U.S. Federal Income Tax Consequences                (page 53)

SWB and FCB each expects that the merger will qualify as a reorganization under the Internal Revenue Code of 1986, as amended, or the Code.  As a result of receiving SWB common stock and cash in exchange for FCB common stock, in general, shareholders of FCB will recognize gain, but not loss, equal to the lesser of cash received or gain realized in the merger.  The amount of gain realized will equal the amount by which the cash plus the fair market value, at the effective time of the merger, of the SWB common stock exceeds the adjusted tax basis in the FCB common stock to be surrendered in exchange therefor.  The Internal Revenue Service has not issued (and is not expected to issue) any ruling as to the qualification of the merger as a reorganization under Section  368(a) of the Code.

This tax treatment may not apply to every shareholder of FCB.  Determining the actual tax consequences of the merger to you may be complicated and will depend on your specific situation and on variables not within our control.  You should consult your own tax advisor for a full understanding of the merger’s tax consequences to you.

SWB Plans to Continue to Pay Quarterly Dividends               (page 77)

Following the merger, subject to applicable statutory and regulatory restrictions, SWB intends to continue its practice of paying quarterly cash dividends.  For each of the first and second quarters of 2015, SWB paid a cash dividend of $0.06 per share.

Ownership of SWB After the Merger

Based on the average daily closing price of the SWB common stock on the NASDAQ Global Select Market for the ten consecutive trading days ending on and including the last trading day immediately prior to the date of the reorganization agreement of $17.50 per share and assuming no adjustment to the overall merger consideration, SWB would issue 1,214,087 shares of its common stock to FCB shareholders in connection with the merger.  If, however, the average stock price of SWB’s common stock is less than $13.50 or greater than $21.50, the aggregate number of shares of SWB common stock to be issued to FCB shareholders would be adjusted as described in the reorganization agreement.  See “Proposal to Approve the Reorganization Agreement – Terms of the Merger” for details of the potential adjustments.

Based on 19,033,860 shares of SWB common stock outstanding as of August 7, 2015 and assuming 1,214,087 shares of SWB common stock are issued in the merger, immediately after the merger, the former FCB shareholders would own approximately 6.0% of the outstanding shares of SWB common stock.  That ownership percentage would be reduced by any further issuances of SWB common stock.

Market Prices of SWB Common Stock               (page 77)

Shares of SWB common stock are quoted on the NASDAQ Global Select Market under the symbol “OKSB”.  On May 27,  2015, the day the merger was announced, SWB common stock closed at $17.50 per share.  On August 6, 2015, SWB common stock closed at $17.30 per share.  The market price of SWB common stock will fluctuate prior to the merger.  You should obtain the most recent closing price for SWB common stock on the NASDAQ Global Select Market prior to deciding how to vote.  Shares of the common stock of FCB are not traded on any established public trading market, and no quotations of any market price exists for the FCB common stock.

The FCB Special Meeting                (page 27)

The special meeting of shareholders of FCB will be held on Monday, September 21, 2015, at 10:00 a.m., local time, at FCB’s offices located at 1601 S. Kelly, Edmond, Oklahoma 73013.  At the special meeting, you will be asked to consider and vote on the following:

•	a proposal to approve the reorganization agreement, which provides for the merger of FCB with and into SWB; and
•	a proposal to adjourn or postpone the special meeting to a later date or dates, if the board of directors of FCB determines it is necessary.

Record Date Set at August 6, 2015; Majority Shareholder Vote Required to Approve the Reorganization Agreement               (page 28)

You may vote at the special meeting of FCB shareholders if you owned FCB common stock at the close of business on August 6, 2015, the record date of the special meeting.  You can cast one vote for each share of FCB common stock you owned at that time.  As of the record date, there were 1,299,963 shares of FCB common stock outstanding.

Approval of the reorganization agreement requires the affirmative vote of the holders of a majority of the outstanding shares of FCB common stock entitled to vote.  If you fail to vote or abstain from voting on such proposal, it will have the effect of a vote “AGAINST” the reorganization agreement.  The affirmative vote of a majority of the shares of FCB common stock present in person or represented by proxy at the special meeting and entitled to vote is required to approve the postponement or adjournment of the special meeting.

You may vote your shares of FCB common stock by attending the special meeting and voting in person or by completing and mailing the enclosed proxy card.  If you are the record holder of your shares, you can revoke your proxy at any time before the vote is taken at the special meeting by sending a written notice revoking the proxy or a later-dated proxy to the Secretary of FCB which must be received no later than immediately prior to the vote at the special meeting, or by voting in person at the special meeting.  Your attendance at the special meeting will not automatically revoke your proxy.

FCB’s Reasons for the Merger and Recommendations of FCB’s Board               (page 36)

Based on the reasons discussed elsewhere in this proxy statement/prospectus, the board of directors of FCB believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote “FOR” the proposal to approve the reorganization agreement.  For a discussion of the circumstances surrounding the merger and the factors considered by FCB’s board of directors in approving the reorganization agreement, see page 36.

Members of FCB’s Management are Expected to Vote Their Shares For Approval of the Reorganization Agreement                (page 28)

All of the directors and executive officers of FCB and FC Bank and certain other shareholders of FCB have entered into agreements to vote the shares of FCB common stock that he, she or it controls in favor of approval of the reorganization agreement.  As of the record date, 678,077 shares of FCB common stock, or approximately 52.2% of the outstanding shares of the FCB common stock entitled to vote at the special meeting, were bound by such voting agreements.

Effective Time of the Merger                (page 40)

The merger of FCB with and into SWB will become effective at the date and time specified in the certificate of merger to be filed with the Oklahoma Secretary of State.  If FCB shareholders approve the reorganization agreement at the special meeting, and if all necessary regulatory approvals are obtained and the other conditions to the parties’ respective obligations to effect the merger are met or are waived by the party entitled to do so, we anticipate that the merger will be completed in the fourth quarter of 2015, although delays could occur.

We cannot assure you that the necessary shareholder and regulatory approvals will be obtained or that the other conditions to completion of the merger can or will be satisfied.  See “Risk Factors--The merger may not be completed”.

Treatment of FCB Options                (page 40)

Pursuant to the terms of the FCB Amended and Restated Stock Option Plan and each underlying option agreement, each option to acquire FCB common stock will become exercisable in conjunction with the closing.  The board of directors of FCB will set a date prior to which all options may be exercised by the holder of such option.  If all such options are exercised utilizing the cashless exercise method permitted by the plan, a total of 24,914 additional shares of FCB common stock would be issued prior to the closing.

Exchange of FCB Stock Certificates                (page 38)

As soon as practicable after the effective time of the merger, you will receive a letter and instructions from Bank SNB, acting in its role as SWB’s exchange agent, with respect to the procedures for surrendering your stock certificates representing shares of FCB common stock in exchange for stock certificates representing shares of SWB common stock and cash.  You must carefully review and complete these materials and return them as instructed along with your stock certificates for FCB common stock.  Please do not send FCB or SWB any stock certificates until you receive these instructions.

Conditions to Completion of the Merger               (page 44)

The reorganization agreement contains a number of conditions to the obligations of SWB and FCB to complete the merger which must be satisfied as of the closing date of the merger, including, but not limited to, the following:

•	approval of the reorganization agreement by all necessary corporate action, including approval by the shareholders of FCB by the requisite vote;
•

receipt of all required regulatory approvals of the merger and subsequent bank merger in a manner that does not impose any conditions or restrictions which, in the reasonable judgment of SWB, would materially and adversely affect the operations or prospects of FCB or FC Bank;

•

the registration statement of which this proxy statement/prospectus forms a part has become effective and no stop order suspending its effectiveness is in effect and no proceedings for that purpose have been initiated and continuing or threatened by the SEC, and all necessary approvals under state securities laws relating to the issuance or trading of the SWB common stock to be issued have been received;

•	authorization for listing of the shares of SWB common stock to be issued to shareholders of FCB on the NASDAQ Global Select Market;
•	accuracy of each party’s representations and warranties contained in the reorganization agreement as of the closing date of the merger;

•	absence of any material adverse change in the condition (financial or otherwise), results of operations, business, assets, liabilities, properties, or operations of either party taken as a whole;
•	performance or compliance in all material respects by each party with its respective covenants and obligations required by the reorganization agreement; and
•	absence of any proceeding initiated by a governmental entity seeking to prevent the consummation of the transactions contemplated by the reorganization agreement.

In addition to the conditions listed above, SWB’s obligation to complete the merger is subject to the satisfaction of the following conditions, among others:

•	that certain stock transfer agreement, dated May 15, 1996, between certain of the shareholders of FCB having been terminated;
•	receipt of all required consents, approvals, waivers and other assurances from non-governmental third parties;
•	execution of restrictive covenant agreements by each of the non-employee directors of FCB; and
•	FC Bank’s allowance for loan and lease losses, as of the closing date, is not less than $4,295,000;
•

the tangible shareholders’ equity of FCB as of the closing date is not less than the lower of (i) the tangible shareholders’ equity of FCB as of the last day of the calendar month immediately preceding the closing date, or (ii) $29,546,000;

•	each of James Canton, Shannan Webb and Lynn Groves having terminated their employment agreements with FC Bank and entered into an employment agreement with Bank SNB;
•	resignation of each of the directors and officers of FCB and FC Bank;
•	Gary McClanahan, the Executive Vice President and Chief Financial Officer of FCB, having terminated his employment agreement with FC Bank and entered into a retention agreement with Bank SNB; and
•	the holders of no more than 5% of the shares of FCB common stock shall have elected to exercise their appraisal rights under Section 1091 of the OGCA.

Any condition to the completion of the merger, except the required shareholder and regulatory approvals, and the absence of any order or ruling prohibiting the merger, may be waived in writing by the party to the reorganization agreement entitled to the benefit of such condition.  A party to the reorganization agreement could choose to complete the merger even though a condition has not been satisfied, as long as permitted by law.  We cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Approvals Required                (page 58)

We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of Kansas City acting pursuant to delegated authority.  In addition, the merger of FC Bank with and into Bank SNB requires the approval of the Federal  Reserve and the Oklahoma State Banking Department, or OSBD.  On June 11, 2015, SWB, Bank SNB and FC Bank filed applications with the Federal Reserve and the OSBD to obtain approval of the transactions contemplated by the reorganization agreement.    We expect to obtain all necessary regulatory approvals, although we cannot be certain if or when we will obtain them.

Amendments or Waivers                (page 51)

SWB and FCB may amend the reorganization agreement and each party may waive its right to require the other party to adhere to any term or condition of the reorganization agreement.  However, the merger consideration to be received by the shareholders of FCB pursuant to the terms of the reorganization agreement may not be decreased after the approval of the reorganization agreement by the FCB shareholders without the further approval of FCB’s shareholders.

No Solicitation                  (page 43)

Pursuant to the reorganization agreement, FCB and FC Bank agreed that neither they, nor any of their respective affiliates or agents, will directly or indirectly solicit, initiate or participate in any negotiations with any third party with respect to any acquisition proposal or disclose to any third party any information concerning FCB or FC Bank in connection with any acquisition proposal.  Promptly following receipt of any acquisition proposal or any inquiry or request for information that could reasonably be expected to lead to an acquisition proposal, FCB will communicate to SWB the terms of such acquisition proposal, inquiry or request for information and the identity of the parties involved.

Provided that FCB has complied with the foregoing restrictions, if after the date of the reorganization agreement and before obtaining approval of the reorganization agreement by its shareholders, FCB receives an unsolicited acquisition proposal, it may engage in negotiations and discussions with, and furnish information to, any person making such acquisition proposal if, and only if:   (i) FCB’s board of directors determines in good faith, after consultation with outside legal counsel, that such acquisition proposal is superior to the merger with SWB and the failure of FCB’s Board of Directors to furnish such information or enter into such discussions or negotiations would reasonably be expected to be a violation of its fiduciary duties to the shareholders of FCB, (ii) FCB gives at least two business days’ notice to SWB of the identity of the parties involved and of FCB’s intention to disclose non-public information to, or enter into discussions or negotiations with, such persons, (iii) FCB obtains an executed confidential agreement with provisions not materially less restrictive than the confidentiality agreement between FCB and SWB and (iv) FCB furnishes such information contemporaneously to SWB.

Termination of the Reorganization Agreement               (page 51)

SWB and FCB can mutually agree at any time to terminate the reorganization agreement without completing the merger.  In addition, either SWB or FCB may decide, without the consent of the other, to terminate the reorganization agreement if:

•

the merger has not been completed on or before December 31, 2015, unless the failure to complete the merger by that time is due to a violation of the reorganization agreement by the party that seeks to terminate the reorganization agreement;

•	any of the transactions contemplated by the reorganization agreement are not approved by the appropriate regulatory authorities; or
•

the other party materially breaches its representations and warranties or any material covenant or agreement contained in the reorganization agreement and such breach has not been cured within 30 days after the terminating party gives written notice of such failure to the breaching party.

FCB may terminate the reorganization agreement, without the consent of SWB, if, prior to a favorable vote of the FCB shareholders on the reorganization agreement, the board of directors of FCB accepts a superior proposal; however, FCB may not terminate the reorganization agreement until two business days have elapsed following FCB’s delivery to SWB of written notice of such determination by FCB’s board of directors (which notice shall inform SWB of the material terms and conditions of the superior proposal).

Termination Fee                (page 52)

To compensate SWB for entering into the reorganization agreement, taking actions to consummate the transactions contemplated by the reorganization agreement and incurring the related costs and expenses, including foregoing the pursuit of other opportunities, FCB has agreed to pay SWB a $2,000,000 termination fee if:

•	the reorganization agreement is terminated by FCB because it desires to accept a superior proposal; or
•	the FCB board of directors withdraws its recommendation to approve the reorganization agreement as a result of its decision to accept a superior proposal.

Some of the Directors and Officers of FCB Have Financial Interests in the Merger that Differ from Your Interests               (page 50)

Some of the directors and officers of FCB have interests in the merger that differ from, or are in addition to, their interests as shareholders of FCB.  These interests include:

•

immediately prior to the effective time of the merger, James Canton, Gary McClanahan, Shannan Webb and Lynn Groves will receive cash payments of $90,000, $475,000, $55,000 and $55,000, respectively, from FC Bank in connection with the termination of their existing employment agreements, which will be accomplished pursuant to a termination agreement between the officer and FC Bank;

•

as a condition to the merger, SWB has required that each of Mr. Canton, Ms. Webb and Mr. Groves enter into an employment agreement with Bank SNB, which includes non-solicitation and confidentiality obligations, to be effective upon completion of the merger, whereby each individual is entitled to receive a salary, annual bonus, retention payments and certain additional incentives;

•

as a condition to the merger, SWB has required that Mr. McClanahan enter into a retention agreement with Bank SNB containing non-solicitation and confidentiality obligations, to be effective upon closing of the merger, whereby Mr. McClanahan is entitled to receive retention payments from Bank SNB for his continued employment during a specified time period;

•	each option to acquire FCB common stock currently held by Mr. Canton, Mr. McClanahan, Ms. Webb and Mr. Groves will become exercisable in conjunction with the closing;
•

the directors and officers of FCB and FC Bank will receive (i) indemnification from SWB for a period of three (3) years after completion of the merger to the same extent and subject to the conditions set forth in the certificates of incorporation or bylaws of FCB and FC Bank, and (ii) continued director and officer liability insurance coverage for a period of three (3) years after the closing date; and

•	Steven C. Davis, the chairman of the board of directors of FCB and FC Bank, is expected to be appointed to the board of directors of SWB upon consummation of the merger.

Comparison of Rights of Shareholders of FCB and SWB                (page 61)

FCB is an Oklahoma corporation that is a registered bank holding company, and the rights of shareholders of FCB are governed by Oklahoma law and FCB’s certificate of incorporation and bylaws.  SWB is an Oklahoma corporation that is a registered bank holding company, and the rights of SWB’s shareholders are governed by Oklahoma law and SWB’s certificate of incorporation and bylaws.  Upon completion of the merger, shareholders of FCB will become shareholders of SWB and their rights will be governed by SWB’s certificate of incorporation and bylaws, in addition to Oklahoma law.  SWB’s certificate of incorporation and bylaws will not be amended in the merger, but could be later restated, amended, or, as regards the bylaws, repealed.

Appraisal Rights in the Merger               (page 58)

As a holder of FCB common stock, you have the right under Oklahoma law to demand an appraisal in connection with the merger and have the appraised fair value of your shares of FCB common stock paid to you in cash.  The appraised fair value may be more or less than the value of the shares of SWB common stock and cash being paid in the merger.

Persons having beneficial interests in FCB common stock held of record in the name of another person, such as a broker or bank, must act promptly to cause the record holder to take the actions required under Oklahoma law to exercise your appraisal rights.

In order to exercise your appraisal rights, you must carefully follow the requirements of the OGCA, including providing FCB, prior to the special meeting, with a written objection to the merger that states that you will exercise your appraisal rights if the FCB shareholders approve the reorganization agreement and the merger is completed.  The steps for perfecting your appraisal rights are summarized under the caption “--Appraisal Rights of FCB Shareholders” on page 58.

If you intend to exercise appraisal rights, you should read the provisions of the OGCA governing appraisal rights carefully and consult with your own legal counsel.  You should also remember that if you return a signed proxy card, but fail to provide instructions as to how your shares of FCB common stock are to be voted, you will be considered to have voted in favor of the reorganization agreement and you will not be able to assert appraisal rights.  Also, if you exercise appraisal rights, you may have taxable income as a result, so you should consult with your own tax advisor if you intend to dissent.  See “--Material U.S. Federal Income Tax Consequences of the Merger” on page 53.  If the reorganization agreement is approved by the shareholders of FCB, holders of FCB common stock who deliver to FCB a written demand for appraisal of their shares before the FCB special meeting, do not vote in favor of the reorganization agreement and continue to hold their shares of FCB common stock through the effective time of the merger will be entitled to receive the appraised fair value of their shares, and accrued interest, in cash under the OGCA.

The text of the provisions of the OGCA pertaining to appraisal rights is attached to this proxy statement/prospectus as Appendix B.

Selected Historical Consolidated Financial Data of SWB

The following table summarizes financial results actually achieved by SWB for the periods and as of the dates indicated and should be read in conjunction with SWB’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that SWB has previously filed with the Securities and Exchange Commission.  Historical financial information for SWB can be found in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015 and its Annual Report on Form 10-K for the year ended December 31, 2014.  See “Where You Can Find Additional Information” on page 80 for instructions on how to obtain the information that has been incorporated by reference.  Financial amounts as of and for the six months ended June 30, 2015 and 2014 are derived from SWB’s unaudited interim consolidated financial statements, but SWB’s management believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated.  You should not assume the results of operations for past periods and for any interim period indicate results for any future period.

	For the Six Months Ended June 30,		For the Year Ended December 31,
(Dollars in thousands, except per share data)	2015 (unaudited)	2014 (unaudited)	2014	2013	2012	2011	2010
Operations Data
Interest income	$34,679	$36,085	$71,792	$73,914	$93,171	$120,745	$142,807
Interest expense	3,278	3,510	6,788	11,264	16,608	24,413	35,476
Net interest income	31,401	32,575	65,004	62,650	76,563	96,332	107,331
Provision (credit) for loan losses (1)	(1,136)	(1,341)	(6,624)	(7,209)	3,107	132,101	35,560
Gain on sales of mortgage loans and securities, net	1,112	1,451	3,433	2,649	3,970	1,658	5,397
Gain on sale of bank branches, net	-	4,378	4,378	-	-	-	-
Noninterest income	5,137	5,442	11,120	10,994	11,966	12,360	13,167
Noninterest expense (1) (2)	27,064	29,439	56,912	55,311	63,322	90,201	69,230
Income (loss) before taxes	13,609	15,748	33,647	28,191	26,070	(111,952)	21,105
Taxes on income	4,913	5,905	12,617	10,756	9,883	(43,657)	9,738
Net income (loss)	$8,696	$9,843	$21,030	$17,435	$16,187	$(68,295)	$11,367

Net income (loss) available
to common shareholders	$8,696	$9,843	$21,030	$17,435	$12,446	$(72,548)	$7,180

Dividends
Preferred stock - declared and paid (3)	$1	$1	$-	$-	$4,405	$1,750	$3,500
Preferred stock - in arrears	-	-	-	-	-	1,772	-
Common stock - declared and paid	2,285	1,581	3,131	-	-	-	-
Ratio of total dividends to net income (loss)	27.45%	12.86%	14.89%	-%	13.56%	(5.16)%	30.79%
Per Common Share Data
Basic earnings	$0.46	$0.50	$1.07	$0.89	$0.64	$(3.73)	$0.40
Diluted earnings	0.46	0.50	1.07	0.89	0.64	(3.73)	0.40
Cash dividends	0.12	0.08	0.16	-	-	-	-
Book value (4)	14.38	13.71	14.11	13.13	12.60	11.99	15.68
Weighted average common shares outstanding:
Basic, net of unvested restricted stock	18,714,088	19,524,859	19,416,582	19,516,776	19,374,098	19,414,231	17,848,610
Diluted, net of unvested restricted stock	18,886,420	19,655,626	19,559,459	19,604,245	19,416,090	19,433,883	17,894,011
Financial Condition Data (4)
Investment securities	$373,260	$385,873	$365,593	$394,199	$377,112	$275,352	$262,525
Portfolio loans (5)	1,442,743	1,344,897	1,398,506	1,267,843	1,347,053	1,724,793	2,384,921
Loans held for sale (5)	6,687	6,803	1,485	3,060	31,682	38,695	35,194
Total loans (5) (6)	1,449,430	1,351,700	1,399,991	1,270,903	1,378,735	1,763,488	2,420,115
Interest-earning assets	1,964,404	1,831,007	1,894,259	1,925,019	2,007,412	2,248,936	2,723,658
Total assets	2,031,581	1,885,158	1,942,034	1,981,423	2,122,255	2,377,276	2,814,944
Interest-bearing deposits	1,109,290	1,036,424	1,037,871	1,139,290	1,285,570	1,520,397	1,875,546
Total deposits	1,624,446	1,463,855	1,533,999	1,584,086	1,709,578	1,921,382	2,252,728
Other borrowings	75,839	90,760	79,380	80,632	70,362	56,479	94,602
Subordinated debentures	46,393	46,393	46,393	46,393	81,963	81,963	81,963
Total shareholders' equity (7)	273,681	271,351	270,786	259,187	246,056	301,589	372,215
Common shareholders' equity	273,681	271,351	270,786	259,187	246,056	233,134	304,491
Financial Ratios
Return on average assets	0.88%	1.01%	1.09%	0.86%	0.72%	(2.54)%	0.38%
Return on average total shareholders' equity	6.44	7.47	7.82	6.90	5.71	(18.33)	3.16
Return on average common equity	6.44	7.47	7.82	6.90	5.14	(23.83)	2.46
Net interest margin	3.28	3.42	3.45	3.19	3.64	3.74	3.67
Efficiency ratio (8)	71.47	73.94	72.02	73.30	61.39	53.30	53.93
Average assets per employee (9)	$5,493	$5,420	$5,381	$5,048	$5,317	$6,185	$6,942

Selected Financial Data (Continued)

	At June 30,		At December 31,
(Dollars in thousands, except per share data)	2015 (unaudited)	2014 (unaudited)	2014	2013	2012	2011	2010
Asset Quality
Net loan charge-offs (recoveries) (4)	$(790)	$2,239	$1,587	$2,846	$1,073	$152,646	$32,744
Net loan charge-offs (recoveries) to average portfolio loans	(0.03)%	0.45%	0.12%	0.22%	0.07%	7.01%	1.29%
Allowance for loan losses (4)	$26,219	$33,083	$28,452	$36,663	$46,718	$44,684	$65,229
Allowance for loan losses to portfolio loans	1.82%	2.46%	2.03%	2.89%	3.47%	2.59%	2.74%
Nonperforming loans (4) (10)	$8,887	$16,478	$9,413	$19,872	$41,989	$20,677	$117,889
Nonperforming loans to portfolio loans	0.62%	1.23%	0.67%	1.57%	3.12%	1.20%	4.94%
Allowance for loan losses to nonperforming loans	295.03	200.77	302.26	184.50	111.26	216.10	55.33
Nonperforming assets (4) (11)	$11,280	$20,763	$12,510	$22,526	$56,947	$45,050	$159,798
Nonperforming assets to portfolio loans and other real estate	0.80%	1.57%	0.89%	1.77%	4.18%	2.58%	6.58%
Capital Ratios
Average shareholders' equity to average assets:
Total	13.87%	13.77%	13.93%	12.45%	12.64%	13.84%	11.99%
Common	13.87	13.77	13.93	12.45	10.80	11.31	9.74
Tier I capital to risk-weighted assets (4) (12)	17.84	20.13	19.70	20.28	20.28	19.51	17.78
Total capital to risk-weighted assets (4) (12)	19.09	21.43	20.96	21.59	21.56	20.78	19.06
Leverage ratio (12)	16.12	15.95	16.45	14.86	15.01	14.50	15.55

(1)  Provision for loan losses includes $74.9 million and noninterest expense includes $23.6 million from the sales of loans and other real estate transactions that occurred in December 2011.

(2)  Noninterest expense for 2010 includes the $5.6 million goodwill impairment on the Kansas segment.

(3)  Preferred stock - declared and paid includes a one-time non-cash equity charge of $1.2 million for 2012 to reflect the accelerated accretion of the remaining discount on the Series B Preferred securities repurchased in August of 2012.  Please see “Note 13 Shareholders’ Equity” in the Notes to the Consolidated Financial Statements.

(4)  At period end.

(5)  Net of unearned discounts but before deduction of allowance for loan losses.

(6)  Total loans include loans held for sale.

(7)  Reflects the repurchase of preferred securities in 2012 and the issuance of common stock through an offering in 2010.  Please see “Capital Resources” on page 43 and “Note 13 Shareholders’ Equity” in the Notes to the Consolidated Financial Statements.

(8)  The efficiency ratio = adjusted noninterest expenses / (net interest income + adjusted noninterest income) as shown on the Consolidated Statements of Operations.

(9)  Ratio = average assets for year divided by the number of full-time equivalent employees at year-end.

(10)  Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more, and restructured loans not performing in accordance with restructured terms.

(11)  Nonperforming assets consist of nonperforming loans and other real estate.

(12)  2010 reflects the effects of capital raised through the public common stock offering.  Please see “Note 13 Shareholders’ Equity” and “Note 15 Capital Requirements and Regulatory Matters” in the Notes to the Consolidated Financial Statements.

Selected Historical Consolidated Financial Data of FCB

The following table sets forth selected historical consolidated financial data of FCB.  The selected historical consolidated financial data as of and for each of the five years ended December 31, 2014 is derived from FCB’s audited consolidated financial statements.  The selected historical consolidated financial data as of June 30, 2015 and 2014 and for the six-month periods then ended are derived from FCB’s unaudited consolidated interim financial statements, but FCB’s management believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations as of the dates and for the periods indicated.  FCB’s historical results for any prior period are not necessarily indicative of results to be expected in any future period, and FCB’s historical results for the six months ended June 30, 2015, are not necessarily indicative of its results to be expected for all of 2015.  Consistent with the rules of the SEC, FCB’s financial statements are not presented in this proxy statement/prospectus.

	As of and for
	the Six Months
	Ended June 30,		As of and for the Years Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(In thousands, except for share and per share data)
Statement of Earnings Data
Interest income	$ 6,235	$ 6,474	$ 12,918	$ 13,301	$ 14,297	$ 13,583	$ 14,218
Interest expense	638	755	1,448	1,764	2,255	2,976	3,390
Net interest income	5,597	5,719	11,470	11,538	12,042	10,607	10,828
Provision for possible credit losses	-	226	226	5,885	649	688	1,332
Net interest income after provision for possible credit losses	5,597	5,494	11,245	5,653	11,393	9,919	9,496
Non interest income	1,063	1,239	2,508	3,566	3,862	2,816	3,117
Non interest expense	5,113	5,350	10,867	11,216	11,537	10,833	10,480
Income before taxes	1,547	1,382	2,885	(1,997)	3,718	1,902	2,133
Provision for income tax expense	510	471	1,029	(894)	1,286	579	743
Net income	1,037	911	1,856	(1,104)	2,432	1,322	1,390

Per Share Data:
Basic earnings per share	$ 0.80	$ 0.70	$ 1.43	$ (0.85)	$ 1.86	$ 1.01	$ 1.05
Diluted earnings per share	0.76	0.67	1.35	(0.81)	1.77	0.96	1.02
Book value per share	25.03	23.51	24.31	22.66	23.63	21.64	20.35
Weighted average shares outstanding	1,299,088	1,301,831	1,300,272	1,306,938	1,311,308	1,319,885	1,319,885
Shares outstanding at end of period	1,299,963	1,301,831	1,298,213	1,301,831	1,309,044	1,319,885	1,319,885
Balance Sheet Data (at period end):
Total assets	$ 298,184	$ 304,723	$ 302,800	$ 307,065	$ 323,845	$ 294,546	$ 280,785
Securities	37,529	41,750	40,794	38,234	33,254	45,823	37,938
Loans (4)	211,727	216,258	213,634	217,347	226,748	199,696	200,031
Allowance for possible credit losses	3,829	5,565	3,795	5,395	3,460	3,465	2,948
Deposits	248,717	258,281	256,685	264,133	276,482	248,980	239,498
Shareholders' equity	32,543	30,610	31,562	29,503	30,937	28,563	26,855
Average Balance Sheet Data:
Total assets	$ 299,696	$ 307,362	$ 306,457	$ 312,387	$ 316,404	$ 299,478	$ 276,662
Securities	39,203	42,583	41,404	33,333	38,796	42,790	21,035
Loans (4)	214,104	216,766	216,233	218,222	224,514	200,970	210,880
Allowance for possible credit losses	3,816	5,593	5,133	4,153	3,453	3,239	2,639
Deposits	250,901	260,736	259,059	265,982	269,375	255,157	235,453
Shareholders' equity	32,206	30,136	30,848	31,420	29,863	27,946	24,608
Performance Ratios:
Return on average assets	0.69%	0.59%	0.61%	-0.35%	0.77%	0.44%	0.50%
Return on average equity	6.44	6.05	6.02	-3.51	8.14	4.73	5.65
Net interest margin	4.04	4.04	4.07	4.03	4.21	3.84	4.31
Efficiency ratio(1)	77.02	77.13	77.86	74.26	72.54	80.70	75.15
Asset Quality Ratios:(2)
Nonperforming assets to total loans and other real estate	1.77%	2.48%	1.91%	2.76%	3.15%	4.60%	2.31%

Net charge-offs to average loans	-0.03	0.05	0.85	1.80	0.31	0.08	0.20
Allowance for possible credit losses to period-end loans	1.81	2.57	1.78	2.48	1.53	1.74	1.47
Nonperforming loans to allowance for possible credit losses(3)	72.00	85.16	99.84	87.34	148.70	206.58	101.76
Capital Ratios:(2)
Leverage ratio	10.31%	9.48%	9.83%	9.08%	8.98%	9.06%	8.99%
Average shareholders’ equity to average total assets	10.75	9.80	10.07	10.06	9.44	9.33	8.89
Tier 1 risk-based capital ratio	13.33	11.53	12.59	11.87	11.92	11.79	11.38
Total risk-based capital ratio	14.58	12.79	13.84	13.13	13.17	13.05	12.63

(1) Calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains and losses. Additionally, taxes are not a part of this calculation
(2) At period end, except for net charge-offs to average loans and average shareholders' equity to average total assets, which is for periods ended on such dates.
(3) Non performing loans consist of nonaccrual loans, loans contractually past due 90 days or more, restructured loans and any other loan management deems to be nonperforming.
(4) Excludes loans held for sale.

Comparative Stock Prices

The following table shows (1) the market values of SWB common stock at the close of business on May 27, 2015, the trading day of the announcement of the proposed merger, and on August 6, 2015, the most recent date practicable preceding the date of this proxy statement/prospectus, and (2) the equivalent pro forma value of a share of FCB common stock at such dates based on the value of the consideration to be received in the merger with respect to each share.  Historical market value information regarding FCB common stock is not provided because there is no active market for FCB common stock.  Based on 1,324,877 shares of FCB common stock that are expected to be exchanged in the merger, holders of FCB common stock would receive 0.91638 shares of SWB common stock (plus cash in lieu of a fractional share) and $15.4077 in cash, subject to possible adjustment under certain circumstances as provided in the reorganization agreement, for each share of FCB common stock they own.  Because of the possibility of adjustments to the merger consideration, FCB shareholders will not know the exact number of shares of SWB common stock or the exact amount of cash they will receive when they vote on the reorganization agreement.

	(1)
	SWB Common Stock(1)	Equivalent Pro Forma Per Share of FCB Common Stock (2)
May 27, 2015	$17.50	$31.44
August 6, 2015	$17.30	$31.26

_______________

(1)	Represents the closing price of SWB common stock on the NASDAQ Global Select Market on the date indicated.
(2)

Equivalent pro forma market value per share of FCB common stock represents the historical market value per share of SWB common stock multiplied by the assumed exchange ratio of 0.91638 shares of SWB common stock for each share of FCB common stock and adding the assumed per share cash consideration of $15.4077,  and assumes a tangible shareholders’ equity of FCB of at least $29,546,000.  Such assumed ratio was calculated based on the assumption that 1,324,877 shares of FCB common stock were outstanding on the date indicated, which is the expected number of shares to be outstanding at the effective time of the merger.

For an explanation of (i) how FCB’s tangible shareholders’ equity will be calculated and the effect on the purchase price if tangible shareholders’ equity is less than $29,546,000 on the last day of the calendar month immediately preceding the closing date, (ii) how the stock portion of the merger consideration may be adjusted, and (iii) other estimates, please refer to “Proposal to Approve the Reorganization Agreement--Terms of the Merger”, beginning on page 30 of this proxy statement/prospectus.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 25 and the matters discussed under the caption “Risk Factors” in SWB’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC by SWB, as updated by other reports filed with the SEC, you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus.  See “Where You Can Find More Information” beginning on page 80.  If any of the risks described in this proxy statement/prospectus occur, SWB’s financial condition, results of operations and cash flows could be materially and adversely affected.  If this were to happen, the value of SWB common stock could decline significantly, and you could lose all or part of your investment.

The merger may not be completed.

Completion of the merger is subject to regulatory approval.  SWB cannot assure you that it will be successful in obtaining required regulatory approvals.  If SWB is not successful in obtaining required regulatory approvals, the merger will not be completed.  If such regulatory approvals are received, there can be no assurance as to the timing of those approvals or whether any conditions will be imposed that would result in certain closing conditions of the merger not being satisfied.

Shareholders should bear in mind that regulatory approval reflects only the view that the merger does not contravene applicable competitive standards imposed by law, and that the merger is consistent with regulatory policies relating to safety and soundness.  Further, regulatory approval is not an opinion that the proposed merger is favorable to the shareholders of either party to the merger from a financial point of view or that the regulatory authority has considered the adequacy of the terms of the merger.  Regulatory approval is not an endorsement or recommendation of the merger.

The consummation of the merger is also subject to other conditions precedent described in the reorganization agreement, including FCB maintaining a minimum tangible shareholders’ equity and allowance for loan and lease loss levels and there being no material adverse change in the condition of FCB or SWB.  If a condition of either party is not satisfied, that party may be able to terminate the reorganization agreement and, in such case, the transaction would not be consummated.  The parties cannot assure you that all of the conditions precedent in the reorganization agreement will be satisfied or that the merger will be completed.

Because the merger consideration may be adjusted, you will not know the number of shares of SWB common stock or amount of cash you will receive for your FCB common stock when you vote on the reorganization agreement.

Under the terms of reorganization agreement, the merger consideration will be decreased if the tangible shareholders’ equity of FCB is less than $29,546,000 as of the last day of the calendar month immediately preceding the closing.  In addition, the stock portion of the merger consideration is subject to adjustment if the average stock price of SWB common stock is either (i) less than $13.50, or (ii) greater than $21.50 for the ten consecutive trading days ending on the fifth trading day prior to closing.  If the average stock price of SWB common stock is greater than $21.50, FCB shareholders will receive fewer shares of SWB common stock as part of the merger consolidation.  Conversely, if the average stock price of SWB common stock is less than $13.50, FCB shareholders will receive more shares of SWB common stock as part of the merger consolidation. Because of these possible adjustments, SWB cannot assure FCB’s shareholders of the number of shares of SWB common stock or the amount of cash consideration that they will receive from the merger.

FCB and FC Bank may be required to charge off certain specified loans prior to closing.

Under the terms of the reorganization agreement, FCB and FC Bank agreed to use commercially reasonable efforts to eliminate from the books of FC Bank, by collection, sale, assignment, distribution or otherwise, certain specified loans made by FC Bank.  In the event any identified loan (or any real or personal property accepted prior to the closing in satisfaction or partial satisfaction of such loan) remains on the books of FC Bank or FCB as of the last business day prior to the closing, FCB is required, prior to the closing, to cause each such identified loan or asset to be charged-off of the books of FC Bank or FCB in full, and such charge-off will be made and reflected for all purposes on the books of FC Bank and/or FCB as of the last day of the calendar month immediately preceding the closing date. If such charge-offs cause the tangible shareholders’ equity of FCB to be less than $29,546,000 as of the last day of the calendar month immediately preceding the closing, the merger consideration will be reduced. See “Proposal to Approve the Reorganization Agreement—Terms of the Merger –Downward Adjustment of Merger Consideration” for details of the potential merger consideration reduction.

FCB and FC Bank will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on FCB and FC Bank and consequently on SWB.  These uncertainties may impair FCB’s and FC Bank’s respective ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with either FCB or FC Bank to seek to change existing business relationships with FCB or FC Bank.  Retention of certain employees may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with SWB.  If key employees depart, SWB’s business following the merger could be harmed.  In addition, the reorganization agreement restricts FCB and FC Bank from making certain acquisitions and taking other specified actions until the merger occurs without the consent of SWB.  These restrictions may prevent FCB and FC Bank from pursuing attractive business opportunities that may arise prior to the completion of the merger.  See “Proposal to Approve the Reorganization Agreement--Conduct of Business Pending Effective Time” beginning on page 40 of this proxy statement/prospectus for a description of the restrictive covenants to which FCB and FC Bank are subject.

Combining our two companies may be more difficult, costly or time-consuming than SWB expects.

SWB and FCB have operated and, until the merger is completed, will continue to operate, independently.  It is possible that the integration process could result in the loss of key employees or disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.  As with any merger of banking institutions, there also may be business disruptions that cause us to lose customers or cause customers to take their deposits out of our banks.  The success of the combined company following the merger may depend in large part on the ability to integrate the two businesses, business models and cultures.  If we are not able to integrate our operations successfully and on a timely basis,  some or all of the expected benefits of the merger may not be realized.

Some of the directors and officers of FCB may have interests and arrangements that may have influenced their decisions to support or recommend that you approve the reorganization agreement.

The interests of some of the directors and officers of FCB may be different from those of FCB shareholders generally, and directors and officers of FCB may be participants in arrangements that are different from, or in addition to, those of FCB shareholders.  These interests are described in more detail in the section of this proxy statement/prospectus entitled “Proposal to Approve the Reorganization Agreement--Financial Interests of Directors and Officers of FCB in the Merger” beginning on page 50.

SWB may fail to realize the cost savings anticipated from the merger.

Although SWB anticipates that it will realize certain costs savings as to the FC Bank operations and otherwise from the merger if and when the FC Bank operations are fully integrated into Bank SNB’s operations, it is possible that SWB may not realize all of the cost savings that SWB has estimated it can realize.  For example, unanticipated growth in SWB’s business may require SWB to continue to operate or maintain some support functions that are currently expected to be combined or reduced as a result of the merger.  SWB’s realization of the estimated cost savings also will depend on SWB’s ability to combine the operations of Bank SNB and FC Bank in a manner that permits those cost savings to be realized.  If SWB is not able to integrate FC Bank’s operations into Bank SNB’s operations successfully, the anticipated cost savings may not be fully realized, if at all, or may take longer to realize than expected.

You may pay U.S. federal income tax and other taxes as a result of the merger.

The amount of gain you realize in connection with the merger consideration you receive in exchange for your common stock of FCB is anticipated to be taxable for U.S. federal income tax purposes.  Each U.S. holder should consult its own tax advisor as to the tax consequences of the merger in its particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws. This proxy statement/prospectus does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. See  “Proposal to Approve the Reorganization Agreement--Material U.S. Federal Income Tax Consequences of the Merger”  beginning on page 53.

The appraisal rights process is uncertain.

FCB shareholders may or may not be entitled to receive more than the amount provided for in the reorganization agreement for their shares of FCB common stock if they elect to exercise their appraisal rights with respect to the proposed merger, depending on the appraisal of the fair value of the FCB common stock pursuant to the appraisal procedures under the OGCA.  See  “Proposal to Approve the Reorganization Agreement--Appraisal Rights of FCB Shareholders” and Appendix B.  For this reason, the amount of cash that you might be entitled to receive should you elect to exercise your appraisal rights may be more or less than the value of the merger consideration to be paid pursuant to the reorganization agreement.  In addition, it is a condition in the reorganization agreement that the holders of not more than 5% of the outstanding shares of FCB common stock shall have exercised their statutory appraisal rights under the OGCA.  The number of shares of FCB common stock that will exercise appraisal rights under the OGCA is not known and therefore there is no assurance of this closing condition being satisfied.

The shares of SWB’s common stock to be received by FCB shareholders as a result of the merger will have different rights than the shares of FCB common stock and in some cases may be less favorable.

The rights associated with FCB common stock are different from the rights associated with SWB common stock and in some cases may be less favorable.  See “Comparison of Rights of Shareholders of FCB and SWB”  beginning on page 61 for a more detailed description of the shareholder rights of each of SWB and FCB.

FCB shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

FCB shareholders currently have the right to vote in the election of the board of directors of FCB and on other matters affecting FCB.  The merger will transfer control of FCB to SWB and to the shareholders of SWB.  When the merger occurs, each FCB shareholder will become a shareholder of SWB with a percentage ownership of SWB much smaller than such shareholder’s percentage ownership of FCB.  As a result, FCB shareholders will have less influence on the management and policies of SWB than they now have on the management and policies of FCB.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this proxy statement/prospectus, including statements included or incorporated by reference in this proxy statement/prospectus, that are not statements of historical fact constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties.  These forward-looking statements include information about possible or assumed future results of operations of SWB after the merger is completed, as well as information about the merger.  Words such as “believes”, “expects”, “anticipates”, “estimates”, “intends”, “continue”, “should”, “may”, or similar expressions, or the negatives thereof, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Many possible events or factors could affect the future financial results and performance of each of our companies before the merger or SWB after the merger, and could cause those results or performance to differ materially from those expressed in the forward-looking statements.  These possible events or factors include, but are not limited to:

•

worsening business and economic conditions nationally, regionally and in SWB’s target markets, particularly in Oklahoma and the geographic areas in which SWB operates or particularly affecting the financial industry generally;

•	SWB’s dependence on its management team and its ability to attract, motivate, and retain qualified personnel;

•	deteriorating asset quality and higher levels of non-performing assets and loan charge-offs;
•	inaccuracy of the assumptions and estimates SWB makes in establishing reserves for probable loan losses and other estimates;
•	material decreases in the amount of deposits SWB holds;
•	regulatory requirements to maintain minimum capital levels;
•	changes in market interest rates that affect the pricing of SWB’s loans and deposits and its interest margins and net interest income;
•	effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services, which likely will increase;
•	the institution and outcome of litigation and other legal proceedings against SWB or to which SWB becomes subject;
•

the impact of recent and future legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by SWB’s regulators, such as the Dodd-Frank Act;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the SEC and Public Company Accounting Oversight Board;
•	changes in the scope and cost of FDIC insurance and other coverage;
•	SWB’s actual cost savings resulting from the merger are less than expected, SWB is unable to realize those cost savings as soon as expected or SWB incurs additional or unexpected costs;
•	SWB’s revenues after the merger are less than expected;
•

deposit attrition, operating costs, customer loss and business disruption before and after the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than SWB expected;

•	the risk that the businesses of SWB and FCB will not be integrated successfully, or such integration may be more difficult, time-consuming or costly than expected;
•	the failure of FCB’s shareholders to approve the reorganization agreement;
•	the ability to obtain governmental approvals of the merger on the proposed terms and schedule;
•	legislative or regulatory changes adversely affect SWB’s or FCB’s businesses;

•	personal or commercial customers’ bankruptcies increase;
•	changes occur in the securities markets; and
•	technology-related changes are harder to make or more expensive than expected.

For other factors, risks and uncertainties that could cause actual results to differ materially from estimates contained in forward-looking statements, please read the “Risk Factors” section of this proxy statement/prospectus and in SWB’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC by SWB.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  We believe we have chosen these assumptions or bases in good faith and that they are reasonable.  However, we caution you that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  Therefore, we caution you not to place undue reliance on our forward-looking statements.  The forward-looking statements are made as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference into this proxy statement/prospectus.  We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GENERAL INFORMATION

This document constitutes a proxy statement of FCB and is being furnished to all record holders of FCB common stock in connection with the solicitation of proxies by the board of directors of FCB to be used at the special meeting of shareholders of FCB to be held on Monday, September 21, 2015.  One of the purposes of the FCB special meeting is to consider and vote to approve the reorganization agreement among SWB, FCB and FC Bank, which provides, among other things, for the merger of FCB with and into SWB.

This document also constitutes a prospectus relating to the SWB common stock to be issued to holders of FCB common stock upon completion of the merger.

FCB SPECIAL MEETING

Date, Place and Time of the Special Meeting

The special meeting of FCB shareholders will be held at 10:00 a.m., local time, on Monday, September 21, 2015 at FCB’s offices located at 1601 S. Kelly, Edmond, Oklahoma 73013.

Matters to be Considered

The purpose of the special meeting is to consider and vote on the following:

•	to approve the reorganization agreement pursuant to which FCB will merge with and into SWB, all on and subject to the terms and conditions contained therein; and
•	to adjourn or postpone the special meeting to a later date or dates, if determined to be necessary by FCB’s board of directors.

Completion of the merger is conditioned on, among other things, shareholder approval of the reorganization agreement.  No other business may be conducted at the special meeting.

FCB’s board of directors unanimously recommends that you vote “FOR” the proposal to approve the reorganization agreement, and “FOR” adjournment or postponement of the special meeting, if necessary.

Record Date; Shares Entitled to Vote

The holders of record of the outstanding shares of FCB common stock at the close of business on August 6, 2015 are entitled to notice of and to vote at the special meeting or any adjournments thereof.  At the close of business on that date, there were 1,299,963 shares of FCB common stock outstanding.  Each share of FCB common stock outstanding on the record date is entitled to one vote on each proposal.

Quorum and Vote Required

No business may be transacted at the special meeting unless a quorum is present.  The holders of a majority of the shares of FCB common stock entitled to vote at the special meeting must be present, either in person or by proxy, to constitute a quorum at the special meeting.  If a quorum is not present, or if fewer shares than are required are voted in favor of the proposal to approve the reorganization agreement, then the special meeting may be adjourned to allow for the solicitation of additional proxies.  The affirmative vote of a majority of the outstanding FCB common stock is required to approve the reorganization agreement.  The affirmative vote of a majority of the shares of FCB common stock present in person or represented by proxy at the meeting and entitled to vote is required to approve the postponement or adjournment of the meeting.

Abstentions and Broker Non-Votes

Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists at the special meeting.  The proposal to approve the reorganization agreement and the adjournment proposal are “non-discretionary” items, meaning that brokers and banks who hold shares in an account for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from such customers.  Any abstentions, broker nonvotes or otherwise failing to vote on the proposal to approve the reorganization agreement will have the same effect as a vote “AGAINST” such proposal.  Any abstentions on the proposal to adjourn the special meeting, if necessary or appropriate, will have the same effect as a vote “AGAINST” such proposal, but any broker nonvotes or otherwise failing to vote on this proposal will have no effect on the outcome of the adjournment proposal.  You are encouraged to complete, date and sign the accompanying proxy card, and return it promptly in the enclosed postage-paid envelope.

Shares Held by Officers and Directors

The directors and executive officers of FCB and FC Bank and certain other holders of outstanding shares of FCB common stock have entered into agreements to vote the shares of FCB common stock they control in favor of approval of the reorganization agreement.  As of the record date, 678,077 shares of FCB common stock, or approximately 52.2% of the outstanding shares of the common stock entitled to vote at the special meeting, were bound by these voting agreements.

Voting and Revocation of Proxies

Any holder of record of shares of FCB common stock entitled to vote may submit a proxy by returning a signed proxy card by mail, or may vote in person by appearing at the special meeting. Proxies, in the form enclosed, which are properly executed and returned to FCB and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted FOR the proposal to approve the merger pursuant to the reorganization agreement.

If you are a beneficial owner and hold your shares of FCB common stock in “street name” through a brokerage firm, bank, trust or other nominee, you should instruct your nominee on how you wish to vote your shares of FCB common stock using the instructions provided by your nominee. Under applicable rules, brokerage firms, banks, trusts and other nominees have the discretion to vote on routine matters. The merger proposal is a non-routine matter, and brokerage firms, banks, trusts and other nominees cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your brokerage firm, bank, trust or other nominee on how you wish to vote your shares of FCB common stock.

If you do not return your proxy card or attend the special meeting and vote in person, your shares of FCB common stock will not be voted, which will have the same effect as a vote against the merger. Even if you plan to attend the special meeting, if you hold your shares of FCB common stock in your own name as the shareholder of record, please vote your shares of FCB common stock by completing, signing, dating and returning the enclosed proxy card.

If you are the record holder of your shares, you may revoke any proxy given pursuant to this solicitation by the board of directors of FCB at any time before it is voted at the special meeting by:

•	giving written notice to the Secretary of FCB;
•	executing a proxy bearing a later date and filing that proxy with the Secretary of FCB at or before the special meeting; or
•	attending and voting in person at the special meeting.

All written notices of revocation and other communications with respect to revocation of proxies must be received by FCB no later than Friday, September 18, 2015, at 5:00 p.m. local time, which is the business day immediately prior to the special meeting and should be sent to: First Commercial Bancshares, Inc., 1601 S. Kelly, Edmond, Oklahoma 73013, Attention:  Secretary. If you hold your shares in street name with a brokerage firm, bank, trust or other nominee, you must contact such brokerage firm, bank, trust or other nominee if you wish to revoke your proxy.

Your presence without voting at the special meeting will not automatically revoke your proxy, and any revocation during the special meeting will not affect votes previously taken.

The Secretary of FCB will determine all questions as to validity, form, eligibility (including time of receipt) and acceptance of proxies. Its determination will be final and binding. The board of directors has the right to waive any irregularities or conditions as to the manner of voting. FCB may accept your proxy by any form of communication permitted by the OGCA so long as FCB is reasonably assured that the communication is authorized by you.

Solicitation of Proxies; Expenses

This proxy solicitation is made by the board of directors of FCB.  SWB is responsible for all expenses incurred in preparing, assembling, printing and mailing this proxy statement/prospectus (other than the fees, costs and expenses of FCB’s attorneys, accountants and other advisors).  Proxies will be solicited through the mail.  Additionally, directors and officers of FCB may solicit proxies personally or by telephone or other means of communication.  The directors and officers will not be additionally compensated for any such solicitation.  SWB will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners.

Questions and Additional Information

If you have questions about the reorganization agreement or the process for voting or additional copies of this document or a replacement proxy card are needed, please contact Gary McClanahan, Executive Vice President of FCB, at (405) 844-0110.

PROPOSAL TO APPROVE THE REORGANIZATION AGREEMENT

The following information describes material aspects of the merger.  It is not intended to be a complete description of all information relating to the merger and is qualified in its entirety by reference to more detailed information contained in the Appendices to this document, including the reorganization agreement.  A copy of the reorganization agreement is included as Appendix A and is incorporated herein by reference.  You are urged to read the Appendices, including the reorganization agreement, in their entirety.

Terms of the Merger

Structure of the Merger.    The reorganization agreement provides for, among other things, the merger of FCB with and into SWB.  If (i) the shareholders of FCB approve the reorganization agreement at the special meeting, (ii) the required regulatory approvals are obtained, and (iii) the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the fourth quarter of 2015, although delays could occur.  As a result of the merger, holders of FCB common stock will be entitled to receive whole shares of SWB common stock and cash, with cash paid in lieu of a fractional share, and will no longer be owners of FCB common stock.  As a result of the merger, certificates for FCB common stock will only represent the right to receive the merger consideration pursuant to the reorganization agreement, and otherwise will be null and void after completion of the merger.

Subject to regulatory approval, following the merger, SWB will cause FC Bank to merge with and into Bank SNB with Bank SNB as the surviving bank and FC Bank ceasing its corporate existence.

Merger Consideration.    In connection with the merger, all outstanding shares of FCB common stock will be converted into an aggregate of 1,214,087 shares of SWB common stock and $20,413,331 in cash, subject to possible adjustment under certain circumstances as set forth in the reorganization agreement and as discussed below.  Based on 1,324,877 shares of FCB common stock that are expected to be exchanged in the merger, holders of FCB common stock will receive

0.91638 shares of SWB common stock (plus cash in lieu of a fractional share) and $15.4077 in cash, subject to possible adjustment as described below, for each share they own.

As a result of potential adjustments to the merger consideration, you will not know the exact number of shares of SWB common stock or the exact amount of cash you will receive in connection with the merger when you vote on whether to approve the reorganization agreement.

As noted above, SWB will not issue any certificates for fractional shares of SWB common stock in connection with the merger, but will instead pay cash for any fractional share interests.  The amount of cash will be determined by multiplying the fractional share interest by the value of SWB common stock used to determine the stock portion of the merger consideration, as defined in the reorganization agreement.

Downward Adjustment of Merger Consideration.  The merger consideration will be reduced if the tangible shareholders’ equity of FCB is less than $29,546,000 as of the last day of the calendar month immediately preceding the closing date.    Pursuant to the terms of the reorganization agreement, tangible shareholders’ equity is defined as the aggregate shareholders’ equity of FCB, determined on a consolidated basis in accordance with generally accepted accounting principles, less an amount equal to any intangible assets reflected on the books of FCB or FC Bank.  More specifically, as a result of such an event, the merger consideration would be reduced to an amount equal to (i) $41,659,860 minus (ii) the product of 1.41 times the excess, if any, of (A) $29,546,000 over (B) the amount of the tangible shareholders’ equity of FCB as of the last day of the calendar month immediately preceding the closing date.

As of June 30, 2015, the tangible shareholders’ equity of FCB was approximately $30,848,248, and will be increased or decreased, as the case may be, by the amount of net income or net loss, respectively, of FCB through the last day of the calendar month immediately preceding the closing date.  Management of FCB estimates that net income will be approximately $426,080 from July  1, 2015, through September 30, 2015 (the last day of the calendar month immediately preceding the estimated closing date).  The calculation of tangible shareholders’ equity will include a decrease for the following costs and expenses of FCB and FC Bank, on an after tax equivalent basis, currently estimated to be, in the aggregate, approximately $913,500:

•	any and all costs related to the transactions contemplated by the reorganization document, which would include, among other items, any:
•	legal fees and accounting fees; and
•	payments to be made to Mr. Canton, Mr. McClanahan, Ms. Webb and Mr. Groves under their respective termination agreements with FC Bank.

The table set forth below shows the estimate for the after-tax amounts that would affect the calculation of FCB’s tangible shareholders’ equity, assuming the closing of the merger in October 2015.

Estimate (‘000s)
Tangible shareholders’ equity as of June 30, 2015	$ 30,848.2
Estimated costs and expenses of FCB and FC Bank related to the merger and other required deductions:

After-tax costs related to the transactions contemplated by the reorganization agreement:
legal and accounting fees	(173.3)
Payments to employees under termination agreements	(425.3)
Provision to allowance for loan and lease losses	(315.0)
Estimated after-tax income from July 1, 2015 through September 30, 2015	426.1
Less: Decrease in accumulated other comprehensive income since December 31, 2014	(88.0)
Estimated tangible shareholders’ equity as of September 30, 2015	$ 30,272.7

These amounts are only estimates and are based upon several assumptions, many of which are beyond the control of FCB and FC Bank.  Accordingly, the actual amount of FCB’s tangible shareholders’ equity may vary from these estimated amounts.

Adjustment to Stock Portion of Merger Consideration.  The stock portion of the merger consideration is also subject to adjustment if the average stock price of SWB’s common stock for the ten consecutive trading days ending on the fifth trading day prior to closing is either (i) less than $13.50, or (ii) greater than $21.50.  If the average stock price is less than $13.50 and assuming no reduction in the overall merger consideration as described above, the aggregate number of shares of SWB common stock to be issued to FCB shareholders would be 1,573,816.  If, however, the average stock price is greater than $21.50 and assuming no reduction in the overall merger consideration as described above, the aggregate number of shares of SWB common stock to be issued to FCB shareholders would be 998,210.

Dividend of Excess Shareholders’  Equity.    Pursuant to the terms of the reorganization agreement, FCB may declare and pay a dividend which results in the distribution to FCB’s shareholders of its undistributed net income earned between January 1, 2015 and the day immediately prior to the closing date; provided, however, that no such dividend may be paid if the tangible shareholders’ equity of FCB is less than the lower of (i) the tangible shareholders’ equity of FCB on the last day of the calendar month immediately preceding the closing date, or (ii) $29,546,000.  The reorganization agreement also provides that FC Bank’s allowance for loan and lease losses must be at least $4,295,000 on the last day of the calendar month immediately preceding the closing date and on the closing date.  Based upon the foregoing assumptions, this final dividend is currently estimated to be approximately $726,853 (i.e., the excess of $30,272,853 over $29,546,000). This amount is an estimate only and is based upon several assumptions, many of which are beyond the control of FCB and FC Bank.  Accordingly, the actual amount of the final dividend, if any, may vary from this estimated amount.

If a dividend is declared by FCB prior to closing but remains unpaid as of closing, FCB shall deliver to Bank SNB at closing, (i) a shareholders list as of the record date for the payment of the dividend, and (ii) sufficient cash to pay the dividend.  Subject to its receipt of the shareholders list and the funds, Bank SNB shall act as the paying agent for the dividend.

Background of the Merger

 FCB has, from time to time in recent years, considered the strategic options available to it as an independent bank, as an acquirer and consolidator in the Oklahoma and Colorado markets, or through a merger with and into another institution.  The growth trajectory of FCB since its inception in 1996 resulted in the executive officers and board of directors of FCB electing to continue an organic growth pattern until recently.  The stable FCB shareholder base has held its illiquid stock, in most cases, for extended periods.  As a result of the series of events described below, in 2014, the executive officers and board of directors of FCB began to consider the possibility of entering into a merger or other business combination that would provide liquidity to shareholders and allow FCB to become part of a larger enterprise that could more readily adapt to the changing landscape for banks and other depository institutions.

In December 2013, Mark Funke, the CEO of SWB, contacted Steve Davis, FCB’s Chairman, and arranged a lunch meeting for January 3, 2014.  At that lunch, Mr. Funke outlined his vision for the growth of SWB, including the possibility of strategic acquisitions in core metropolitan markets where SWB already had a substantial presence.  Mr. Funke indicated that SWB had, in consultation with its advisors, concluded that FCB might be a particularly good fit for such an acquisition.  At that time, FCB had not yet begun considering the possibility of a sale or merger, and Mr. Davis informed Mr. Funke of that fact.  However, Mr. Davis also agreed to discuss the possibility of such a transaction with FCB’s board and report back to Mr. Funke if there was any interest.

At the next three monthly meetings of FCB’s board, culminating with FCB’s April 2014 board meeting, FCB’s directors discussed the possible wisdom of considering a sale or merger.  On April 24, 2014, Mr. Davis was authorized by FCB’s board of directors to explore the possibility of a transaction further with Mr. Funke and SWB.  A working group within FCB’s board was formed, comprised of Mr. Davis, Jim Canton, Gary McClanahan, Marc Rowland, Mike Bickford, Randel Shadid and Mark Gautreaux.  That working group, using input previously gathered from the entire board, outlined the terms upon which it believed FCB might consider an acquisition.  This occurred in the latter part of April 2014, and led to a conference call between Mr. Davis and Mark Funke, Joe Shockley and Rusty LaForge (SWB’s Chief Executive Officer, Chief Financial Officer and General Counsel, respectively) on May 2, 2014.  A general outline of the terms upon which FCB would consider a transaction, and the parties’ agreement to circulate and execute a confidentiality agreement were discussed in this call.  In the following days, a Confidentiality Agreement was prepared, and was ultimately executed by both FCB and SWB on May 5, 2014.

Thereafter, SWB reviewed basic financial and preliminary diligence information on FCB and the parties negotiated the terms of a proposed transaction.  FCB and SWB entered into a letter of intent (the “2014 LOI”) which outlined the principal elements of a proposed merger transaction on June 20, 2014.  The 2014 LOI contemplated a purchase price of 1.60 times the tangible book value of FCB, and merger consideration was to be comprised of 30% cash and 70% SWB stock.  Among other things, a due diligence period was provided in the 2014 LOI, allowing SWB to conduct due diligence for a period of forty-five (45) days following June 20, 2014.

Thereafter, SWB requested and reviewed a significant amount of diligence information, although it had only very limited discussions with FCB’s credit and loan personnel.  SWB did, however, review a number of FCB credit files.

On July 22, 2014, Messrs. Funke, Shockley and LaForge called Mr. Davis and notified him that SWB had decided to terminate the 2014 LOI, stating that SWB’s preliminary review of FCB’s credit files caused SWB to believe it would not be willing to pay the price provided for in the 2014 LOI, or move forward with the transaction.  No specific credits or loan relationships were discussed.  In this brief conference call, Mr. Funke also indicated that SWB had concerns about the change of control provisions in FCB’s executive officers’ employment agreements.  There was no negotiation in this call, because SWB had unilaterally decided not to proceed under the 2014 LOI.  On July 23, 2014, SWB delivered to FCB a letter formally terminating the 2014 LOI.

Because of SWB’s indication that there were concerns with regards to FCB’s credit culture and/or credit files and monitoring, FCB thereafter undertook an extensive internal analysis of its loan portfolio, and also considered several possible outside credit review consultants or accounting firms.  Ultimately, FCB retained an accounting firm to complete specific procedures over their loan portfolio.  These procedures included the assessment of the level of repayment risk for selected borrowers and the accuracy of the assignment of risk grades by loan officers.  The accounting firm also provided data for management to understand the overall quality of the loan portfolio and made recommendations for improvement in FCB’s loan review process.

The procedures were completed by the accounting firm during the fall of 2014.  The accounting firm issued a report on FCB’s loan portfolio dated October 31, 2014, and also provided a presentation to Steve Davis, Mike Bickford, Jim Canton, Gary McClanahan and Lynn Groves of FCB on October 3, 2014.  The report suggested improvements to FCB’s documentation procedures, but made only minimal changes in FCB’s classification of criticized, classified and nonaccrual loans.

In addition, FCB underwent its regularly scheduled examination by the FDIC in December 2014, with an exit meeting in January 2015.

As a result of the FCB board of directors’ decision to consider a possible sale transaction in conjunction with the 2014 LOI, and the examination of FCB’s credit portfolio by regulators and the accounting firm in the fall and winter of 2014, FCB’s board decided the timing was appropriate to further explore a potential sale transaction.  The board’s decision was that Mr. Davis should contact SWB and one other Oklahoma City-based bank’s CEO to gauge potential interest.  If a transaction seemed unlikely to occur on acceptable terms as a result, FCB contemplated engagement of an investment banker to explore a broader range of potential acquirers.

On January 3, 2015, Mr. Davis contacted Mark Funke by e-mail, and they had a brief telephone conversation.  On January 7, 2015, Messrs. Funke and Davis, together with Rusty LaForge, the general counsel of SWB, discussed the possibility of amending the existing confidentiality agreement and reopening the discussion of a merger transaction between FCB and SWB.  In light of the lack of dialogue in conjunction with the termination of the 2014 LOI, it was agreed that FCB would allow SWB an opportunity to comprehensively review FCB’s credit portfolio, and that any identified concerns regarding either the credit portfolio or the referenced employment agreements would be dealt with as a condition precedent to the entry into any letter of intent between FCB and SWB.

Commencing January 8, 2015, FCB provided SWB with comprehensive credit portfolio information, including the accounting firm’s report discussed above.  SWB and FCB credit personnel engaged in the sharing of questions and information, so as to come to a mutual understanding of relevant facts related to FCB’s credit portfolio, to the fullest extent possible.  It was also agreed that any costs associated with the termination of existing executive officer employment agreements would be borne by FCB in any resulting transaction.

At no time in this process did FCB engage an investment banking firm.  However, for a number of months, FCB’s board monitored a significant amount of readily-available information regarding merger and acquisition pricing for deals closed on banks and other depository institutions, especially in the southwest United States.

On February 27, 2015, Mr. Davis, on behalf of FCB, met with Messrs. Funke and Shockley to discuss the broad terms of a potential transaction.  Before doing so, Mr. Davis had received direction from the FCB working group (Messrs. Canton, McClanahan, Rowland, Bickford, Shadid and Gautreaux) with regard to the proposed transaction terms and pricing.

On March 10, 2015, an extended conference call was held which involved Messrs. Funke, Shockley, LaForge and Gregg Jaynes (SWB’s Executive Vice President and Chief Human Resources Officer) to discuss the possible terms of a new letter of intent, specifically addressing all material transaction terms.

At FCB’s board meeting on March 19, 2015, Mr. Davis outlined the terms that had been discussed with SWB’s senior executives, and received approval to proceed with negotiations consistent with those terms.  FCB and SWB finalized those negotiations, which resulted in the execution of a new letter of intent dated April 1, 2015 (the “2015 LOI”) containing the material terms that were ultimately included in the reorganization agreement.  Consistent with the terms of the 2015 LOI, SWB conducted additional and substantial due diligence throughout the month of April 2015, and the parties provided their respective notices of intent to proceed on April 30, 2015.

Consistent with the 2015 LOI, SWB provided FCB and its advisors with an initial draft of the reorganization agreement on May 6, 2015.  The respective parties and their legal, accounting and financial advisors discussed and worked on various legal and business points in the draft reorganization agreement over the next couple of weeks.  By May 19, 2015, the reorganization agreement was in substantially final form, and was conditionally approved by SWB’s board of directors.  FCB’s board of directors received a detailed presentation from its counsel and Chairman regarding the reorganization agreement, its terms, and the terms of the merger, then likewise conditionally approved the execution of the reorganization agreement at FCB’s monthly board meeting on May 21, 2015.  At that meeting, FCB’s board of directors unanimously passed the resolutions approving entry into the reorganization agreement.

Thereafter, the parties worked to finalize the reorganization agreement and all necessary ancillary documents, pursuant to the prior approvals received from both boards of directors.  The reorganization agreement was executed on May 27, 2015, and SWB announced the transactions described in the reorganization agreement after closing of the financial markets on May 27, 2015.  On June 23, 2015, the reorganization agreement was amended to correct the description of the amount of cash to be paid in lieu of issuing fractional shares.

Recommendation of FCB’s Board and Its Reasons for the Merger

FCB’s board of directors believes that the merger is in the best interests of FCB and its shareholders.  Accordingly, FCB’s board of directors has unanimously approved the merger and the reorganization agreement and unanimously recommends that FCB’s shareholders vote “FOR” approval of the reorganization agreement.    The board believes that combining with SWB will create a stronger and more diversified organization that will provide significant benefits to FCB’s shareholders and customers alike.

The terms of the reorganization agreement, including the consideration to be paid to FCB’s shareholders, were the result of arm’s length negotiations between representatives of FCB and representatives of SWB.  In arriving at its determination to approve the reorganization agreement, FCB’s board of directors considered a number of factors, including the following:

•	FCB’s board of directors familiarity with and review of information concerning the business, results of operations, financial condition, competitive position and future prospects of FCB;
•

the current and prospective environment in which FCB operates, including national, regional and local economic conditions, and the competitive environment for banks, thrifts and other financial institutions generally;

•	the increased regulatory burdens on financial institutions generally and the trend toward consolidation in the banking industry and in the financial services industry;
•

that shareholders of FCB will receive part of the merger consideration in shares of SWB common stock, which are publicly traded on the NASDAQ Global Select Market, contrasted with the absence of a public market for FCB’s common stock;

•	the expected treatment of the merger as a “reorganization” within the meaning of Section 368(a) of the Code with respect to the FCB common stock exchanged for SWB common stock;
•

the results that FCB could expect to obtain if it continued to operate independently, and the likely benefits to shareholders of that course of action, as compared with the value of the merger consideration offered by SWB;

•	the ability of SWB to pay the cash portion of the merger consideration;
•	the ability of SWB to receive the requisite regulatory approvals in a timely manner;
•

the terms and conditions of the reorganization agreement, including the parties’ respective representations, warranties, covenants and other agreements, the conditions to closing, including a provision that permits FCB’s board of directors, in the exercise of its fiduciary duties, under certain conditions, to furnish information to a third party that has submitted an unsolicited proposal to acquire FCB;

•	that a merger with a larger holding company would provide the opportunity to realize economies of scale, increase efficiencies of operations and enhance the development of new products and services;
•

that some of FCB’s directors and officers have other financial interests in the merger in addition to their interests as FCB’s shareholders, including financial interests that are the result of compensation arrangements with FC Bank, the manner in which such interests would be affected by the merger, as well as the new employment agreements that certain of these persons will enter into with Bank SNB in connection with the merger;

•	the requirement that FCB conduct its business in the ordinary course and the other restrictions on the conduct of the FCB’s business before completion of the merger, 36 which may delay or prevent FCB from undertaking business opportunities that may arise before completion of the merger; and
•

information from investment banks, accounting firms and other resources, which has for several years been closely monitored by FCB’s board of directors regarding the price and terms in acquisitions of comparable bank holding companies located in the southwest United States.

The reasons set out above for the merger are not intended to be exhaustive but do include all material factors considered by the board of directors of FCB in approving the merger and the reorganization agreement.  In reaching its determination, the board of directors of FCB did not assign any relative or specific weight to different factors, and individual directors may have given different weight to different factors.  Based on the reasons stated above, the board of directors of FCB believed that the merger is in the best interest of FCB and its shareholders and therefore the board of directors of FCB unanimously approved the reorganization agreement.  In addition, each member of FCB’s board of directors has agreed to vote the stock of FCB over which he or she has voting authority in favor of the reorganization agreement.

FCB’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE REORGANIZATION AGREEMENT.

SWB’s Reasons for the Merger

As a part of SWB’s growth strategy, SWB routinely evaluates opportunities to acquire financial institutions. The acquisition of FCB and its wholly-owned subsidiary FC Bank is consistent with SWB’s expansion strategy. SWB’s board of directors, senior management and certain lenders reviewed the business, financial condition, results of operation and prospects for FC Bank, the market condition of the market area in which FC Bank conducts business, the compatibility of the management and the proposed financial terms of the transaction. In addition, SWB’s board of directors considered the following factors, which it considered material to its determination to approve the merger and the reorganization agreement:

•

that the transaction will expand SWB’s footprint in the Oklahoma City, Oklahoma area with the addition of five branches and over $200 million in deposits, resulting in a top-10 deposit market share ranking for Bank SNB in the Oklahoma City MSA on a pro forma basis;

•	that the merger will provide SWB with a strategic entry point into Colorado, with the opportunity to grow and expand the market;
•	that the merger is expected accretively deploy a significant portion of Bank SNB’s excess capital;

•	that Bank SNB and FC Bank have complementary cultures with strong ties to the communities that they serve and a customer service focus;

•	economies of scale generated from adding FC Bank customers to Bank SNB’s existing infrastructure;

•	that the board believes the merger presents low levels of credit risk to Bank SNB;

•	that the smaller size of the transaction and the fact that Bank SNB and FC Bank share primary markets will ease integration of the two banks; and

•	the financial condition and valuation of both FCB and SWB.

While management of SWB believes that revenue opportunities will be achieved and costs savings will be obtained following the transaction, SWB has not quantified the amount of enhancements or projected the areas of operation in which such enhancements will occur.

In view of the variety of factors considered in connection with its evaluation of the transaction, the SWB board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to factors it considered. Further, individual directors may have given differing weights to different factors. In addition, the SWB board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. Rather, the board conducted an overall analysis of the factors it considered material, including thorough discussions with, and questioning of, SWB’s management.

Exchange of FCB Stock Certificates

Promptly after the effective time of the merger, SWB will deposit with or make available to Bank SNB, as exchange and transfer agent, shares of SWB common stock and cash to be exchanged for shares of FCB common stock in accordance with the reorganization agreement (the “Exchange Fund”). With the intent to be within five days of the effective time of the merger, SWB will cause the exchange agent to mail to each record holder of FCB common stock a letter of transmittal and instructions describing the procedures for surrendering stock certificates representing shares of FCB common stock in exchange for shares of SWB common stock and cash. Please do not send the exchange agent any stock certificates until you receive these instructions. Stock certificates delivered to the exchange agent without a properly completed letter of transmittal will be rejected and returned for corrective action.

Until surrendered in accordance with the instructions of the exchange agent, other than shares of FCB common stock subject to the exercise of appraisal rights, each stock certificate representing shares of FCB common stock will represent after the effective time of the merger only the right to receive, without interest, the merger consideration and any cash in lieu of a fractional share of SWB common stock to be issued or paid upon surrender of such stock certificate.

If any certificate representing shares of FCB common stock is lost, stolen or destroyed, upon (i) the making of an affidavit of such fact by the person claiming the certificate to be lost, stolen or destroyed and, (ii) if required by the exchange agent, either (a) the posting by such person of a bond in form and substance reasonably satisfactory to the exchange agent, or (b) such person entering into an indemnification agreement in a form acceptable to SWB whereby such shareholder agrees to indemnify SWB and the exchange agent against any claim that may be made against SWB or the exchange agent with respect to the certificates alleged to have been lost, stolen, or destroyed, SWB will pay the merger consideration attributable to such lost, stolen or destroyed certificate.

To the extent permitted by law, you will be entitled to vote after the effective time of the merger at any meeting of SWB’s shareholders the number of whole shares of SWB common stock into which your shares of FCB are converted, regardless of whether you have exchanged your FCB stock certificates for SWB stock certificates.  Whenever SWB declares a dividend or other distribution on the SWB common stock which has a record date after the effective time of the merger, the declaration will include dividends or other distributions on all shares of SWB common stock issuable pursuant to the reorganization agreement.  However, no dividend or other distribution payable to the holders of record of SWB common stock will be delivered to you until you surrender your FCB stock certificates for exchange as described above.  Upon surrender of your FCB stock certificates, the certificate representing the SWB common stock into which your shares of FCB common stock have been converted, together with your share of the cash portion of the merger consideration, any cash in lieu of any fractional share of SWB common stock to which you would otherwise be entitled and any undelivered dividends, will be delivered and paid to you, without interest.

Any portion of the Exchange Fund that remains unclaimed by the shareholders of FCB at the expiration of six months after the effective time of the merger will be paid to SWB. In such event, any former shareholders of FCB who have not previously complied with the exchange procedures set forth in the reorganization agreement and instructions from the exchange agent will look only to SWB with respect to the merger consideration, any cash in lieu of any fractional shares as determined pursuant to the reorganization agreement, in each case, without any interest.  Neither SWB nor FCB will be liable to any holder of FCB common stock for any portion of the merger consideration that is delivered to a public official pursuant to any applicable abandoned property, escheat, or similar law.

SWB and the exchange agent, as the case may be, will be entitled to deduct and withhold, if necessary, from the cash consideration payable pursuant to the reorganization agreement to any holder of FCB common stock such amounts as SWB or the exchange agent is required to deduct or withhold under applicable tax laws, and any such withheld amounts that are paid to the appropriate taxing authorities will be treated for purposes of the reorganization agreement as having been paid to the holder of FCB common stock from whom such amounts were deducted or withheld.

Effective Time of the Merger

The merger will become effective at the date and time specified in the certificate of merger to be filed with the Secretary of State of Oklahoma.  If the shareholders of FCB approve the reorganization agreement at the special meeting, and if all required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the fourth quarter of 2015, although delays could occur.

We cannot assure you that we can obtain the necessary shareholder and regulatory approvals or that the other conditions to completion of the merger can or will be satisfied.

Treatment of FCB Options

Pursuant to the terms of the FCB Amended and Restated Stock Option Plan and each underlying option agreement, each option to acquire FCB common stock will become exercisable in conjunction with the closing.  The board of directors of FCB will set a date prior to which all options may be exercised by the holder of such option.    We expect all options to be exercised utilizing the cashless exercise method permitted by the plan. If all such options are exercised utilizing the cashless exercise method permitted by the plan, a total of 24,914 additional shares of FCB common stock would be issued prior to the closing.

Conduct of Business Pending Effective Time

From the date of the reorganization agreement to and including the closing date, unless permitted by the reorganization agreement, or unless SWB otherwise agrees in writing, FCB and FC Bank have agreed to:

•	conduct their affairs (including the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices; and
•

use their best efforts to preserve intact their present business organizations, keep available the services of their present employees, and preserve their goodwill with customers and others having business relationships with them.

From the date of the reorganization agreement to and including the closing date, unless permitted by the reorganization agreement, or unless SWB otherwise consents in writing, FCB and FC Bank have agreed not to:

•

declare, set aside or pay any dividend or other distribution with respect to its capital stock on or after the last day of the calendar month immediately preceding the closing date, except that if, on the closing date, (A) the tangible shareholders’ equity of FCB, as calculated pursuant to the reorganization agreement, is not less than the lower of (i) the tangible shareholders’ equity of FCB on the last day of the calendar month immediately preceding the closing date, or (ii) $29,546,000, then FCB may distribute to its shareholders an amount equal to the net income earned by FCB since January 1, 2015;

•

other than the issuance of FCB common stock upon the exercise of stock options outstanding as of the date of the reorganization agreement, issue, grant, sell or otherwise authorize the issuance of any shares of its capital stock or issue, grant, modify or authorize any options, warrants, rights, convertible securities or commitments of any kind relating to the issuance or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization of capital stock;

•	amend its certificate of incorporation or bylaws;
•	impose, or suffer the imposition, on any share of FC Bank stock held by FCB of any material lien, charge or encumbrance;

•	waive or release any right or cancel or compromise any debt or claim, except in the ordinary course of business;
•

increase the rate of compensation of any of its directors, executive officers or employees, or pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to, any of its directors, officers or employees;

•

enter into or, except as may be required by law, modify any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, or other employee benefit, incentive or welfare contract, plan or arrangement in respect of any of its directors, officers or employees;

•	make any contribution to any employee benefit plan, except in the ordinary course of business consistent with past practice;
•	enter into any agreement, arrangement or commitment other than in the ordinary course of business;
•	enter into any agreement relating to the borrowing of money or guarantee of any such obligation;
•

enter into any agreement or arrangement relating to the employment of, or severance of, an officer, employee or consultant or amend any such existing agreement, except that an individual may be employed in the ordinary course of business if the employment of such employee is terminable at-will without liability other than as required by law;

•

change its method of accounting or any of its methods of reporting income and deductions for federal income tax purposes from those employed for the year ended December 31, 2014, except as required by law or generally accepted accounting principles;

•	purchase or otherwise acquire any assets, except in the ordinary course of business consistent with past practices;
•	sell or otherwise dispose of any assets or incur any liabilities, except in the ordinary course of business and consistent with past practices;
•	make any capital expenditures or commitments in excess of $25,000 per expenditure or exceeding $100,000 in the aggregate (such amounts to be determined collectively for FCB and FC Bank);
•	file any application or make any contract with respect to branching, site location or relocation or closing of a branch;
•	acquire any business or entity;
•	engage in any transaction with any of its affiliates, except in the ordinary course of business and consistent with past practices, and which (i) in the case of any loan or 41 deposit is made on terms substantially similar to those for comparable transactions with non-affiliates, and (ii) is in compliance with applicable laws;
•	enter into any agreement for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;
•	discharge or satisfy any material lien or pay any material obligation or liability, whether absolute or contingent, except in the ordinary course of business or at scheduled maturity;
•	invest in any investment securities other than federal funds or such other securities as SWB shall approve in writing;
•

purchase any loan participation in, or make or commit to make any new loan or letter of credit, or make or commit to make any new or additional discretionary advance under any existing line of credit (i) in principal amounts in excess of $250,000 or that would increase the aggregate credit outstanding to any one borrower (or group of affiliated borrowers) by more than $250,000, or (ii) regardless of amount (A) to any officer or director or to any affiliate of an officer or director, and (B) to any borrower or affiliate of such borrower who has an existing loan identified as a classified or watch-list loan;

•	extend or renew any loan, line of credit or letter of credit (or a participation therein) in a principal amount in excess of $500,000;
•

purchase any broker deposits, materially alter its method of establishing interest rates on deposit products, or increase the rates it pays on deposit products, except for increases pursuant to changes in the rates paid on such deposit products generally in the county in which the banking center offering such product is located;

•	fail to mark to market, in a manner consistent with past practices and as required by generally accepted accounting principles, any investment and available for sale securities owned by it; or
•

knowingly take any action that would cause any of its representations and warranties made in the reorganization agreement to be inaccurate in any material respect at the closing or that could reasonably result in any material delay in the closing.

From the date of the reorganization agreement through the last business day prior to the closing date, FC Bank has agreed to email its daily loan activity report to SWB.  In addition, with respect to certain proposed extensions of credit, as described in the reorganization agreement, prior to making the proposed extension of credit, FC Bank has agreed to submit the loan credit memorandum with respect to the proposed extension of credit to SWB for approval.

FCB has also agreed to:

•	cause FC Bank to maintain its practice of charging off or down loans against its allowance for loan and lease losses in accordance with past practices;

•	cause FC Bank to have an allowance for loan and lease losses of not less than $4,295,000 as of the last day of the calendar month immediately preceding the closing date and as of the closing date; and
•

use commercially reasonable efforts to eliminate from the books of FC Bank, by collection, sale, assignment, distribution or otherwise, certain specified loans made by FC Bank and the related promissory notes.

From the date of the reorganization agreement through the closing date, FCB and FC Bank have agreed to permit a representative of SWB to observe all meetings of the board of directors of FCB and FC Bank (and all committees thereof); provided, that such representative shall not have the right to observe the portions of any meetings concerning the reorganization agreement or the transactions contemplated thereby.

For a complete description of all restrictions on the conduct of the business of FCB and FC Bank,  we refer you to the reorganization agreement, which is attached as Appendix A to this proxy statement/prospectus.

No Solicitation

FCB and FC Bank agreed that neither they,  nor any of their respective affiliates or agents, will:

•

directly or indirectly solicit, initiate or participate in any negotiations with any third party with respect to any acquisition proposal, whether by business combination, sale of securities or assets or otherwise; or

•	disclose to any third party any information concerning FCB or FC Bank in connection with any acquisition proposal.

Promptly following the receipt of any acquisition proposal or any inquiry or request for information which FCB reasonably believes would lead to an acquisition proposal, FCB is required to communicate to SWB the terms and conditions of such acquisition proposal, inquiry or request for information and the identity of the parties involved.  FCB is also required to keep SWB informed in all material respects of the status and details of any such acquisition proposal, inquiry or request for information.

Provided that FCB has complied with the restrictions set forth above, if after the date of the reorganization agreement and before obtaining approval of the reorganization agreement by its shareholders, FCB receives an unsolicited acquisition proposal, it may engage in negotiations and discussions with, and furnish any information to, any person making such acquisition proposal if, and only if, the board of directors of FCB determines in good faith, after consultation with outside counsel, that (i) such acquisition proposal is a superior proposal, and (ii) the failure of the FCB board of directors to furnish such information or enter into any such discussions or negotiations would reasonably be expected to be a violation of its fiduciary duties to the shareholders of FCB; but before furnishing any nonpublic information to, or entering into discussions or negotiations with the person making such acquisition proposal, FCB must (x) notify SWB of the identity of such person and of FCB’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person, (y) receive from such person an executed confidentiality agreement with terms not materially less restrictive than those contained in the confidentiality agreement entered into with SWB, and (z) contemporaneously with furnishing any information to such person, furnish such information to SWB.

An “acquisition proposal” means a proposal from a person other than SWB regarding any of the following:  (i) the disposition of any of the equity securities of FCB or FC Bank or any option with respect thereto; (ii) the merger of FCB or FC Bank with another person; (iii) any disposition of all or any significant portion of the assets of FCB or FC Bank not in the ordinary course of business; or (iv) any similar transaction.  A “superior proposal” means any unsolicited offer made by a third party to consummate a tender offer, exchange offer, merger, consolidation, share exchange or similar transaction which will result in such third party (or its shareholders) owning, directly or indirectly, all of the FCB common stock then outstanding or substantially all of the assets of FCB and its subsidiaries, and otherwise on terms which the board of directors of FCB determines in good faith to be more favorable to FCB’s shareholders from a financial point of view than the merger.

Conditions to Completion of the Merger

The reorganization agreement contains a number of conditions to the obligations of SWB and FCB to complete the merger that must be satisfied as of the closing date, including, but not limited to, the following:

•	approval of the reorganization agreement by all necessary corporate action, including approval by the holders of a majority of the outstanding shares of FCB common stock;
•

receipt of all required regulatory approvals of the transactions contemplated by the reorganization agreement, including the merger of FC Bank with and into Bank SNB, in a manner that does not impose any conditions or restrictions which, in the reasonable judgment of SWB, would materially and adversely affect the operations or prospects of FCB or FC Bank;

•	absence of any laws, rules, orders or decrees that prohibit, restrict, or make illegal the consummation of the transactions contemplated by the reorganization agreement;
•

the registration statement of which this proxy statement/prospectus forms a part has become effective and no stop order suspending its effectiveness is in effect and no proceeding for that purpose has been initiated and continuing or threatened by the SEC, and all necessary approvals under state securities laws relating to the issuance or trading of the SWB common stock to be issued have been received;

•	the shares of SWB common stock to be issued to FCB shareholders being authorized for listing on the NASDAQ Global Select Market;
•

the other party’s representations and warranties contained in the reorganization agreement being true and correct in all material respects as of the date of the reorganization agreement and as of the date of the closing and receipt of a certificate signed by an appropriate representative of the other party to that effect;

•	the absence of a material adverse change in the condition (financial or otherwise), results of operation, business, assets, liabilities, properties, or operations of either party taken as a whole;
•

the performance or compliance in all material respects by each party with its respective covenants and obligations required by the reorganization agreement to be performed or complied with before the closing of the merger and receipt of a certificate signed by an appropriate representative of the other party to that effect; and

•	the absence of any proceeding initiated by a governmental entity seeking to prevent consummation of the transactions contemplated by the reorganization agreement.

In addition to the conditions listed above, SWB’s obligation to complete the merger is subject to the satisfaction of the following conditions:

•	that certain stock transfer agreement, dated May 15, 1996, between certain of the shareholders of FCB having been terminated;
•

all consents, approvals, waivers and other assurances from all non-governmental third parties which are required to be obtained under the terms of any contract, agreement or instrument to which FCB or FC Bank is a party or is otherwise bound having been obtained;

•	each of the non-employee directors of FCB and FC Bank having entered into a restrictive covenant with SWB;
•	FC Bank’s allowance for loan and lease losses as of the closing date must be not less than $4,295,000;
•

the tangible shareholders’ equity of FCB on the closing date must not be less than the lower of (i) the tangible shareholders’ equity of FCB on the last day of the calendar month immediately preceding the closing date, or (ii) $29,546,000; and

•	each of James Canton, Shannan Webb and Lynn Groves having terminated their employment agreements with FC Bank and entered into an employment agreement with Bank SNB;
•	each of the directors and officers of FCB and FC Bank having resigned from such position(s);
•	Gary McClanahan having terminated his employment agreement with FC Bank and entered into a retention agreement with Bank SNB; and
•	holders of no more than 5% of the outstanding FCB common stock having demanded payment of the appraised fair value of their shares

Any condition to the completion of the merger, except the required shareholder and regulatory approvals, and the absence of an order or ruling prohibiting the merger, may be waived in writing by the party to the reorganization agreement entitled to the benefit of such condition.

Additional Agreements

In addition to the agreements described above, each party agreed in the reorganization agreement to take certain other actions, including but not limited to:

•

use commercially reasonable efforts to take or cause to be taken all actions necessary or advisable to complete the transactions contemplated by the reorganization agreement on or before October 1, 2015, or as promptly as practicable after the requisite regulatory and other approvals have been obtained, including such actions as are necessary, proper or advisable in connection with filing applications with, or obtaining approvals from, all regulatory authorities having jurisdiction over the transactions contemplated by the reorganization agreement;

•

consult with the other with respect to obtaining all necessary consents and approvals of third parties and keep the other party apprised of the status of such applications, notices or other approvals required to consummate the transactions contemplated by the reorganization agreement;

•	hold in confidence all information concerning the other in accordance with the terms of the confidentiality agreement dated May 5, 2014, between SWB and FCB;
•

agree with the other with respect to the form and substance of press releases related to the reorganization agreement and the transactions contemplated thereby and to consult with each other as to the form and substance of other public disclosures that may relate to the transactions contemplated by the reorganization agreement;

•

promptly supplement or amend any materials previously disclosed and delivered to the other party with respect to any matter arising after the date of the reorganization agreement, which, if existing, occurring or known on the date of the reorganization agreement, would have been required to be disclosed or which is necessary to correct any information in such prior disclosure which has been rendered inaccurate as a result of such matter;

•	use commercially reasonable efforts to cause the merger to qualify as a “reorganization” within the meaning of Section 368 of the Code; and
•

promptly inform the other party of any facts applicable to it that would be likely to prevent or materially delay approval of the transactions contemplated by the reorganization agreement by any governmental entity or third party or which would otherwise prevent or materially delay completion of the transactions contemplated by the reorganization agreement.

FCB, and FC Bank where applicable, agreed in the reorganization agreement to take certain other actions, including but not limited to:

•

give SWB reasonable access to all of FCB’s and FC Bank’s properties and personnel and to make available to SWB all books and records relating to the assets, properties, operations, obligations and liabilities of FCB and FC Bank;

•	deliver or make available to SWB all unaudited quarterly financial statements and all reports filed by FCB and FC Bank with their bank regulators;
•

allow SWB to designate one representative who will be invited to attend the board of directors meetings of FCB and FC Bank held prior to completion of the merger, but such representative will have no voting rights and may be excluded from certain sessions;

•

upon written request of SWB, provide SWB all information concerning FCB required for inclusion in this proxy statement/prospectus, or any other application, statement or document to be made or filed in connection with the merger and the other transactions contemplated by the reorganization agreement;

•	pay all expenses of FCB, FC Bank and all other subsidiaries in the usual, regular and ordinary course in substantially the same manner as historically conducted;
•	at the request of SWB, terminate FC Bank’s 401(k) Plan, thereby causing each participant’s accounts thereunder to be fully vested;
•	use commercially reasonable efforts to cause the shareholders of FCB to terminate a certain stock transfer agreement, dated May 15, 1996;
•	provide SWB, at or prior to the fifth business day preceding closing, a list of all internal and examiner classified loans and watch listed loans as of the most recent month end;
•	provide SWB, at or prior to the fifth business day preceding closing, a list of all other real estate owned by FC Bank as of the closing date
•

consistent with generally accepted accounting principles and applicable banking laws and regulations, to make such accounting entries as SWB may reasonably request in order to conform the accounting records of FCB to the accounting policies and practices of SWB; and

•

cause one or more representatives of FCB and FC Bank to confer on a monthly or more frequent basis with representatives of SWB regarding its financial condition, operations, business and prospects and matters relating to the completion of the transactions contemplated by the reorganization agreement.

SWB agreed in the reorganization agreement to take certain other actions, including but not limited to:

•

assume all of the obligations of FCB under a certain indenture, dated September 4, 2003, by and between FCB and Wilmington Trust Company, as trustee, and perform FCB’s obligations under a certain guaranty agreement, dated September 4, 2003, by and between FCB and Wilmington Trust Company, as trustee;

•	file all documents required to be filed to have the SWB common stock to be issued pursuant to the reorganization agreement included for listing on the NASDAQ 47

Global Select Market and use commercially reasonable efforts to effect said listing; and
•

prepare and file a registration statement with the SEC with respect to the SWB common stock to be issued pursuant to the reorganization agreement, and use commercially reasonable efforts to cause the registration statement to become effective.

In addition, FCB and FC Bank agreed to use commercially reasonable efforts to eliminate from the books of FC Bank, by collection, sale, assignment, distribution or otherwise, certain specified loans made by FC Bank and the related promissory notes.  In the event any identified loan (or any real or personal property accepted prior to the closing in satisfaction or partial satisfaction of such loan) remains on the books of FC Bank or FCB as of the last business day prior to the closing, FCB is required, prior to the closing, to cause each such identified loan or asset to be charged-off of the books of FC Bank or FCB in full, and such charge-off will be made and reflected for all purposes on the books of FC Bank and/or FCB as of the last day of the calendar month immediately preceding the closing date.

Representations and Warranties of FCB and SWB

In the reorganization agreement, FCB has made representations and warranties to SWB, and SWB has made representations and warranties to FCB.  The more significant of these relate to (among other things):

•	corporate organization and existence;
•	authority and power to execute the reorganization agreement and to complete the transactions contemplated by the reorganization agreement;
•	the absence of conflicts between the execution of the reorganization agreement and completion of the transactions contemplated by the reorganization agreement and certain other agreements;
•	capitalization;
•	the accuracy of their financial statements and reports;
•	pending or threatened litigation and other proceedings;
•	actions taken by regulatory authorities and its ability to receive required regulatory approval;
•	compliance with applicable laws and regulatory filings; and
•	the absence of certain changes and events.

FCB also has made additional representations and warranties to SWB with respect to (among other things):

•	its loan portfolio and reserve for loan losses;

•	its real property and leases;
•	its personal property;
•	its compliance with environmental laws;
•	its compliance with tax laws, payment of taxes and filing of tax returns;
•	the existence of certain contracts and commitments;
•	its fidelity bonds and insurance coverage;
•	its compensation and benefit plans;
•	its deferred compensation and salary continuation arrangements;
•	its brokers’, finders’ and financial advisors’ fees;
•	its compliance with the Community Reinvestment Act;
•	its intellectual property rights;
•	its compliance with the Bank Secrecy Act; and
•	transactions with affiliates.

SWB has also made additional representations and warranties to FCB with respect to (among other things) its compliance with its SEC reporting obligations, its payment of taxes and filings of tax returns and the availability of sufficient cash to pay the aggregate cash portion of the merger consideration.

Financial Interests of Directors and Officers of FCB in the Merger

In considering the recommendation of the board of directors of FCB to vote for the proposal to approve the reorganization agreement, you should be aware that certain directors and officers of FCB have interests in the merger that are in addition to, or different from, their interests as shareholders of FCB.  The board of directors of FCB was aware of these interests and considered them in approving the reorganization agreement.  These interests include:

•

Termination Agreements with FC Bank.  FC Bank has entered into a termination agreement with each of James Canton, Gary McClanahan, Shannan Webb and Lynn Groves, which agreements will become effective only upon consummation of the merger.  Pursuant to the terms of these termination agreements, the employment of the officer by FC Bank (and his or her employment agreement with FC Bank) will be terminated.  The termination agreements entitle Mr. Canton, Mr. McClanahan, Ms. Webb and Mr. Groves to receive a one-time payment from FC Bank of $90,000, $475,000, $55,000, and $55,000, respectively.  In addition, Mr. Canton, Ms. Webb and Mr. Groves will each be entitled to purchase from FC Bank a vehicle utilized by such officer in the performance of his or her duties for FC Bank and Mr. Canton will be entitled to purchase from FC Bank a second vehicle.  The purchase price for each vehicle will be the net book value of such vehicle on the financial statements of FC Bank as of the last day of the calendar month immediately preceding the closing date.
•

Employment Agreements with Bank SNB.    Bank SNB has entered into an employment agreement with each of James Canton, Shannan Webb and Lynn Groves.  Each agreement has a term of three years, commencing as of the effective time of the merger.  The agreements entitle Mr. Canton, Ms. Webb and Mr. Groves to receive a base annual salary of $205,000, $187,300 and $177,000, respectively, for the remainder of 2015 and 2016, a  base annual salary of $210,000, $190,000 and $180,000, respectively, for 2017, and a base annual salary of $215,000, $190,000 and $180,000, respectively, for 2018, minimum bonuses of $25,000, $15,000 and $15,000, respectively, for each of 2016 and 2017, annual retention payments of $25,000, $10,000 and $10,000, respectively, for calendar years 2016 and 2017, a  grant of 4,000, 2,500 and 2,500 shares of restricted SWB common stock, respectively, plus reimbursement of certain business expenses and participation in certain employee benefit plans.  The agreements also entitle the officers to receive a lump sum payment upon the sixtieth day following the termination of his or her employment by Bank SNB without cause (as defined in the employment agreement) or by the officer with good reason (as defined in the employment agreement), in each case so long as the officer executes a release acceptable to Bank SNB.  The agreements with Mr. Canton, Ms. Webb and Mr. Groves also contain non-solicitation obligations which continue for twelve months following the date of termination of employment.

•

Retention Payments.  Bank SNB has entered into a retention agreement with Gary McClanahan which provides, among other things, for Mr. McClanahan to receive up to $96,000 in retention bonuses if he remains employed by Bank SNB for at least nine months following the effective date of the merger.  The agreement also entitles Mr. McClanahan to receive a lump sum payment within thirty days following the termination of his employment by Bank SNB without cause (as defined in the retention agreement) or as a result of his death.

•

Indemnification.  The directors and officers of FCB and FC Bank will receive indemnification from SWB for a period of three years after the closing date to the same extent and subject to the conditions set forth in the respective certificates of incorporation or bylaws of FCB and FC Bank and continued director and officer liability coverage for a period of three years after the closing date.

•

Accelerated Vesting of Options.  Pursuant to the terms of the FCB Amended and Restated Stock Option Plan and each underlying option agreement, each option to acquire FCB common stock currently held by Mr. Canton, Mr. McClanahan, Ms. Webb and Mr. Groves will become exercisable in conjunction with the closing.  The board of directors of FCB will set a date prior to which all options may be exercised by the holder of such option.

•	Election of Director. Mr. Davis, the chairman of the board of directors of FCB and FC Bank, is expected to be appointed to the board of directors of SWB upon consummation of the merger.

Amendment or Waiver of the Reorganization Agreement

No termination, cancellation, modification, amendment, deletion, addition or other change in the reorganization agreement, or any provision thereof, or waiver of any right or remedy therein provided, is effective for any purpose unless specifically set forth in a  writing signed by the party or parties to be bound thereby.  The waiver of any right or remedy in respect to any occurrence or event on one occasion is not deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.

Termination of the Reorganization Agreement

SWB and FCB can mutually agree at any time to terminate the reorganization agreement without completing the merger.  In addition, either SWB or FCB may decide, without the consent of the other, to terminate the reorganization agreement if:

•

the merger has not been completed on or before December 31, 2015, unless the failure to complete the merger by that time is due to a violation of the reorganization agreement by the party that seeks to terminate the reorganization agreement;

•

the other party materially breaches its representations and warranties or any covenant or agreement contained in the reorganization agreement and such breach has not been cured within 30 days after the terminating party gives written notice of such failure to the breaching party; or

•

any required regulatory approval is denied or is obtained subject to restrictions or conditions which, in the reasonable judgment of SWB, would materially and adversely affect the operations or prospects of FCB or FC Bank and the time period for appeals and requests for consideration has run, unless the failure of such occurrence is due to a violation of the reorganization agreement by the party that seeks to terminate the reorganization agreement.

FCB may terminate the reorganization agreement, without the consent of SWB, if, prior to a favorable vote of the shareholders of FCB on the reorganization agreement, the board of directors of FCB receives an unsolicited alternative acquisition proposal (as defined in the reorganization agreement) and, under certain terms and conditions, determines that it is a superior proposal to that of the reorganization agreement and that the failure to accept such proposal would be inconsistent with its fiduciary duties; however, FCB may not exercise this right of termination until two business days have elapsed following delivery to SWB of written notice of such determination by the board of directors of FCB.

Termination Fee

If the reorganization agreement is terminated by FCB or FCB’s board of directors withdraws its recommendation to approve the reorganization agreement because FCB’s board of directors receives an unsolicited alternative acquisition proposal and, under certain terms and conditions, determines that it is a superior proposal to that of the reorganization agreement, then FCB will be required to pay SWB a termination fee of $2,000,000.

Except with respect to the termination fee discussed above, in the event of the termination of the reorganization agreement without breach by any party, the reorganization agreement will be void and have no effect, without liability on the part of any party or the directors, officers or shareholders of any party, except as specifically contemplated in the reorganization agreement.

Expenses

FCB and SWB will each pay their respective expenses incurred in connection with the preparation and performance of their respective obligations under the reorganization agreement, whether or not the transactions provided for in the reorganization agreement are completed, including, but not limited to, fees and expenses of their own counsel, financial or other consultants, and investment bankers and accountants.  SWB will pay all costs and expenses associated with this proxy statement/prospectus (other than the fees, costs and expense of FCB’s attorneys, accountants and other advisors).

NASDAQ Global Select Market Listing

SWB has agreed to file all documents required to be filed to have the shares of SWB common stock to be issued pursuant to the reorganization agreement approved for listing on the NASDAQ Global Select Market and to use commercially reasonable efforts to effect such listing.  The obligations of the parties to complete the merger are subject to such shares having been authorized for listing on the NASDAQ Global Select Market.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of FCB common stock that exchange their shares of FCB common stock for shares of SWB common stock and cash in the merger.  This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.  This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus.  These authorities may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those U.S. holders of FCB common stock that hold their shares of FCB common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).  Importantly, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances or to a U.S. holder that is subject to special treatment under the U.S. federal income tax laws, including, without limitation, a U.S. holder that is:

•	a financial institution;
•	a tax-exempt organization;
•	a regulated investment company;
•	a real estate investment trust;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);
•	an insurance company;
•	a mutual fund;
•	a controlled foreign corporation or passive foreign investment company;
•	a dealer or broker in stocks and securities, or currencies;
•	a trader in securities that elects to use the mark-to-market method of accounting;
•	a holder of FCB common stock subject to the alternative minimum tax provisions of the Code;
•	a holder of FCB common stock that received FCB common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;
•	a holder of FCB common stock that has a functional currency other than the U.S. dollar;
•	a holder of FCB common stock that holds FCB common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;
•	a person that is not a U.S. holder; or
•	a U.S. expatriate or certain former citizens or long-term residents of the United States.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of FCB common stock that is for U.S. federal income tax purposes (a) an individual citizen or resident of the United States, (b) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (c) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (d) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds FCB common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership.  Any entity treated as a partnership for U.S. federal income tax purposes that holds FCB common stock, and any partners in such partnership, should consult their own tax advisors.

Determining the actual tax consequences of the merger to a U.S. holder may be complex and will depend in part on the U.S. holder’s specific situation.  Each U.S. holder should consult its own tax advisor as to the tax consequences of the merger in its particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

In connection with the filing with the SEC of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, McAfee & Taft A Professional Corporation has rendered its tax opinion to SWB and Hartzog Conger Cason & Neville LLP has rendered its tax opinion to FCB addressing the U.S. federal income tax consequences of the merger as described below, including that, for U.S. federal income tax purposes, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Copies of these tax opinions are attached as Exhibits 8.1 and 8.2 to this Amendment No. 1 to registration statement on Form S-4. The determination by tax counsel as to whether the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code is based on the facts and law existing as of the date of the opinions.

These opinions are subject to customary qualifications and assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the merger strictly in accordance with the merger agreement and the registration statement. In rendering their tax opinions, each counsel relied upon representations and covenants, including those contained in certificates of officers of SWB and FCB, reasonably satisfactory in form and substance to each such counsel, and assumed that these representations are true, correct and complete without regard to any knowledge limitation, and that these covenants will be complied with. If any of these assumptions or representations are inaccurate in any way, or any of the covenants are not complied with, these opinions could be adversely affected. The opinions represent each counsel's best legal judgment, but have no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the Internal Revenue Service or a court considering the issues. In addition, we have not requested nor do we intend to request a ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. Accordingly, there can be no assurances that the Internal Revenue Service will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below or any of the tax consequences described in the tax opinions.

U.S. Holders that Receive a Combination of SWB Common Stock and Cash

If a U.S. holder’s adjusted tax basis in the FCB common stock surrendered is less than the sum of the fair market value of the shares of SWB common stock and the amount of cash (other than cash received in lieu of a fractional share of SWB common stock) received by the U.S. holder pursuant to the merger, then the U.S. holder will recognize gain in an amount equal to the lesser of (a) the sum of the amount of cash (other than cash received in lieu of a fractional share of SWB common stock) and the fair market value of the SWB common stock received, minus the adjusted tax basis of the FCB shares surrendered in exchange therefor, and (b) the amount of cash received by the U.S. holder (other than cash received in lieu of a fractional share of SWB common stock).  However, if a U.S. holder’s adjusted tax basis in the FCB shares surrendered is greater than the sum of the amount of cash (other than cash received in lieu of a fractional share of SWB common stock) and the fair market value of the SWB common stock received, the U.S. holder’s loss will not be currently allowed or recognized for U.S. federal income tax purposes.  If a U.S. holder of FCB shares acquired different blocks of FCB shares at different times or different prices, the U.S. holder should consult the U.S. holder’s tax advisor regarding the manner in which gain or loss should be determined.  Any recognized gain generally will be long-term capital gain if, as of the effective date of the merger, the U.S. holder’s holding period with respect to the FCB shares surrendered exceeds one year.  In some cases, if the U.S. holder actually or constructively owns

SWB common stock other than SWB common stock received in the transaction, the recognized gain could be treated as having the effect of the distribution of a dividend under the tests described in Section 302 of the Code, in which case such gain would be treated as dividend income.  In such cases, U.S. holders that are corporations should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code.  The aggregate tax basis of the SWB common stock received by a U.S. holder that exchanges its FCB shares for a combination of SWB common stock and cash as a result of the merger (including any fractional share interests deemed received and redeemed for cash) will be the same as the aggregate tax basis of the FCB shares surrendered in exchange therefor, reduced by the amount of cash received on the exchange (excluding cash received in lieu of a fractional share of SWB common stock) plus the amount of any gain or dividend income recognized upon the exchange (excluding any gain recognized as a result of any cash received in lieu of a fractional share of SWB common stock).  The holding period of the SWB common stock received (including any fractional share deemed received and redeemed) will include the holding period of the FCB shares surrendered.  A U.S. holder receiving a combination of SWB common stock and cash should consult its own tax advisor regarding the manner in which cash and SWB common stock should be allocated among the U.S. holder’s FCB shares and the manner in which the above rules would apply in the holder’s particular circumstance.

U.S. Holders that Receive Solely Cash due to Exercise of Appraisal Rights

Upon the proper exercise of appraisal rights, the exchange of FCB shares solely for cash generally will result in recognition of gain or loss by the U.S. holder in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the FCB shares surrendered.  The gain or loss recognized will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period for the FCB shares surrendered exceeds one year.  The deductibility of capital losses is subject to limitations.  In some cases, if a U.S. holder actually or constructively owns SWB common stock after the merger, the cash received could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such U.S. holder may have dividend income up to the amount of the cash received.  In such cases, U.S. holders that are corporations should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code.

Cash Instead of a Fractional Share

If a U.S. holder receives cash in lieu of a fractional share of SWB common stock, the U.S. holder will be treated as having received a fractional share of SWB common stock pursuant to the merger and then as having exchanged the fractional share of SWB common stock for cash in a redemption by SWB.  As a result, the U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received and the U.S. holder’s basis in the fractional share of SWB common stock as set forth above.  This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period with respect to the fractional share (including the holding period of the FCB common stock surrendered therefor) exceeds one year.

Material U.S. Federal Income Tax Consequences if the Merger Fails to Qualify as a Reorganization

If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then each U.S. holder of FCB common stock will recognize capital gain or loss equal to the difference between (a) the sum of the fair market value of the shares of SWB common stock, as of the effective date of the merger, received by such U.S. holder pursuant to the merger and the amount of any cash received by such U.S. holder pursuant to the merger and (b) its adjusted tax basis in the shares of FCB common stock surrendered in exchange therefor.  Gain or loss will be computed separately with respect to each identified block of FCB common stock exchanged in the merger.

Backup Withholding

If a U.S. holder is a non-corporate holder of FCB common stock, the U.S. holder may be subject, under certain circumstances, to information reporting and backup withholding on any cash payments that the U.S. holder receives.  A U.S. holder generally will not be subject to backup withholding, however, if the U.S. holder:

•

furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding on IRS Form W-9 or successor form included in the letter of transmittal that the U.S. holder will receive and otherwise complies with all the applicable requirements of the backup withholding rules; or

•	provides proof that it is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided that the U.S. holder timely furnishes the required information to the Internal Revenue Service.

Certain Reporting Requirements

If a U.S. holder that receives SWB common stock in the merger is considered a “significant holder,” such U.S. holder will be required (a) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, the FCB common stock surrendered by such U.S. holder, and (b) to retain permanent records of these facts relating to the merger.  A “significant holder” is any FCB shareholder that, immediately before the merger, (y) owned at least 1% (by vote or value) of the outstanding stock of FCB, or (z) owned FCB securities with a tax basis of $1.0 million or more.

This discussion of certain material U.S. federal income tax consequences is for general information only and is not tax advice.  Holders of FCB common stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Accounting Treatment

The merger will be accounted for under the acquisition method of accounting under accounting principles generally accepted in the United States of America.  Under this method, FCB’s assets and liabilities as of the date of the merger will be recorded at their respective fair values.  Any difference between the purchase price for FCB and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill.  In accordance with ASC Topic 805, “Business Combinations”, issued in July 2001, the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings.  Core deposit and other intangibles with definite useful lives recorded by SWB in connection with the merger will be amortized to expense in accordance with such rules.  The consolidated financial statements of SWB issued after the merger will reflect the results attributable to the acquired operations of FCB beginning on the date of completion of the merger.

Restrictions on Resales of SWB Common Stock Received in the Merger

The shares of SWB common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended, except for shares of SWB common stock issued to any FCB shareholder who may be deemed to be an “affiliate” of SWB after completion of the merger.  “Affiliates” generally are defined as persons or entities who control, are controlled by or are under common control with SWB at or after the effective time of the merger and generally include executive officers, directors and beneficial owners of 10% or more of the common stock of SWB.   Former FCB shareholders who are not affiliates of SWB after the completion of the merger may sell their shares of SWB common stock received in the merger at any time.

Former FCB shareholders who become affiliates of SWB after completion of the merger will be subject to the volume and sale limitations of Rule 144 under the Securities Act of 1933, as amended, until they are no longer affiliates of SWB.  This proxy statement/prospectus does not cover resales of SWB common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

Regulatory Approvals Required for the Merger

The merger must be approved by the Federal Reserve.  The merger of FC Bank with and into Bank SNB requires the approval of the Federal Reserve and the OSBD.  On June 11, 2015, SWB, Bank SNB and FC Bank filed applications with the Federal Reserve and the OSBD to obtain approval of the merger and the bank merger.  The U.S. Department of Justice will have either 15 or 30 days following approval by the Federal Reserve to challenge the approval on antitrust grounds.  While FCB and SWB do not know of any reason that the Department of Justice would challenge regulatory approval by the Federal Reserve and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding or, if such a proceeding is initiated, as to the result of any such challenge.

The merger cannot proceed in the absence of these required regulatory approvals.  The approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders.  Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.

We cannot assure you as to whether or when the requisite regulatory approvals will be obtained, and, if obtained, we cannot assure you as to the date of receipt of any of these approvals, the terms thereof or the absence of any litigation challenging them.  Likewise, we cannot assure you that the U.S. Department of Justice will not attempt to challenge the merger on antitrust grounds, or, if such a challenge is made, as to the result of that challenge.

SWB and FCB are not aware of any material governmental approvals or actions that are required prior to the parties’ completion of the merger other than those described in this proxy statement/prospectus.  If any additional governmental approvals or actions are required, the parties presently intend to seek those approvals or actions.  However, the parties cannot assure you that any of these additional approvals or actions will be obtained.

Appraisal Rights of FCB Shareholders

Under Oklahoma law, the relevant provisions of which are attached to this document as Appendix B (Section 1091 of the OGCA), each FCB shareholder who demands an appraisal in connection with the merger and who complies with various procedural requirements of Section 1091 of the OGCA is entitled to “appraisal rights”, pursuant to which the shareholder will receive the fair value of his shares of FCB common stock in cash.  The value as determined by an Oklahoma court may be more or less than the value you are entitled to under the reorganization agreement.  If you desire to exercise your appraisal rights, you should refer to Section 1091 of the OGCA in its entirety and should consult with legal counsel prior to taking any action to ensure that you comply strictly with the applicable statutory provisions.

To exercise your appraisal rights, you must do all of the following:

•	deliver to FCB a written demand for appraisal of your shares before the special meeting of FCB shareholders to vote on the reorganization agreement;
•

not vote in favor of the reorganization agreement (note that a vote, in person or by proxy, against the reorganization agreement will not satisfy the statutory requirement that you make a written demand for an appraisal of your shares); and

•	continue to hold your shares of FCB common stock through the effective time of the merger.

If you do not vote against the reorganization agreement, it will not constitute a waiver of your appraisal rights under the OGCA if you make written demand for payment before the vote is taken at the special shareholders’ meeting.  Conversely, voting against the reorganization agreement will not, by itself, be sufficient to satisfy your obligations if you dissent and want to exercise your appraisal rights.  You must follow the procedures set forth in Section 1091 of the OGCA to exercise your appraisal rights.

Each outstanding share of FCB common stock as to which a legally sufficient demand in accordance with Section 1091 of the OGCA has been made and that did not vote in favor of approval of the reorganization agreement retains all other rights of a shareholder until those rights are cancelled by consummation of the merger.  However, after the effective time of the merger, no dissenting shareholder who has demanded appraisal rights shall be entitled to vote the stock for any purpose or to receive payment of dividends (except dividends payable to shareholders of record prior to the effective time of the merger).

Within 10 days after the effective date of the merger, SWB will notify the dissenting shareholders who have complied with the provisions of Section 1091 that the merger has become effective.  Within 120 days after the effective date of the merger, SWB will send to such dissenting shareholders, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the reorganization agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of the shares.  The written statement will be mailed to the dissenting shareholders within 10 days after the written request is received by SWB or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

Also within 120 days after the effective date of the merger, any dissenting shareholder who has complied with the provisions of Section 1091 or SWB may file a petition in district court demanding a determination of the value of the stock of the dissenting shareholders; however, at any time within 60 days after the effective date of the merger, each dissenting shareholder has the right to withdraw his demand for appraisal and to accept the terms offered in the reorganization agreement.  The court shall provide notice to SWB of any such petition filed by a shareholder and, upon receipt of that notice, SWB shall provide to the court a list of all shareholders who have demanded payment for their shares and with whom agreements regarding the value of their shares have not been reached by SWB.  After providing proper notice of the proceeding, the court will determine the shareholders who are entitled to appraisal rights and will direct SWB to pay the fair value of the shares, together with interest, to the shareholders entitled to such payment.  The court will determine the costs of the proceeding and may tax the parties as it deems appropriate.  Upon request by a dissenting shareholder, the court may order all or a portion of the expenses incurred by any shareholder, including attorneys’ fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to an appraisal.

The shares for which a dissenting shareholder has properly exercised appraisal rights and followed the required procedures in the OGCA will not be converted into, or represent, the right to receive SWB common stock and cash as provided under the reorganization agreement.  None of these shares will, after the effective time of the merger, be entitled to vote for any purpose or receive any dividends or other distributions.  If, however, the holder of such shares fails to properly perfect, effectively withdraws, waives or loses, or otherwise becomes ineligible to exercise appraisal rights under the OGCA, then at that time shares held by such holder will be converted into SWB common stock and cash as provided in the reorganization agreement.

See “Proposal to Approve the Reorganization Agreement--Material U.S. Federal Income Tax Consequences of the Merger”  beginning on page 53 for a discussion on how the federal income tax consequences of your action will change if you elect to exercise your appraisal rights.

ADJOURNMENT OF THE SPECIAL MEETING

FCB’s board of directors wishes to be able to adjourn the special meeting, if necessary or appropriate, including for the purpose of soliciting additional proxies with respect to the proposal to approve the reorganization agreement if there are insufficient votes at the time of such adjournment to approve such proposal.  If FCB shareholders approve the adjournment proposal, FCB could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously returned properly executed proxies voting “AGAINST” approval of the reorganization agreement.  Additionally, FCB’s board of directors may seek to adjourn the special meeting if a quorum is not present at the special meeting.  Any adjournment may be made without notice, other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting.

Approval of the proposal to adjourn the special meeting, whether or not a quorum is present, requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.  Under Oklahoma law, (i) abstentions are considered to be “present” and “entitled to vote” at the special meeting, and as a result abstentions will have the effect of a vote “AGAINST” this proposal, and (ii) shares underlying broker nonvotes are not considered to be “entitled to vote” at the special meeting, and as a result, broker nonvotes will have no effect on the outcome of this proposal.  Any signed proxies received by FCB for which no voting instructions are provided on such matter will be voted “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there is an insufficient number of votes at the time of such adjournment to approve the reorganization agreement.

FCB’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF FCB AND SWB

The rights of shareholders of FCB under the certificate of incorporation and bylaws of FCB will differ in some respects from the rights that shareholders of FCB will have as shareholders of SWB under the certificate of incorporation and bylaws of SWB.  Copies of SWB’s amended and restated certificate of incorporation, or the certificate of incorporation, and amended and restated bylaws, or bylaws, have been previously filed by SWB with the SEC.  Copies of FCB’s certificate of incorporation and bylaws are available upon written request from FCB.

Certain differences between the provisions contained in the certificate of incorporation and bylaws of FCB, and the certificate of incorporation and bylaws of SWB, as such differences may affect the rights of shareholders, are summarized below.  The summary set forth below is not intended to be complete and is qualified in its entirety by reference to Oklahoma law and the certificate of incorporation and bylaws of FCB and the certificate of incorporation and the bylaws of SWB.

Summary of Material Differences Between Current Rights of
Shareholders of FCB and Rights Those Persons
Will Have as Shareholders of SWB Following the Merger

	FCB	SWB
Capitalization:	The certificate of incorporation of FCB authorizes the issuance of up to 2,000,000 shares of common stock, par value $1.00 per share.

The certificate of incorporation of SWB authorizes the issuance of up to 40,000,000 shares of common stock, par value $1.00 per share, up to 1,000,000 shares of serial preferred stock, par value $1.00 per share, and up to 1,000,000 shares of Class B serial preferred stock, par value $1.00 per share.

Corporate Governance:	The rights of FCB shareholders are governed by Oklahoma law and the certificate of incorporation and bylaws of FCB.	The rights of SWB shareholders are governed by Oklahoma law and the certificate of incorporation and bylaws of SWB.
Convertibility of Stock:	FCB common stock is not convertible into any other securities of FCB.	SWB common stock is not convertible into any other securities of SWB.
Preemptive Rights:

Under Oklahoma law, shareholders do not have preemptive rights unless such rights are granted to them in the certificate of incorporation.  The certificate of incorporation of FCB does provide for preemptive rights.

The certificate of incorporation of SWB does not provide for preemptive rights.

Election of Directors:

Under Oklahoma law, directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present, unless otherwise provided in the certificate of incorporation of a corporation.

SWB’s directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present.

Under the terms of the certificate of incorporation of FCB, FCB shareholders are permitted to vote their shares on a cumulative basis in the election of directors.

FCB’s directors are elected at each annual meeting of shareholders for a term of one year.

Under the terms of the certificate of incorporation of SWB, SWB shareholders are permitted to vote their shares on a cumulative basis in the election of directors.

SWB’s directors are elected at each annual meeting of shareholders for a term of one year.

Removal of Directors and Board Vacancies:

FCB shareholders are permitted to vote their shares on a cumulative basis in the election of directors.  Accordingly, under Oklahoma law, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against the director’s removal would be sufficient to elect the director if then cumulatively voted at an election of the entire board of directors.

Any director or the entire board of directors of SWB may be removed at any time but only for cause and only by the affirmative vote by the holders of at least 80% of the outstanding shares then entitled to vote at an election of directors.

FCB’s bylaws provide that any vacancy occurring on the FCB board of directors may be filled by a majority of the directors remaining in office, although less than a quorum.  Any director so chosen will hold office for the unexpired term and until such director’s successor shall have been elected and qualified, or until such director’s earlier death, resignation or removal.

SWB’s certificate of incorporation provides that any vacancy occurring on SWB’s board of directors will be filled by a vote of two-thirds of the directors then in office, whether or not a quorum. Any director so chosen shall hold office for a term expiring at the next annual meeting of shareholders and when the director’s successor is elected and qualified.

Vote Required for Certain Shareholder Actions:

Oklahoma law provides that on matters other than the election of directors, the affirmative vote of the holders of a majority of shares present in person or represented by proxy at a meeting and entitled to vote on the subject matter will be the act of the shareholders unless otherwise specified in the certificate of incorporation or bylaws.

Under Oklahoma law, the affirmative vote of the holders of a majority of the outstanding stock of a corporation is generally required to approve a merger, consolidation, share exchange or other similar business combination transaction.

FCB’s certificate of incorporation provides that the holders of at least 75% of FCB’s outstanding shares of voting stock held by shareholders other than an “Interested Person” is required to approve certain “Business Combinations”.  The increased voting requirements apply in connection with Business Combinations involving an Interested Person, except in cases where (i) the “Continuing Directors” of FCB by at least a two-thirds vote (A) approved in advance the acquisition of the outstanding shares of FCB voting stock that caused such Interested Person to become an Interested Person, or (B) approved such Business Combination either in advance of or subsequent to such Interested Person’s having become an Interested Person or (ii) the cash or fair market value (as determined by at least two-thirds of the Continuing Directors) of the property, securities or “Other Consideration to be Received” per share by holders of FCB voting stock in the Business Combination is not less than the “Fair Price” paid by the Interested Person in acquiring any of its holdings of FCB voting stock.  The term “Interested Person” is defined in FCB’s certificate of incorporation to include any individual or entity that owns beneficially or controls, directly or indirectly, 20% or more of the outstanding shares of voting stock of FCB.  A “Business Combination” is defined to include (i) any merger or consolidation of FCB or a subsidiary of FCB with or into an Interested Person; (ii) any sale, lease, exchange, mortgage, transfer or other disposition of all or a “Substantial Part” of the assets of FCB or a subsidiary of FCB to an Interested Person (the term “Substantial Part” is defined to include more than 20% of FCB’s total assets); (iii) any merger or consolidation of an Interested Person with or into FCB or a subsidiary of FCB; (iv) any sale, lease, exchange, mortgage, transfer or other disposition of all or any Substantial Part of the assets of an Interested Person to FCB or a subsidiary of FCB; (v) the issuance or transfer by FCB or any subsidiary of FCB of any securities of FCB or a subsidiary of FCB to an Interested Person; (vi) any reclassification of securities, recapitalization or other comparable transaction involving FCB that would have the effect of increasing the voting power of any Interested Person with respect to FCB voting stock; and (vii) any agreement, contract or other arrangement providing for any of the above transactions.  The term “Continuing Director” is defined to include any director who was a member of the board of directors of FCB immediately prior to the time that the Interested Person involved in a Business Combination became an Interested Person, or a director who was elected or appointed to fill a vacancy after the date the Interested Person became an Interested Person by a majority of the then-current Continuing Directors.  The term “Fair Price” is defined as the highest price that can be determined by a majority of the Continuing Directors to have been paid at any time by the Interested Person for FCB common stock.  The term “Other Consideration” to be Received” includes common stock or other capital stock of FCB retained by its existing shareholders (other than Interested Persons or other parties to the Business Combination) in the event of a Business Combination in which FCB is the surviving corporation.

FCB’s certificate of incorporation also provides that the affirmative vote of shareholders entitled to cast at least 75% of the votes which all shareholders of FCB are entitled to cast is required to approve any Business Combination involving any corporation, person or entity that is the beneficial owner of FCB capital stock entitled to cast 5% or more of the votes which all shareholders of FCB are then entitled to cast, except in cases where the proposed transaction was approved in advance by at least two-thirds of the Continuing Directors.

SWB’s certificate of incorporation provides that the affirmative vote of the holders of not less than 80% of the outstanding shares of voting stock of SWB is required to authorize (a) a merger or consolidation of SWB with, or (b) a sale, exchange or lease of all or substantially all of the assets of SWB to, any person or entity unless approval of the transaction is recommended by at least a majority of the entire board of directors.

SWB’s certificate of incorporation provides that the affirmative vote of the holders of at least 80% of SWB’s outstanding shares of voting stock and at least a majority of SWB’s outstanding shares of voting stock not including shares held by a “Related Person,” is required to approve certain “Business Combinations,”

as defined in the Certificate of Incorporation. The increased voting requirements apply in connection with Business Combinations involving a

Related Person, except in cases where the proposed transaction was approved in advance by two-thirds of the members of the SWB’s board of directors who are unaffiliated with the Related Person and who were directors prior to the time when the Related Person became a Related Person (the “Continuing Directors”).

The term “Related Person” is defined in SWB’s Certificate of Incorporation to include any individual or entity that owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of SWB. A “Business Combination” is defined to include: (i) any merger or consolidation of SWB with or into any  Related Person; (ii) any sale, lease, exchange, mortgage, transfer or other disposition of all or a “Substantial Part” of the assets of SWB or a subsidiary to any Related Person (the term Substantial Part” is defined to include more than 25% of SWB’s total assets); (iii) any merger or consolidation of a Related Person with or into

SWB or a subsidiary of SWB; (iv) any disposition of all or any Substantial Part of the assets of a Related Person to SWB or a subsidiary of SWB; (v) the issuance of any securities of SWB or subsidiary of SWB to a Related Person; (vi)

any reclassification of SWB’s common stock, or any recapitalization involving SWB’s common stock; (vii) the acquisition by SWB of any securities of the Related Person; and (viii) any agreement, contract or other arrangement providing for any of the above transactions.

Amendment of Certificate of Incorporation and Bylaws:

Under Oklahoma law, a corporation’s certificate of incorporation may be amended by the affirmative vote of a majority of the outstanding stock entitled to vote on the amendment.

Under Oklahoma law, the board of directors of a corporation has the sole power to amend or repeal the bylaws unless otherwise provided in the certificate of incorporation.

FCB’s certificate of incorporation provides that the bylaws may be adopted, amended or repealed by the board of directors.

SWB’s certificate of incorporation provides that the affirmative vote of not less than 80% of the outstanding shares of capital stock entitled to vote generally on the election of directors is required to amend SWB’s provisions regarding election and removal of directors, amendment of SWB’s certificate of incorporation and bylaws, indemnification, director liability, and certain business combinations and other transactions.

SWB’s certificate of incorporation provides that SWB’s bylaws may be repealed, altered, amended, or rescinded by a vote of a majority of the board of directors or by the holders of at least 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors at a meeting of the shareholders called for that purpose.

Shareholder Actions Without a Meeting:

Under Oklahoma law, unless otherwise provided for in the certificate of incorporation, shareholders may act without a meeting if a written consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted.

FCB’s certificate of incorporation does not address actions taken by written consent of its shareholders.

SWB’s certificate of incorporation specifically denies shareholders the power to take action by written consent without a meeting.
Special Meetings of Shareholders:

Under Oklahoma law, special meetings of the shareholders of a corporation may be called by the board of directors or by the person or persons as may be authorized by the certificate of incorporation or the bylaws of the corporation.

FCB’s bylaws provide that special meetings of the shareholders may be called by the board of directors or the President, and shall be called by the President at the request of the holders of not less than 10% of all outstanding shares entitled to vote at the meeting.

SWB’s certificate of incorporation provides that special meetings of the shareholders may be called by the board of directors or by a committee of the board of directors which has been duly designated by the board of directors and whose powers and authorities, as provided in a resolution of the board of directors or in the bylaws of SWB, include the power and authority to call special meetings.

Nomination of Directors; Shareholder Proposal of Business:	Neither FCB’s certificate of incorporation nor its bylaws contain express provisions regarding the nomination of directors or shareholder proposals of business.

SWB’s certificate of incorporation provides that nominations for the election of directors and proposals for any new business to be taken up at an annual or special meeting of shareholders may be made by the board of directors or by any shareholder entitled to vote generally in the election of directors. However, in order for a shareholder to make any such nominations or proposals, he or she must give notice in writing of such nomination or proposal to the SWB’s Secretary not less than 30 nor more than 60 days prior to any such meeting unless less than 40 days notice of the meeting has been given to shareholders in which case notice may be given up to the tenth day following notice to the shareholders.

Indemnification; Limitation of Director Liability:

FCB’s bylaws provide that it shall indemnify any person made or threatened to be made a party to any legal proceeding by reason of the fact that he or she is or was a director or officer of the corporation, or is or was serving at the request of the corporation in any such capacity with respect to another enterprise, to the fullest extent authorized by the OGCA.

These indemnification rights are not exclusive of any other rights to which the person seeking indemnification is entitled.

FCB’s certificate of incorporation provides that no director of FCB will be liable to FCB or its shareholders for monetary damages for breach of fiduciary duty by such director as a director, except for any matter in respect of which such director shall be liable under Section 1031 of the OGCA or shall be liable by reason that (i) he breached his duty of loyalty to FCB or its shareholders, (ii) in acting or in failing to act, he did not act in good faith or acted in a manner involving intentional misconduct or a knowing violation of law, (iii) under Section 1053 of the OGCA, he allowed an unlawful payment of a dividend or unlawful stock purchase or redemption, or (iv) he derived an improper personal benefit from the transaction in respect of which such breach of fiduciary duty occurred.

FCB’s bylaws provide that the corporation may maintain insurance on behalf of the directors, officers, employees and agents of FCB or another enterprise against any liability, whether or not FCB would have the power to indemnify such person against such liability under the OGCA.

SWB’s certificate of incorporation  provides that the SWB  shall indemnify any individual who is or was a director, officer, employee or agent of SWB, and any individual who serves or served at SWB’s request in any such capacity with respect to another enterprise, in any proceeding in which the individual is made a party as a result of his or her service in such capacity, if the individual acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of SWB and, with respect to any criminal proceeding, he or she had no reasonable cause to believe the conduct was unlawful, unless such indemnification would be prohibited by law. An individual will not be indemnified in connection with a proceeding by or in the right of SWB in which the individual was adjudged liable to SWB, unless the court in which the suit was brought determines the individual is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances.

These indemnification rights are not exclusive of any other rights to which the person seeking indemnification is entitled.

SWB’s certificate of incorporation provides that no director of SWB will be personally liable to SWB or its shareholders for monetary damages for breach (i) for any breach of the director’s duty of loyalty to SWB or its shareholders, (ii) for acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 1053 of the OGCA; or (iv) for any transaction from which the director derived an improper personal benefit.

SWB’s certificate of incorporation provides that SWB may purchase and maintain insurance on behalf of the directors, officers, employees and agents of SWB or another enterprise against any liability, whether or not SWB would have the power to indemnify such person against such liability under the provisions of SWB’s certificate of incorporation.

BUSINESS OF FCB

FCB was incorporated as an Oklahoma corporation in 1995 under the name First National Bancshares, Inc. to serve as a bank holding company for First National Bank of Edmond.  In 2001, First National Bancshares, Inc. acquired Rockwell Bancorp, Inc. and merged its subsidiary, Rockwell Bank, into First National Bank of Edmond.  In 2002,  First National Bancshares, Inc. changed its corporate name to First Commercial Bancshares, Inc., and First National Bank of Edmond was renamed First Commercial Bank.  In 2008 and 2009, FC Bank opened banking centers located in the Denver, Colorado area and the Colorado Springs, Colorado area, respectively.  Thereafter, in 2010, FC Bank purchased two banking centers located in the Denver, Colorado area.

FCB does not, as an entity, engage in separate business activities of a material nature apart from the activities it performs for FC Bank.  Its primary activities are to provide assistance in the management and coordination of FC Bank’s financial resources.  FCB has no significant assets other than all of the outstanding common stock of FC Bank.  FCB derives its revenues primarily from the operations of FC Bank in the form of dividends received from FC Bank.

FC Bank was initially chartered as a national bank in 1996 under the name First National Bank of Edmond, and in 2002 converted its charter to an Oklahoma state bank under the name First Commercial Bank.

As a bank holding company, FCB is subject to supervision and regulation by the Federal Reserve in accordance with the requirements set forth in the BHC Act and by the rules and regulations issued by the Federal Reserve.

As of June 30,  2015, FCB had, on a consolidated basis, total assets of $298.2 million, total deposits of $248.7 million, total loans (net of unearned discount) of $211.7 million and total shareholders’ equity of $32.5 million.  FCB does not file reports with the SEC.  FCB does, however, voluntarily provide audited financial statements to its shareholders in connection with its annual meeting.

Products and Services

FC Bank is a traditional commercial bank offering a variety of banking services to consumer and commercial customers in its primary market areas.  FC Bank offers most types of consumer and commercial loans.  Commercial loans offered include loans to small- and medium-sized businesses for the purpose of purchasing equipment, inventory, facilities or for working capital, real estate loans and loans to healthcare related businesses.  Consumer loans offered include loans for the purpose of purchasing automobiles, recreational vehicles, personal residences, household goods, home improvements or for educational needs.

FC Bank offers depository services and various checking account services.  FC Bank also offers commercial treasury management services, safe deposit boxes, debit card services, merchant bank card services, traveler’s checks, wire transfer services, cashier’s checks, money orders, internet banking, direct deposit and automatic transfers between accounts.  FC Bank’s business is not seasonal in any material respect.

FC Bank funds its lending activities primarily from its core deposit base.  FC Bank obtained deposits from its primary market areas with no material position (in excess of 10% of total deposits) dependent upon any one person or entity.

Market Areas

FC Bank currently has nine (9) full-service banking centers, with five (5) in the Oklahoma City area; three (3) in the Denver, Colorado area; and one (1) in the Colorado Springs, Colorado area.

Competition

The table below lists FC Bank’s deposit market share for certain significant market areas (including Metropolitan Statistical Areas, or MSAs) in which it provides services:

Market Area	Market Rank(1)	No. of Institutions in Market	Branch Count	Deposits in Market (in millions)	Market Share (%)
Oklahoma City MSA	25	68	5	$ 204,615	0.75%
Denver-Aurora-Lakewood MSA	49	71	3	51,405	0.08%
Colorado Springs MSA	39	40	1	5,148	0.08%

__________________

(1)  Deposit information used to determine market rank was provided by the FDIC’s Summary of Deposits, reported as of June 30, 2014.

Each activity in which FCB is engaged involves competition with other banks, as well as with nonbanking financial institutions and nonfinancial enterprises.  In addition to competing with other commercial banks within and outside its primary service areas, FCB competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, financial companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises.  FCB also competes with suppliers of equipment in furnishing equipment financing.  Banks and other financial institutions with which FCB competes may have capital resources and legal loan limits substantially higher than those maintained by FCB.

Employees

As of June 30, 2015, FCB had 82 full-time employees and 6 part-time employees (4 seasonal), none of whom is covered by a collective bargaining agreement.

Legal Proceedings

FC Bank is, from time to time, subject to various pending and threatened legal actions which arise out of the normal course of its business.  As of the date of this proxy statement/prospectus, there are no material threatened or pending legal proceedings against FC Bank.

BENEFICIAL OWNERSHIP OF FCB COMMON STOCK BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF FCB

The following table sets forth certain information regarding the beneficial ownership of FCB common stock as of June 30, 2015, by (1) directors and executive officers of FCB, (2) each person who is known by FCB to own beneficially 5% or more of the FCB common stock and (3) all directors and executive officers as a group.  Unless otherwise indicated, based on information furnished by such shareholders, management of FCB believes that each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each shareholder is the same as the address of FCB.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Shares Outstanding (2)
Michael A. Bickford	62,136(3)	4.58%
Cheryl S. Browne	49,636(4)	3.66%
Tamara Lynn Buskirk	26,319(5)	1.94%
James F. Canton	41,491(6)(15)	3.06%
J. Christopher Carey, M.D.	33,915(7)	2.50%
Steven C. Davis	350,821(8)	25.85%
Mark E. Gautreaux	27,312(9)	2.01%
Lynn E. Groves	13,789(10)(15)	1.02%
Kenneth L. Lawton, Jr.	600(11)	*
Gary N. McClanahan	25,740(12)(15)	1.90%
Marcus C. Rowland	18,513	1.36%
Randel C. Shadid	7,003(13)	*
James E. Snoddy	24,330	1.79%
Shannan C. Webb	7,076(14)(15)	*
Directors and Executive Officers as a Group (14 persons)	688,681(15)	50.74%

_________________

*   Less than 1% of shares outstanding.

(1) Beneficial ownership is defined by the rules of the SEC and includes shares over which the person has or shares voting or investment power as well as shares that the person has the right to acquire within 60 days from June 30, 2015.

(2) The percentage of shares outstanding was calculated based on 1,357,213 shares of FCB outstanding as of June 30, 2015.  The percentage assumes the exercise by the person or group named of all options for the purchase of FCB common stock held by such person or group and exercisable within 60 days from June 30, 2015.

(3) All shares are held of record by a revocable trust of which Mr. Bickford is the trustee.

(4) Includes 43,961 shares that are held of record by Tennessee Properties Partnership and 197 shares that are held of record by Browne Family Investments LLC, entities over which Mrs. Browne’s spouse has voting power.

(5) Includes 6,387 shares held of record by Cimarron Land Services, Inc., an entity over which Mrs. Buskirk has voting power, 10,002 shares held by an individual retirement account for the benefit of Mrs. Buskirk, and 9,930 shares held by an individual retirement account for the benefit of Mrs. Buskirk’s spouse.

(6) Includes 534 shares held of record by Mr. Canton for the benefit of his son.

(7) Includes 30,450 shares held of record by a revocable trust of which Dr. Carey is the trustee, and 3,465 shares held of record by an employee profit sharing plan over which Dr. Carey has voting power.

(8) Includes 64,977 shares held of record by Steven C. Davis, P.C., an entity of which Mr. Davis is the President, 7,460 shares held of record by an irrevocable trust for the benefit of members of Mr. Davis’ family, over which Mr. Davis has voting power, 20,000 shares held of record by Mr. Davis’ spouse, over which Mr. Davis has voting power, 64,324 shares held of record by Iron Mound Investments, LLC, an entity of which Mr. Davis is a manager, 7,460 shares held of record by the Davis Family Trust of which Mr. Davis is a co-trustee, 47,744 shares held of record by Mr. Davis’ brother, over which Mr. Davis has voting power, 47,744 shares held of record by another brother of Mr. Davis, over which Mr. Davis has voting power, and 14,920 shares held of record by irrevocable trusts for the benefit of members of Mr. Davis’ family, of which Mr. Davis is a co-trustee and has voting power.

(9) Includes 13,561 shares held of record by a revocable trust of which Mr. Gautreaux is the trustee and 1,667 shares held by an individual retirement account for the benefit of Mr. Gautreaux.

(10) Includes 4,817 shares held by an individual retirement account for the benefit of Mr. Groves and 425 shares held of record by an individual retirement account for the benefit of Mr. Groves’ spouse.

(11) All shares are jointly owned by Mr. Lawton and his spouse.

(12) Includes 10,390 shares held by a revocable trust of which Mr. McClanahan is the trustee.

(13) Includes 5,044 shares that are jointly owned by Mr. Shadid and his spouse, 1,000 shares held by an individual retirement account for the benefit of Mr. Shadid and 909 shares held by an individual retirement account for the benefit of Mr. Shadid’s spouse.

(14) Includes 1,776 shares jointly owned by Ms. Webb and her spouse.

(15) Includes the following number of shares subject to options that were exercisable at or within 60 days after June 30, 2015:  Mr. Canton -  21,350; Mr. Groves - 8,000; Mr. McClanahan - 15,350; Ms. Webb - 5,300; and all directors and executive officers as a group - 50,000.

Appointment of Director

Steven C. Davis, the chairman of the board of directors of FCB and FC Bank, is expected to be appointed to the board of directors of SWB upon consummation of the merger.  Mr. Davis (age 56) has been a director of FCB and FC Bank since 1996.  Mr. Davis serves as chairman of both the audit committee and the budget and compensation committee, and is a member of the strategic planning committee.  Mr. Davis has practiced law in Oklahoma City, Oklahoma since 1983 and is presently a partner of Hartzog Conger Cason & Neville, an Oklahoma City law firm.  Mr. Davis is also the immediate past chairman of the board of trustees of the Oklahoma City Community Foundation, where he continues to serve as a trustee and as a member of the investment committee, and is involved in other civic and investment activities.

BENEFICIAL OWNERSHIP OF SWB COMMON STOCK BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF SWB

The following table sets forth certain information regarding the beneficial ownership of SWB common stock as of June 30, 2015, by (1) directors and named executive officers of SWB, (2) all directors and executive officers as a group, and (3) each person who is known by SWB to own beneficially 5% or more of the SWB common stock.  Unless otherwise indicated, based on information furnished by such shareholders, management of SWB believes that each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each shareholder is the same as the address of SWB.

Name of Beneficial Owner	Amount and nature of Beneficial ownership (1)	Percentage of Shares Outstanding (2)
Mark W. Funke	241,892	1.27%
Joe T. Shockley, Jr.	42,013	*
Priscilla Barnes	26,085	*
James D. Bygland	15,894	*
John Danielson	16,748	*
James E. Berry, II	201,770	1.06%
Thomas D. Berry	77,818	*
John Cohlmia	14,087	*
David S. Crockett, Jr.	15,012	*
Patrice Douglas	-	*
James M. Johnson	14,977	*
Larry J. Lanie	9,250	*
James M. Morris II	30,300	*
Russell W. Teubner	165,661	*
All Directors and Executive Officers as a Group (17 persons)	912,407	4.79%
Endeavour Capital Advisors Inc. (3)	1,504,267	7.90%
Dimensional Fund Advisors LP(4)	1,324,577	6.96%
BlackRock Inc. (5)	1,267,593	6.65%
Polaris Capital Management, LLC(6)	1,122,534	5.90%
Columbia Management Investment Advisers, LLC(7)	1,033,276	5.43%

_________________

*  Less than one percent of shares outstanding

(1) Beneficial ownership is defined by rules of the SEC and includes shares over which the person has or shares voting or investment power as well as shares that the person has a right to acquire within 60 days from June 30, 2015.

(2) In calculating the percentage ownership of each person and the group, the number of shares outstanding includes any shares that the person or the group has the right to acquire within 60 days of June 30, 2015.

(3) The address of Endeavour Capital Advisors Inc. is 410 Greenwich Avenue, Greenwich, CT  06830.  The information regarding beneficial ownership is included in reliance on Schedule 13G filed with the SEC on February 12, 2015.

(4) The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, TX 78746.  The information regarding beneficial ownership is included in reliance on Schedule 13G filed with the SEC on February 5, 2015.

(5) The address of BlackRock Inc. is 55 East 52nd Street, New York, NY  10022.  The information regarding beneficial ownership is included in reliance on Schedule 13G filed with the SEC on February 29, 2015.

(6) The address of Polaris Capital Management, LLC is 121 High Street, Boston, MA 02110.  The information regarding beneficial ownership is included in reliance on Schedule 13G filed with the SEC on February 24, 2015.

(7) The address of Columbia Management Investment Advisers, LLC is 225 Franklin Street, Boston, MA 02110.  The information regarding beneficial ownership is included in reliance on Schedule 13G filed with the SEC on February 17, 2015.

COMPARATIVE MARKET PRICES AND DIVIDEND DATA
SWB

SWB common stock is listed on the NASDAQ Global Select Market under the symbol “OKSB”.  Quotations of the sales volume and the closing sales prices of the common stock of SWB are listed daily in the NASDAQ Global Select Market’s listings.

The following table sets forth, for the periods indicated, the high and low intra-day sales prices for the SWB common stock as reported by the NASDAQ Global Select Market and the cash dividends declared per share:

		High	Low	Cash Dividends Per Share
2013	First Quarter	$ 13.48	$ 11.41	-
	Second Quarter	$ 14.22	$ 11.82	-
	Third Quarter	$ 16.18	$ 13.36	-
	Fourth Quarter	$ 17.21	$ 14.11	-

2014	First Quarter	$ 18.77	$ 15.84	$ 0.04
	Second Quarter	$ 18.49	$ 15.70	$ 0.04
	Third Quarter	$ 17.89	$ 14.97	$ 0.04
	Fourth Quarter	$ 18.37	$ 16.01	$ 0.04

2015	First Quarter	$ 17.96	$ 15.08	$ 0.06
	Second Quarter	$ 18.97	$ 16.81	$ 0.06

FCB shareholders are advised to obtain the current stock quotation for SWB common stock.  The market price of SWB common stock will fluctuate from the date of this proxy statement/prospectus to the date of completion of the merger.  Because of the possibility of adjustments to the merger consideration, you will not know the exact number of shares of SWB common stock or the exact amount of cash you will receive in connection with the merger when you vote on the reorganization agreement.

After the merger, SWB currently expects to pay (when, as and if declared by SWB’s board of directors out of funds legally available for that purpose and subject to regulatory restrictions) regular quarterly cash dividends.  While SWB currently pays dividends on its common stock, there is no assurance that it will continue to pay dividends in the future.  Future dividends on SWB’s common stock will depend upon its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, its ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by the board of directors of SWB.

As a holding company, SWB is ultimately dependent upon its subsidiaries (particularly Bank SNB) to provide funding for its operating expenses, debt service and dividends.  Various banking laws applicable to Bank SNB limit the payment of dividends and other distributions by Bank SNB to SWB, and may therefore limit SWB’s ability to pay dividends on its common stock.

FCB

There is no established public trading market for the common stock of FCB, and no market for FCB’s common stock is expected to develop if the merger does not occur.  No registered broker/dealer makes a market in FCB’s common stock, and FCB’s common stock is not listed for trading or quoted on any stock exchange or automated quotation system.  FCB acts as the transfer agent and registrar for its own shares.  As of the record date, there were approximately 177 holders of FCB’s common stock.

FCB becomes aware of trades of shares as transfer agent of its common stock and may also become aware of the prices at which these trades are made.  The following table sets forth the high and low sales prices known to management of FCB for trades of its common stock for the periods shown:

		High	Low	Number of Trades	Cash Dividends Per Share
2013	First Quarter	$ 17.75	$ 17.75	14	--
	Second Quarter	$ 17.75	$ 17.75	11	--
	Third Quarter	$ 17.75	$ 17.75	8	--
	Fourth Quarter	--	--	--	--

2014	First Quarter	--	--	--	--
	Second Quarter	$ 18.12	$ 18.12	48	--
	Third Quarter	--	--	--	--
	Fourth Quarter	--	--	--	--

2015	First Quarter	--	--	--	--
	Second Quarter	$ 18.92	$ 18.92	6	--

The most recent trade of FCB’s common stock occurred on April 13, 2015, when 11,022 shares were traded at a price of $18.92 per share.  There have been other limited transfers of FCB’s common stock that are not reflected in the table above which were excluded as they were transferred between related parties (as gifts or to trusts or estates or heirs).  Because of limited trading, the prices described may not be representative of the actual or fair value of FCB’s common stock.

FCB is not obligated to register its common stock or, upon any registration, to create a market for its stock.

FCB has never paid a dividend to its shareholders.

FCB’s shareholders are entitled to receive dividends out of legally available funds as and when declared by FCB’s board of directors, it its sole discretion.  As an Oklahoma corporation, FCB is subject to certain restrictions on dividends under the OGCA.  Generally, an Oklahoma corporation may pay dividends to its shareholders out of its surplus (the excess of its net assets over its capital), or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year.

Consistent with its policy that bank holding companies should serve as a source of financial strength for their subsidiary banks, the Federal Reserve has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of dividends to shareholders unless its net income available has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the bank holding company’s capital needs, asset quality and overall financial condition.

FCB does not engage in separate business activities of a material nature.  As a result, FCB’s ability to pay dividends depends upon the dividends received from FC Bank.  As an Oklahoma-chartered banking association, FC Bank’s ability to pay dividends is restricted by certain laws and regulations.  Under the Oklahoma Banking Code, approval of the Oklahoma Banking Commissioner is required if the total of all dividends declared by FC Bank in any calendar year exceeds the total of its net profits of that year combined with its retained net profits of the preceding two years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

In addition to Oklahoma law restrictions on FC Bank’s ability to pay dividends, under the Federal Deposit Insurance Corporation Improvement Act, FC Bank may not pay any dividend if the payment of the dividend would cause FC Bank to become undercapitalized or if FC Bank is “undercapitalized”.  The FDIC may further restrict the payment of dividends by requiring that FC Bank maintain a higher level of capital than would otherwise be required to be ‘adequately capitalized” for regulatory purposes.  Moreover, if, in the opinion of the FDIC, FC Bank is engaged in an unsound practice (which could include the payment of dividends), the FDIC may require, generally after notice and hearing, that FC Bank cease such practice.  The FDIC has indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe banking practice.  The FDIC has also issued policy statements providing that insured depository institutions generally should pay dividends only out of current operating earnings.

Under the Federal Reserve’s regulatory capital guidelines, FCB must maintain a Tier 1 capital to adjusted total assets ratio of at least 4.0%, a Tier 1 capital to risk weighted assets ratio of at least 4.0%, and a total risk based capital to risk weighted assets ratio of at least 8.0%.  As of March 31, 2015, FCB had a ratio of Tier 1 capital to adjusted total assets of 9.94%, a ratio of Tier 1 capital to risk-weighted assets of 12.44%, and a ratio of total risk based capital to risk-weighted assets of 13.69%.

DESCRIPTION OF SWB COMMON STOCK

   The summary set forth below is not intended to be complete and is qualified in its entirety by reference to SWB’s certificate of incorporation and bylaws.

 Under SWB’s Amended and Restated Certificate of Incorporation, SWB has the authority to issue up to 40,000,000 shares of our common stock, par value $1.00 per share, of which 19,033,860 shares were issued and outstanding as of August 7, 2015.     Each share of common stock is entitled to one vote on all matters submitted to shareholders, except that in the election of directors, cumulative voting is permitted, which means that each holder has the right to cast as many votes in the aggregate as equal the total number of shares held by the shareholder multiplied by the number of directors to be elected, and may cast the whole number of votes to which the shareholder is entitled for any one or more candidates in his or her discretion.

     Holders of shares of common stock do not have preemptive rights to subscribe for shares of common stock or any other class of stock that may be issued in the future.     Each share of common stock participates equally in dividends which are payable when, as and if declared by our board of directors out of funds legally available for such purpose, and is entitled to share equally in the assets of SWB available for distribution to shareholders in the event of our liquidation. If any shares of SWB serial preferred stock or Class B serial preferred stock are issued and outstanding, such shares may have priority in dividends or liquidation over shares of common stock.

EXPERTS

The consolidated financial statements of SWB appearing in SWB’s Annual Report (Form 10-K) for the year ended December 31, 2014, and the effectiveness of SWB’s internal control over financial reporting as of December 31, 2014 included in its Form 10-K, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in its reports, included therein, and are incorporated herein by reference. Such consolidated financial statements are incorporated herein in reliance upon the reports of such firm given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of SWB common stock to be issued by SWB in connection with the merger will be passed upon by McAfee & Taft A Professional Corporation, Oklahoma City, Oklahoma.  Certain legal matters with respect to the merger will be passed upon for FCB by Hartzog Conger Cason & Neville LLP.

WHERE YOU CAN FIND MORE INFORMATION

SWB is subject to the information requirements of the Exchange Act and files annual, quarterly and current reports, proxy statements, information statements and other information with the SEC.  Because SWB’s common stock trades on the NASDAQ Global Select Market under the symbol “OKSB”, those materials can also be inspected and copied at the offices of that organization.  Here are ways you can review and obtain copies of this information:

What is Available	Where to Get it
Paper copies of information	SEC’s Public Reference Room 100 F Street, N.E. Washington, D.C. 20549 NASDAQ Stock Market, Inc. Global Select Market One Liberty Plaza 165 Broadway New York, NY 10006
On-line information, free of charge	SEC’s Internet website at www.sec.gov
Information about the SEC’s Public Reference Room	Call the SEC at 1-800-SEC-0330

SWB has filed with the SEC a registration statement on Form S-4 under the Securities Act (File No. 333-205521), relating to the securities covered by this prospectus.  The registration statement, including the attached exhibits and schedules, contains additional relevant information about SWB and the securities.  This prospectus does not contain all of the information set forth in the registration statement.  Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that form a part of the registration statement for a copy of the contract or other document.  You can get a copy of the registration statement, at prescribed rates, from the sources listed above.  The registration statement and the documents referred to below under “Incorporation of Certain Documents by

Reference” are also available on SWB’s Internet website, www.oksb.com.  You can also obtain these documents from SWB, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:

Southwest Bancorp, Inc.

6301 Waterford Blvd., Suite 407

Oklahoma City, Oklahoma 73118

Attention:  Rusty LaForge

General Counsel

Telephone  (405) 427-4052

In addition to being a proxy statement of FCB, this document is the prospectus of SWB for the shares of its common stock that will be issued in connection with the merger.

FCB does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and, accordingly, does not file documents and reports with the SEC.

If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of FCB common stock, please contact Gary McClanahan, Executive Vice President of FCB, at the following address and telephone number:

First Commercial Bancshares, Inc.

1601 S. Kelly

Edmond, Oklahoma 73013

Telephone (405) 844-0110

You should rely only on the information contained in this proxy statement/prospectus.  Neither SWB nor FCB has authorized anyone to provide you with different information.  Therefore, if anyone gives you different or additional information, you should not rely on it.  The information contained in this proxy statement/prospectus is correct as of its date.  It may not continue to be correct after this date.  FCB has supplied all of the information about FCB and FC Bank contained in this proxy statement/prospectus and SWB has supplied all of the information contained in this proxy statement/prospectus about SWB and its subsidiaries.  Each of us is relying on the correctness of the information supplied by the other.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this proxy statement/prospectus, which means:

•	incorporated documents are considered part of this proxy statement/prospectus;

•	we can disclose important information to you by referring you to those documents; and
•	information that we file later with the SEC automatically will update and supersede information contained in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that we have previously filed with the SEC (File Nos.  001-34110 and 000-23064).  These documents contain important information about us:

•

our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 10, 2015, including the information in our proxy statement that is part of our Schedule 14A filed with the SEC on March 10, 2015, that is incorporated by reference in that Annual Report on Form 10-K;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, filed with the SEC on May 5, 2015 and August 7, 2015, respectively;
•

our Current Reports on Form 8-K (and any amendments thereto) filed with the SEC on July 22, 2015 and July 27, 2015 (other than any portions thereof deemed furnished and not filed in accordance with SEC rules); and

•

the description of our common stock contained in Item 5 of the Quarterly Report on Form 10-Q for the quarter ended September 30,1999; and any other amendment or report filed for the purpose of updating such description.

We incorporate by reference in this proxy statement/prospectus any additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC), from the date of the registration statement of which this proxy statement/prospectus is a part through the date on which the FCB special shareholders’ meeting described in the proxy statement/prospectus is held.  These documents may include annual, quarterly and current reports, as well as proxy statements.  Any material that we later file with the SEC will automatically update and supersede, where appropriate, the information previously filed with the SEC.  These documents are available to you without charge as described above in “Where You Can Find More Information”.

For purposes of this proxy statement/prospectus, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.

Appendix A

AGREEMENT AND PLAN OF REORGANIZATION

among

SOUTHWEST BANCORP, INC.,

FIRST COMMERCIAL BANCSHARES, INC.

and

FIRST COMMERCIAL BANK

Dated as of May 27, 2015

AGREEMENT AND PLAN OF REORGANIZATION

Exhibit AForm of Bank Merger Agreement

Exhibit BForm of Certificate of Merger

Exhibit CForm of Restrictive Covenant Agreement

Exhibit DForm of Shareholder Voting Agreement

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of May 27, 2015, by and among Southwest Bancorp, Inc., an Oklahoma corporation (“SWB”), First Commercial Bancshares, Inc., an Oklahoma corporation (“Bancshares”), and First Commercial Bank, an Oklahoma banking corporation and a wholly‑owned subsidiary of Bancshares (the “Bank”), with reference to the following:

R E C I T A L S:

WHEREAS, the Boards of Directors of SWB, Bancshares and the Bank have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the business combination transaction provided for herein in which Bancshares would merge with and into SWB (the “Merger”); and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to SWB’s willingness to enter into this Agreement, certain shareholders of Bancshares are concurrently entering into a Shareholder Voting Agreement (as defined below) with SWB pursuant to which each such shareholder will agree to vote his, her or its shares of Bancshares Common Stock (as defined below) in favor of this Agreement and the transactions contemplated hereby; and

WHEREAS, following the Merger, SWB intends to cause the Bank to merge (the “Bank Merger”) with and into Bank SNB, an Oklahoma banking corporation (“Bank SNB”), a wholly-owned subsidiary of SWB; and

WHEREAS, the parties intend the Merger be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended; and

WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto do hereby agree as follows:

ARTICLE I DEFINITIONS
1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

“Acquisition Proposal” shall have the meaning set forth in Section 7.5(a).

“Advisors” shall mean attorneys, accountants, investment bankers, financial consultants and other advisors and agents.

“Affiliate,” shall mean any person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, a referenced person or entity.

“Allowance” shall have the meaning set forth in Section 6.4(c).

“Audit” shall have the meaning set forth in Section 4.9.

“Bancshares Audited Financial Statements” shall mean (i) the audited consolidated balance sheets of Bancshares as of December 31, 2014 and 2013 (including the related notes thereto and schedules, if any); (ii) the related audited consolidated statements of operations and comprehensive income (loss), consolidated statements of changes in stockholders equity; and consolidated statements of cash flows (including the related notes thereto and schedules, if any) of Bancshares for each of the two years ended December 31, 2014 and 2013; and (iii) the Independent Auditor’s Report thereon.

“Bancshares Certificates” shall have the meaning set forth in Section 3.4(a).

“Bancshares Common Stock” shall mean the common stock, par value $1.00 per share, of Bancshares.

“Bancshares Disclosure Schedule” shall mean the written disclosure schedule being delivered to SWB by Bancshares in conjunction with the execution and delivery of this Agreement (which disclosure schedule shall specifically reference the representation and warranty to which it relates in Article IV of this Agreement).

“Bancshares Financial Statements” shall mean, collectively, the Bancshares Audited Financial Statements and the Bancshares Interim Financial Statements.

“Bancshares Interim Financial Statements” shall mean (i) the unaudited consolidated balance sheet of Bancshares as of March 31, 2015 (including the related notes thereto and schedules, if any), and (ii) the related unaudited consolidated statements of operations and cash flows for the three months ended March 31, 2015 (including the related notes thereto and schedules, if any).

“Bancshares Options” shall have the meaning given in Section 3.3(a).

“Bancshares Shareholders Agreement” shall have the meaning set forth in Section 7.11(e).

“Bancshares Shareholders’ Equity” shall mean the aggregate shareholders’ equity of Bancshares, determined on a consolidated basis in accordance with GAAP.

“Bancshares Shareholders Meeting” shall have the meaning given in Section 4.4(c).

“Bancshares Tangible Shareholders’ Equity” shall mean Bancshares Shareholders’ Equity as of the date for which the Bancshares Tangible Shareholders’ Equity is being determined, less an amount equal to any intangible assets reflected on the books of Bancshares or the Bank as of such date; provided, that for purposes of computing Bancshares Tangible Shareholders’ Equity the amount included as Bancshares’ accumulated comprehensive income account shall be the amount reported by Bancshares at December 31, 2014 for such account.

“Bank” shall have the meaning given in the preamble to this Agreement.

“Bank Common Stock” shall mean the common stock, par value $5.00, of the Bank.

“Bank Financial Statements” shall mean the following Consolidated Reports of Condition and Income of the Bank: (i) the Consolidated Report of Income for the period January 1, 2013 through December 31, 2013, together with the related schedules thereto, (ii) the Consolidated Report of Condition, dated December 31, 2013, together with the related schedules thereto, (iii) the Consolidated Report of Income for the period January 1, 2014 through December 31, 2014, together with the related schedules thereto, (iv) the Consolidated Report of Condition dated December 31, 2014, together with the related schedules thereto, (v) the Consolidated Report of Income for the three-month period beginning January 1, 2015 through March 31, 2015, together with the related schedules thereto, and (vi) the Consolidated Report of Condition, dated March 31, 2015, together with the related schedules thereto.

“Bank Merger” shall have the meaning given in the recitals to this Agreement.

“Bank Merger Agreement” shall mean the Bank Merger Agreement by and between Bank SNB and the Bank, substantially in the form attached hereto as Exhibit A.

“Bank Regulator” shall mean any federal or state agency charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits or other Governmental Entity having supervisory or regulatory authority with respect to Bancshares or the Bank.

“Bank SNB” shall have the meaning given in the recitals to this Agreement.

“Banking Affiliates Act” shall mean the Banking Affiliates Act of 1982, as amended.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in the State of Oklahoma are authorized or required by law to close.

“Certificate of Merger” shall mean a Certificate of Merger substantially in the form attached hereto as Exhibit B.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall mean the date of the Closing.

“Closing Financial Certificate” shall have the meaning set forth in Section 2.6(a)(iii).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall have the meaning set forth in Section 6.3(b).

“Dissenting Shares” shall have the meaning set forth in Section 3.1(e).

“Effective Time” shall have the meaning set forth in Section 2.1.

“Employee Plans” shall have the meaning set forth in Section 4.12(a).

“Environmental Claim” means any written notice from any Governmental Entity or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

“Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (a) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface or subsurface soil, plant and animal life or any other natural resource), and/or (b) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 3.4(a).

“Exchange Fund” shall have the meaning given in Section 3.4(b).

“FDIA” shall mean the Federal Deposit Insurance Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation, or any successor thereto.

“FRB” shall mean, as applicable, the Board of Governors of the Federal Reserve System or the Federal Reserve Bank having jurisdiction and acting pursuant to delegated authority.

“Final Bancshares Dividend” shall mean the cash dividend when and if declared by the Bancshares Board of Directors in conjunction with and prior to the Closing.

“Financial Statements” shall mean the Bancshares Financial Statements and the Bank Financial Statements, individually or collectively, as the context requires.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” shall mean any federal, state local or other court, administrative agency or commission or other governmental authority or instrumentality, including, without limitation, any Banking Regulator.

“Identified Asset” shall have the meaning given in Section 7.9.

“Knowledge of Bancshares” shall mean information that is actually known, or reasonably should have been known, to the executive officers or directors of Bancshares and/or the Bank.

“Knowledge of SWB” shall mean information that is actually known, or reasonably should have been known, to the executive officers or directors of SWB.

“Letter Agreements” means those certain letter agreements dated as of the date hereof between SWB and those Persons signing Restrictive Covenant Agreements.

“Material Adverse Effect” shall mean, with respect to Bancshares, any change, development or occurrence the effect of which is, or would reasonably be expected to be, material and adverse to the condition (financial or otherwise), results of operations, business, assets, liabilities (absolute, accrued, contingent or otherwise), properties, or operation of Bancshares taken as a whole, or materially impairs the ability of Bancshares to consummate the transactions contemplated by this Agreement or the other Transaction Documents.  Without limiting the generality of the foregoing, a Material Adverse Effect shall be deemed to have occurred if an event that results in, or could reasonably be expected to result in, a decrease in the Bancshares Shareholders’ Equity by $250,000 or more occurs.  Provided, however, a Material Adverse Effect shall not be deemed to include (a) changes in banking or similar laws of general applicability, (b) changes in GAAP or regulatory accounting principles, (c) actions or omissions of a party required by this Agreement or taken with the express prior written consent of the other party in contemplation of the transactions contemplated by this Agreement, (d) changes resulting from the public announcement of the Merger, changes affecting generally the markets in which the Bank operates, or changes in general local or domestic economic conditions, or (e) expenses incurred in connection with the transactions contemplated by this Agreement.

“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Measurement Date” shall mean the last day of the calendar month immediately preceding the Closing.

“Merger Consideration” shall mean $41,659,860; provided, in the event Bancshares Tangible Shareholders Equity is less than $29,546,000 as of the Measurement Date, the Merger Consideration shall equal (i) $41,659,860 minus (ii) the product of 1.41 times the excess, if any, of (A) $29,546,000 over (B) the amount of Bancshares Tangible Shareholders Equity as of the end of the Measurement Date.

“NASDAQ” shall mean The Nasdaq Stock Market Inc. National Global Select Market.

“OGCA” shall mean the Oklahoma General Corporation Act, as amended.

“OREO” shall mean other real estate owned.

“OSBD” shall mean the Oklahoma State Banking Department.

“Per Share Cash Consideration” shall mean forty-nine percent (49%) of the Per Share Merger Consideration which shall be payable in cash.

“Per Share Merger Consideration” shall mean the amount derived by dividing the Merger Consideration by the number of shares of Bancshares Common Stock outstanding immediately prior to the Effective Time.

“Per Share Stock Consideration” shall mean that number of shares of SWB Common Stock derived by dividing fifty-one percent (51%) of the Per Share Merger Consideration by the SWB Average Stock Price; provided, however, if the SWB Average Closing Stock Price is less than $13.50, then the number of shares of SWB Common Stock issuable as Per Share Stock Consideration shall be derived by dividing fifty-one percent (51%) of the Per Share Merger Consideration by $13.50 and if the SWB Average Closing Stock Price is greater than $21.50, then the number of shares of SWB Common Stock issuable as Per Share Stock Consideration shall be derived by dividing fifty-one percent (51%) of the Per Share Merger Consideration by $21.50.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, association, trust, “group” (as that term is defined under the Securities Exchange Act of 1934) or other entity.

“Professional Fees” shall mean all fees incurred up to the Effective Time for services rendered to Bancshares or the Bank by their respective Advisors in connection with the transactions contemplated by this Agreement.

“Proxy Materials” shall have the meaning given in Section 4.4(c).

“Record Date” shall mean the record date established by the Bancshares Board of Directors for those shareholders of Bancshares entitled to receive (when and if declared) a ratable portion of the Final Bancshares Dividend.

“Registration Statement” shall have the meaning given in Section 4.4(c).

“Representative” shall have the meaning given in Section 3.5.

“Restrictive Covenant Agreement” shall mean the agreement in substantially the form attached hereto as Exhibit “C” to be executed at the Closing by and between SWB and each of those Persons executing a Letter Agreement.

“Rights” shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests.

“SEC” means the United States Securities and Exchange Commission.

“SRO” means the Financial Industry Regulatory Authority, applicable securities commodities and futures exchanges, and other industry self-regulatory organizations.

“SWB Average Closing Stock Price” shall mean the average daily closing price of SWB Common Stock on the NASDAQ (as reported in The Wall Street Journal or, if not reported therein, another alternative source as chosen by the mutual agreement of Bancshares and SWB) for the ten consecutive trading days ending on and including the fifth trading day immediately prior to the Closing Date.

“SWB Average Stock Price” shall mean $17.50, which amount is the average daily closing price of SWB Common Stock on the NASDAQ (as reported in The Wall Street Journal or, if not reported therein, another alternative source as chosen by the mutual agreement of Bancshares and SWB) for the ten consecutive trading days ending on and including the  last trading day immediately prior to the date of this Agreement.

“SWB Board Representative” shall have the meaning given in Section 6.4(e).

“SWB Common Stock” shall mean the common stock, par value $1.00 per share, of SWB.

“SWB Disclosure Schedule” means the written disclosure schedule being delivered to Bancshares by SWB in conjunction with the execution and delivery of this Agreement (which disclosure schedule shall specifically reference the representation and warranty to which it relates in Article V of this Agreement).

“SWB Loan Representatives” shall mean Matt Pollock (having an email address of mattpollock@banksnb.com) and David Sine (having an email address of davidsine@banksnb.com).

“SWB SEC Reports” shall have the meaning given in Section 5.5(a).

“Securities Act” means the Securities Exchange Act of 1933, as amended.

“Shareholder Voting Agreement” shall mean the Shareholder Voting Agreement to be executed by certain shareholders of Bancshares, each in substantially the form attached hereto as Exhibit D.

“Specific Reserve” shall mean the amount, if any, established by the Bank or Bancshares as a reserve against an identified loss associated with a loan or lease receivable held by the Bank or Bancshares, including any participations held by the Bank or Bancshares.

“Subsidiary” shall mean a corporation or other entity the voting securities of which are owned or otherwise controlled, directly or indirectly, by another entity in an amount sufficient to elect at least a majority of the Board of Directors or other governing body of such entity.

“Superior Proposal” shall mean any unsolicited offer made by a third party to consummate a tender offer, exchange offer, merger, consolidation, share exchange or similar transaction which would result in such third party (or its shareholders) owning, directly or indirectly, all of Bancshares Common Stock then outstanding (or the surviving entity of a merger) or substantially all of the assets of Bancshares and its Subsidiaries, and otherwise on terms which the Board of Directors of Bancshares determines in good faith to be more favorable to Bancshares’ shareholders from a financial point of view than the Merger.

“Surviving Corporation” shall have the meaning set forth in Section 2.3.

“Tax Return” means any report, return or other information required to be supplied to a taxing authority with respect to Taxes, including, without limitation and where permitted or required, combined or consolidated returns for any group of entities that includes Bancshares or the Bank.

“Taxes” means all federal, state, local or foreign taxes, fees and other charges, however denominated, including, without limitation, income, sales and use, excise, franchise, real and personal property, gross receipts, alternative minimum, intangible, license, transfer or payroll tax or charge imposed by any taxing authority, including, without limitation, any interest, penalties or additions to tax in respect of the foregoing.

“Termination Fee” shall have the meaning given in Section 9.2(b).

“Transaction Documents” shall mean this Agreement and all other agreements, instruments, certificates and other documents to be entered into or delivered by any party hereto pursuant to this Agreement or any of the foregoing, including, without limitation, the Bank Merger Agreement, the Restrictive Covenant Agreements and the Shareholder Voting Agreements.

“Trustee” shall have the meaning given in Section 7.7.

1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning indicated throughout this Agreement.
1.3 Other Definitional Provisions.

(a) Unless expressly provided otherwise, all references in this Agreement to Articles, Sections, subsections and other subdivisions refer to corresponding Articles, Sections, subsections and other subdivisions of this Agreement.  Exhibits referred to herein are attached hereto and by this reference made a part hereof.

(b) Titles appearing at the beginning of any of such subdivisions are for convenience only, shall not constitute part of any such subdivision and shall be disregarded in construing the language contained in such subdivisions.

(c) The words “this Agreement,” “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d) The words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation.”

(e) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.  Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter.

(f) The terms “dollars” and “$” shall mean United States Dollars.

(g) Unless otherwise expressly provided herein, references to any law, statute, code, ordinance, rule, regulation or treaty or to any contract, lease, agreement, covenant, indenture, note, security, instrument, arrangement, commitment or any other binding written understanding that is defined or referred to herein means such document as from time to time amended, modified or supplemented, including (if applicable) by waiver or consent or by succession of comparable successor laws, statutes, codes, ordinances, rules, regulations or treaties and any reference in this Agreement to any such law, statute, code, ordinance or treaty shall be deemed to include any rules and regulations promulgated thereunder.

ARTICLE II THE MERGER

2.1 Effective Time of Merger.  Upon the terms and subject to the conditions of this Agreement, a Certificate of Merger shall be duly prepared, executed by SWB and thereafter delivered to the Oklahoma Secretary of State for filing, as provided in the OGCA, on or prior to the Closing Date.  The Merger shall become effective upon the filing of the Certificate of Merger with the Oklahoma Secretary of State or at such time thereafter as is provided in the Certificate of Merger (the “Effective Time”).  The parties will use commercially reasonable efforts to cause the Effective Time to occur on the Closing Date, but in no event will the Effective Time occur more than one (1) business day after the Closing Date.

2.2 Closing.  On the terms and subject to the conditions of this Agreement, and provided that this Agreement has not been terminated in accordance with its terms, the closing (the “Closing”) of the Merger shall take place at the offices of the Bank, at 10:00 a.m. local time, on the tenth (10th) Business Day following the satisfaction or waiver of the conditions set forth in Article VII (other than the delivery of certificates and other instruments and documents to be delivered at the Closing), or at such other date, time and place upon which the parties hereto shall mutually agree.

2.3 Effects of the Merger.  At the Effective Time, Bancshares shall be merged with and into SWB, and the separate existence of Bancshares shall cease.  The Merger will have the effects set forth in the OGCA.  As used in this Agreement, “Surviving Corporation” shall mean SWB, at and after the Effective Time, as the surviving corporation in the Merger.

2.4 Certificate of Incorporation and Bylaws.  The Certificate of Incorporation of SWB as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, unless and until amended as provided by law and such Certificate of Incorporation.  The Bylaws of SWB as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, unless and until amended or repealed as provided by applicable law.

2.5 Directors and Officers.  The directors of SWB in office as of immediately prior to the Effective Time shall be the directors of the Surviving Corporation at the Effective Time.  The officers of SWB in office immediately prior to the Effective Time shall be the officers of the Surviving Corporation at the Effective Time.  The directors and officers of the Bank in office immediately prior to the Effective Time shall tender their resignations in such capacities immediately prior to the Effective Time and, at the sole discretion of SWB, may be reappointed or replaced by such persons designated by SWB.

2.6 Deliveries at Closing.
(a) At the Closing, Bancshares and the Bank shall deliver to SWB:

(i) counterpart signature pages to each of the Transaction Documents (other than this Agreement and the Shareholder Voting Agreements) to which Bancshares, the Bank or any of their Affiliates are to be a party that are to be executed at Closing;

(ii) a certificate executed by the President of Bancshares and a certificate executed by the President of the Bank, in each case, certifying as to the matters described in Section 8.3(c);

(iii) a certificate (the “Closing Financial Certificate”) signed by the President of the Bank and Bancshares, certifying as to (A) compliance with Section 7.9 hereof, (B) compliance with the financial measures as specified in Section 8.3(h) and (C) the number of issued and outstanding shares of Bancshares Common Stock determined immediately prior to the Closing;

(iv) certified copies of the certificate of incorporation and bylaws of each of Bancshares and the Bank, in each case, together with all amendments thereto;

(v) good standing certificates, dated no more than ten (10) Business Days prior to the Closing Date, issued by the Oklahoma Secretary of State, certifying as to the existence and good standing of Bancshares and the Bank in the State of Oklahoma;

(vi) certified copies of the resolutions of (A) the Board of Directors of Bancshares approving this Agreement and the Merger, and (B) the Board of Directors of the Bank approving the Bank Merger Agreement and the Bank Merger;

(vii) certified copies of the resolutions of the (A) shareholders of Bancshares approving this Agreement and the Merger, and (B) the sole shareholder of the Bank approving the Bank Merger Agreement and the Bank Merger;

(viii) a list of all internal and examiner classified loans and watch listed loans as of the most recent month end prior to the Closing Date and a list of all OREO expected to be owned by the Bank as of the Closing Date;

(ix) subject to the declaration of the Final Bancshares Dividend by the Bancshares Board of Directors which remains unpaid immediately prior to the Closing, a Bancshares shareholders list as of the Record Date, which shareholders list shall include the tax identification number and address of each Bancshares shareholder as reflected on the books and records of Bancshares and/or the Bank; and

(x) all other certificates, schedules, or other items required to be delivered to SWB by Bancshares or the Bank or any of their Affiliates pursuant to this Agreement or any other Transaction Document and not theretofore delivered.

(b) At the Closing, SWB shall deliver or cause to be delivered to Bancshares and the Bank (as applicable):

(i) counterpart signature pages to each of the Transaction Documents (other than this Agreement and the Shareholder Voting Agreements) to which SWB or any of its Affiliates are to be party that are to be executed at Closing;

(ii) a certificate executed by the President or a Vice President of SWB certifying as to the matters described in Section 8.2(c);

(iii) certified copies of the resolutions of (i) the Board of Directors of SWB authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby and (ii) the Board of Directors of Bank SNB approving the Bank Merger Agreement and the Bank Merger; and

(iv) all other certificates, schedules, or other items required to be delivered by SWB or any of its Affiliates to Bancshares, the Bank or any of their respective Affiliates pursuant to this Agreement or any other Transaction Document and not theretofore delivered.

2.7 Bank Merger.  Following the Effective Time and subject to obtaining all required regulatory and shareholder approvals, the Bank will be merged with and into Bank SNB, with the full-service banking offices of the Bank becoming branch offices of Bank SNB.  The Bank Merger will be in accordance with the terms of the Bank Merger Agreement.

ARTICLE III EFFECT OF THE MERGER ON CAPITAL STOCK; SURRENDER OF CERTIFICATES
3.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Bancshares Common Stock:

(a) Cancellation of Treasury Stock and Shares Owned by SWB.  All shares of Bancshares Common Stock that are owned either by (i) Bancshares as treasury stock, or (ii) SWB shall be cancelled or retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Conversion of Bancshares Common Stock.  Other than Dissenting Shares and the shares of Bancshares Common Stock to be cancelled in accordance with Section 3.1(a), each share of Bancshares Common Stock shall be converted into the right to receive from SWB, without interest, the Per Share Cash Consideration and the Per Share Stock Consideration.

(c) No Fractional Shares.  Notwithstanding anything in this Agreement to the contrary, SWB will not issue any certificates or scrip representing fractional shares of SWB Common Stock otherwise issuable pursuant to the Merger.  In lieu of the issuance of any such fractional shares, SWB shall pay to each former holder of Bancshares Common Stock otherwise entitled to receive such fractional share an amount of cash determined by multiplying (i) the Per Share Stock Consideration by (ii) the fraction of the share of Bancshares Common Stock which such holder would otherwise be entitled to receive pursuant to Section 3.1(b) above.

(d) SWB Capital Stock.  Each share of SWB capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding at the Effective Time and shall be unaffected by the Merger.

(e) Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Bancshares Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by shareholders who shall not have voted such shares in favor of the Merger and who shall have delivered to SWB a written demand for appraisal of such shares in the manner provided in Section 1091 of the OGCA (the “Dissenting Shares”) shall not be converted into the right to receive a pro rata portion of the Merger Consideration in accordance with Section 3.1(b) hereof, but instead, the holders thereof shall be entitled to payment of the appraised value of such shares in accordance with the provisions of the OGCA; provided,  however, in the event a holder fails to perfect, withdraws or otherwise loses his right to appraisal and payment for his shares of Bancshares Common Stock pursuant to the applicable provisions of the OGCA, each of the Dissenting Shares held by such holder shall be converted into and represent only the right to receive a pro rata portion of the Merger Consideration in accordance with Section 3.1(b).

3.2 Adjustments to Per Share Stock Consideration.  The aggregate number of shares of SWB Common Stock to be exchanged for each share of Bancshares Common Stock shall be adjusted appropriately to reflect any change in the number of shares of SWB Common Stock by reason of any stock dividends or splits, reclassification, recapitalization or conversion with respect to the SWB Common Stock, received or to be received by holders of SWB Common Stock, when the record date or payment occurs before the Effective Time.

3.3 Treatment of Bancshares Stock Option Awards.

(a) In accordance with the terms of Bancshares’ equity incentive plans and each underlying award agreement, each option to acquire shares of Bancshares Common Stock (“Bancshares Options”) that is not otherwise immediately exercisable will become fully exercisable in conjunction with the Closing (which shall constitute a “change of control” within the meaning of such award agreements).  The Bancshares Board of Directors shall set a date (which date will be at least two (2) Business Days prior to the Effective Time) (the “Specified Date”)

before which all Bancshares Options may be exercised by the holder thereof in accordance with its terms.  Bancshares may provide for cashless exercise of the Bancshares Options; provided that any adjustment to allow for cashless exercise of any Bancshares Options which are “incentive stock options” under Section 422 of the Code shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code.  At the Effective Time, all unexercised Bancshares Options will terminate.

(b) At or prior to the Effective Time, Bancshares’ Board of Directors shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of Section 3.3(a) above.

3.4 Exchange of Certificates and Payment.

(a) Exchange Agent.  Prior to the Effective Time, SWB shall appoint Bank SNB as exchange agent (the “Exchange Agent”) for the purpose of exchanging certificates representing SWB Common Stock which are to be issued and making the payment of the Per Share Cash Consideration which is to be paid pursuant to Section 3.1(b), together with any cash to be paid with respect to fractional shares, to the holders of certificates which immediately prior to the Effective Time evidenced shares of Bancshares Common Stock (collectively, the “Bancshares Certificates”).

(b) Merger Consideration.  On the Closing Date, SWB shall deposit with or make available to the Exchange Agent for exchange in accordance with Section 3.4(c) below (i) certificates evidencing the SWB Common Stock to be issued pursuant to Section 3.1(b) and (ii) immediately available funds in an amount sufficient to make the appropriate payments of the Per Share Cash Consideration, each as may be adjusted pursuant to Sections 3.1(c),  3.1(e) and 3.2 above (collectively, the “Exchange Fund”); and SWB shall instruct the Exchange Agent to timely deliver the Merger Consideration.

(c) Exchange Procedures.  Within five (5) Business Days after the Effective Time, SWB shall cause the Exchange Agent to mail or deliver to each former Bancshares shareholder (i) a letter of transmittal (which shall specify that delivery shall be effected only upon delivery of the Bancshares Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as SWB and Bancshares may reasonably determine), and (ii) instructions for use in effecting the surrender of the Bancshares Certificates in exchange for the Per Share Merger Consideration.  Upon surrender of a Bancshares Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as the Exchange Agent may reasonably require, the holder of such Bancshares Certificate shall be entitled to promptly receive the Per Share Stock Consideration and the Per Share Cash Consideration in exchange for each share of Bancshares Common Stock represented by the certificate(s) so surrendered pursuant to the provisions of this Article III, and the Bancshares Certificate(s) so surrendered shall forthwith be cancelled.  Until surrendered as contemplated by this Section 3.4, each Bancshares Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the applicable portion of the Per Share Merger Consideration payable with respect to the shares of Bancshares Common Stock represented by such Bancshares Certificate.

(d) No Further Ownership Rights in Bancshares Common Stock.  The applicable portion of the Merger Consideration paid upon surrender of shares of Bancshares Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Bancshares Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Bancshares Common Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Bancshares Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article III.

(e) Lost or Stolen Certificate.  In the event that any Bancshares Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay the applicable portion of the Merger Consideration to such shareholder in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, together with such other documents required under Section 3.4(c);  provided,  however, that the Exchange Agent may, in its discretion and as a condition precedent to the exchange, require the owner of such lost, stolen or destroyed certificate to submit to the Exchange Agent a bond in a form and substance satisfactory to the Exchange Agent, or an indemnification agreement in a form acceptable to SWB, whereby such shareholder agrees to indemnify SWB, the Surviving Corporation and the Exchange Agent against any claim that may be made against SWB or the Surviving Corporation or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed, in lieu of such certificates.

(f) Termination of Fund; Limit of Liability.  Any portion of the Exchange Fund that remains unclaimed by the shareholders of Bancshares for six months after the Effective Time shall be returned to SWB upon demand, and any shareholders of Bancshares who have not theretofore complied with the exchange procedures of this Article III shall thereafter look only to SWB, and not the Exchange Agent, for payment of any Merger Consideration, without any interest on the cash portion thereof, in respect of their shares of Bancshares Common Stock.  Notwithstanding the foregoing, none of SWB, Bancshares or the Surviving Corporation shall be liable to any holder of shares of Bancshares Common Stock for any portion of the Merger Consideration that is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Withholding.  SWB (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from the cash consideration otherwise payable pursuant to this Agreement to any holder of shares of Bancshares Common Stock or Dissenting Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld by SWB, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Bancshares Common Stock or Dissenting Shares in respect of which such deduction and withholding was made by SWB.

3.5 Paying Agent.  If a Final Bancshares Dividend has been declared prior to the Closing but remains unpaid immediately prior to the Closing, Bancshares, in conjunction with the Closing, shall (i) deliver to Bank SNB a shareholders list as of the Record Date for the payment of the Final Bancshares Dividend, which Shareholders List shall include those matters specified in

Section  2.6(a)(ix) and (ii) deposit with Bank SNB immediately available funds in an amount equal to the Final Bancshares Dividend.  Subject to receipt of the shareholders list and said funds, Bank SNB shall act as the paying agent for the Final Bancshares Dividend.  In such capacity, Bank SNB shall mail or deliver a check to each Bancshares shareholder as of the Record Date, as reflected on the shareholders list described above, in an amount equal to that portion of the Final Bancshares Dividend due such shareholder.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BANCSHARES

Except as may be disclosed to SWB in the Bancshares Disclosure Schedule, Bancshares represents and warrants to SWB, as of the date hereof and as of the Closing Date (except those representations and warranties that are made as of a specific date need only be true as of such date) as follows:

4.1 Capital Structure of Bancshares and the Bank; Ownership of Bank Common Stock.

(a) The authorized capital stock of Bancshares consists of 2,000,000 shares of Bancshares Common Stock.  As of the date hereof, there are 1,299,963 shares of Bancshares Common Stock issued and outstanding and 55,557 shares of Bancshares Common Stock held as treasury shares.  The outstanding shares of Bancshares Common Stock represent all of the outstanding equity of Bancshares.  All issued and outstanding shares of Bancshares Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and none of the outstanding shares of Bancshares Common Stock has been issued in violation of the preemptive or subscription rights of any Person.  Except for Bancshares Options to purchase 57,250 shares of Bancshares Common Stock as of the date hereof, there are no Rights authorized, issued or outstanding with respect to the Bancshares Common Stock.

(b) The authorized capital stock of the Bank consists of 1,000,000 shares of Bank Common Stock.  As of the date hereof, there are (i) 500,979 shares of Bank Common Stock issued and outstanding, and (ii) no shares of Bank Common Stock held as treasury shares.  All outstanding shares of Bank Common Stock are owned, beneficially and of record, by Bancshares, have been duly authorized and validly issued, are fully paid and, except as provided by 6 Okla. Stat. § 220, nonassessable, and none of the outstanding shares of Bank Common Stock have been issued in violation of the preemptive or subscription rights of any Person.  There are no Rights authorized, issued or outstanding with respect to the Bank Common Stock, and all of the outstanding Bank Common Stock is owned, beneficially and of record, by Bancshares, free and clear of all liens, claims and encumbrances of every kind and character.

4.2 Organization, Standing and Authority of Bancshares and the Bank.

(a) Bancshares is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma.  Bancshares has the full corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.  Bancshares is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and is otherwise duly authorized, qualified and licensed under all applicable laws, regulations and orders of Governmental Entities to conduct business as a bank holding company as presently conducted and to own all of the outstanding shares of Bank Common Stock.  Bancshares has heretofore delivered to SWB true and complete copies of the certificate of incorporation and bylaws of Bancshares as in effect as of the date hereof.

(b) The Bank is a state banking corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma.  The Bank has the full corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.  The Bank is duly authorized, qualified and licensed under all applicable laws, regulations and orders of Governmental Entities to conduct a banking business and to own and operate the assets purported to be owned by the Bank.  Bancshares has heretofore delivered to SWB true and complete copies of the certificate of incorporation and bylaws of the Bank as in effect as of the date hereof.  All eligible accounts of depositors in the Bank are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due by the Bank, and the Bank has filed all reports required by the FDIA.  The Bank is a member in good standing of the Federal Home Loan Bank of Topeka and owns the requisite amount of stock therein.

4.3 Subsidiaries.  The only direct Subsidiaries of Bancshares are the Bank and the First Commercial Statutory Trust I, a Delaware business trust.  Each Subsidiary of the Bank is listed on Schedule 4.3 of the Bancshares Disclosure Schedule, which schedule also sets forth the outstanding equity interests of each Subsidiary.  Each Subsidiary of the Bank is duly organized, validly existing and in good standing under the laws of its state of organization, and has the full corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.  All of the outstanding equity interests in each Subsidiary of the Bank (a) have been validly issued and are fully paid and non-assessable, (b) are owned free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, and (c) are free of any other restrictions that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as currently conducted.  Except as disclosed in Schedule 4.3 of the Bancshares Disclosure Schedule, neither Bancshares nor the Bank own any direct or indirect equity interest in any other entity.

4.4 Authorized and Effective Agreement; Consents and Approvals.

(a) Each of Bancshares and the Bank have all requisite corporate power and authority to enter into this Agreement and each of the other Transaction Documents to which each is or will be a party and (subject to receipt of all necessary governmental and shareholder approvals and the expiration of all applicable waiting periods) to perform all of its obligations under this Agreement and each of the other Transaction Documents.  The execution and delivery of this Agreement and each of the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Bancshares and the Bank, other than the receipt of the shareholder approval contemplated by Section 7.4.  This Agreement and each of the other Transaction Documents executed at this time have been duly and validly executed and delivered by Bancshares and the Bank and constitute (or will constitute) legal, valid and binding obligations of Bancshares and the Bank which are enforceable against Bancshares and the Bank in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

(b) Neither the execution and delivery of this Agreement or the other Transaction Documents by Bancshares and the Bank, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any provision of the certificate of incorporation or bylaws of Bancshares or the Bank; (ii) assuming that the consents and approvals set forth herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Bancshares or the Bank or any of their respective properties or assets, (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Bancshares or the Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Bancshares or the Bank is a party, or by which any of their respective properties or assets may be bound or affected, or (iv) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under any agreement to which Bancshares, the Bank, any Subsidiaries of the Bank.

(c) Except for consents and approvals of or filings or registrations with or notices to (i) the FRB and the OSBD, (ii) the filing with the SEC of a Registration Statement on Form S-4 to register the SWB Common Stock under the Securities Act that will be issued in connection with the Merger (such Form S-4, and any amendments or supplements thereto being collectively referred to as the “Registration Statement”), which will include the proxy statement/prospectus to be used in soliciting the approval of Bancshares shareholders at a special meeting of Bancshares shareholders to be called to consider and vote upon the Merger (the “Bancshares Shareholders Meeting”) (such proxy statement, as amended or supplemented, is hereinafter referred to as the “Proxy Materials”), (iii) the approval of this Agreement and the Merger by the requisite vote of shareholders of Bancshares, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Oklahoma pursuant to the OGCA, (v) such other consents, approvals, orders, authorizations, registrations, declarations or filings or waivers thereof as may be required under applicable federal and state securities (or related) laws, and (vi) such filings, authorizations or approvals as may be set forth in Schedule 4.4(c) of the Bancshares Disclosure Schedule, no consents or approvals of or filings or registrations with or notices to any Governmental Entity or other Person are required on behalf of Bancshares, the Bank or any Subsidiaries of the Bank in connection with (a) the execution and delivery of this Agreement or any other Transaction Document by Bancshares or the Bank, or (b) the consummation by Bancshares and the Bank of the transactions contemplated hereby or thereby.

4.5 Regulatory Reports and Agreements.  Since January 1, 2011, Bancshares and the Bank have duly filed with the appropriate Bank Regulators, in correct form, all reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations.  Bancshares and the Bank have previously delivered or made available to SWB accurate and complete copies of all such reports.  In connection with the most recent examinations of Bancshares and the Bank by the appropriate Bank Regulators, neither Bancshares nor the Bank was required to correct or change any action, procedure or proceeding which, to the Knowledge of Bancshares, has not been now corrected or changed.  Neither Bancshares nor the Bank is a party to or subject to any commitment, letter (other than letters addressed to regulated banking institutions generally or examination reports), written agreement, memorandum of understanding, order or other regulatory enforcement action or proceeding with or by any Bank Regulator, including, without limitation, the OSBD, the FDIC or the FRB, and neither Bancshares nor the Bank has received any notification from any such Bank Regulator that Bancshares or the Bank may be requested to enter into, or otherwise become subject to, any such commitment, letter, written agreement, memorandum of understanding, order or other regulatory enforcement action or proceeding.

4.6 Financial Statements.

(a) The Bancshares Financial Statements are set forth in Schedule 4.6(a) of the Bancshares Disclosure Schedule.  The Bancshares Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements) and fairly present, in all material respects, the consolidated financial position of Bancshares and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim consolidated statements are subject to normal and recurring year-end adjustments which are not expected to be material in amount or effect.  The books and records of Bancshares are being maintained in material compliance with applicable regulatory and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Bancshares.  Except to the extent reflected, disclosed or provided for in the Bancshares Financial Statements or described on Schedule 4.6(a) of the Bancshares Disclosure Schedule, Bancshares has no liabilities of any nature, whether absolute, accrued, contingent or otherwise, other than those liabilities (i) reflected on the balance sheet, dated as of March 31, 2015 included in the Bancshares Financial Statements and not previously paid or discharged, (ii) incurred after March 31, 2015 arising in the ordinary course of Bancshares business which were properly incurred consistent with past practice, or (iii) contemplated by this Agreement.

(b) The Bank Financial Statements are set forth in Schedule 4.6(b) of the Bancshares Disclosure Schedule.  The Bank Financial Statements fairly present, in all material respects, the consolidated financial condition and results of operations of the Bank and its Subsidiaries, as of the dates and for the periods set forth therein.  Except as otherwise stated therein (or in the proviso to this sentence), the Bank Financial Statements have been prepared in accordance with GAAP; provided, that the Bank Financial Statements (i) omit some or all footnote disclosures required by GAAP, (ii) are subject to any variations required by regulatory accounting principles as mandated by the Federal Financial Institutions Examination Council, and (iii) covering interim periods have been prepared in accordance with past practice and are subject to normal and recurring year-end adjustments which are not expected to be material in amount or effect.  The books and records of the Bank are being maintained in material compliance with applicable regulatory and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of the Bank.  Except to the extent reflected, disclosed or provided for in the Bank Financial Statements or described in Schedule 4.6(b) of the Bancshares Disclosure Schedule, each of the Bank and its Subsidiaries has no liabilities of any nature, whether absolute, accrued, contingent or otherwise, other than those liabilities (i) reflected on the balance sheet included in the Consolidated Report of Condition dated March 31, 2015, together with the related schedules thereto, and not previously paid or discharged, (ii) incurred after March 31, 2015 arising in the ordinary course of business which were properly incurred consistent with past practice, or (iii) contemplated by this Agreement.

4.7 No Material Adverse Change.

(a) Since December 31, 2014, (i) Bancshares and the Bank have conducted their businesses in the ordinary and usual course, and (ii) no event has occurred or circumstances arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

(b) Except as described in Schedule 4.7(b) in the Bancshares Disclosure Schedule, since December 31, 2014, neither Bancshares nor the Bank has:

(i) issued any notes, bonds or other debt securities, or otherwise borrowed any amount or incurred or become subject to any liabilities (absolute or contingent), except, with respect to the Bank, only (A) current liabilities incurred in the ordinary course of business and consistent with past practices, and (B) liabilities under contracts entered into in the ordinary course of business and consistent with past practice;

(ii) except for the Final Bancshares Dividend (if declared) or as contemplated by Section 7.9 of this Agreement, declared any dividend or made any payment or distribution of cash or other property to its shareholders or purchased or redeemed any shares of its capital stock or granted any option for the purchase of its capital stock;

(iii) mortgaged, pledged or had subjected to any lien, security interest, charge or any other encumbrance, any of its assets, tangible or intangible, except pledges to secure government deposits and in connection with repurchase or reverse repurchase agreements;

(iv) discharged or satisfied any material lien or encumbrance or paid any material obligation or liability (absolute or contingent), other than current liabilities included in the balance sheets as of December 31, 2013, included in the Financial Statements and current liabilities incurred since the date thereof in the ordinary course of business consistent with past practices;

(v) sold, assigned or transferred any real or personal property, patents, trademarks, trade names, copyrights, trade secrets or other tangible or intangible assets, or disclosed any proprietary confidential information to any Person other than for fair consideration in the ordinary course of business and consistent with past practices;

(vi) suffered any material loss or waived any right of material value, whether or not in the ordinary course of business or consistent with past practices;
(vii) entered into any transaction (except as otherwise contemplated by this Agreement) other than in the ordinary course of business and consistent with past practices;

(viii) made any capital expenditures or commitments therefor in excess of $25,000 per expenditure or commitment and not exceeding $100,000 in the aggregate (such amounts to be determined collectively for Bancshares and the Bank);

(ix) made any loans or advances to, guarantees for the benefit of, or investments in, any Person, other than in the ordinary course of business and consistent with past practices;
(x) made any change in any method of accounting or accounting practice;

(xi) except as contemplated by Section 8.3(i) of this Agreement, granted any increase in the compensation payable or to be payable to any director, officer or employee (other than normal periodic increases made by the Bank pursuant to the Bank’s established compensation policies);

(xii) except as contemplated by Section 8.3(i) of this Agreement or as disclosed on Schedule 4.7(b), paid or agreed to pay any bonus or severance to, or provide any other benefit to any of its directors, officers or employees;

(xiii) suffered any material theft, damage, destruction or casualty loss, whether or not covered by insurance;

(xiv) entered into nor received any notice or advice that it may become subject or a party to any order, agreement, consent, memorandum of understanding or other regulatory enforcement action or proceeding by a Bank Regulator, or become a party to any commitment letter or similar undertaking to a Bank Regulator; or

(xv) agreed, whether in writing or otherwise, to take any action described in this Section 4.7(b).
4.8 Environmental Matters.

(a) Bancshares and the Bank are in material compliance with all applicable Environmental Laws.  Neither Bancshares nor the Bank has received any written notice alleging that Bancshares and/or the Bank is not in such compliance or that either of them is responsible (or potentially responsible) for remedying, or the cleanup of, any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath such property, and, to the Knowledge of Bancshares, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

(b) None of the properties owned, leased or operated by Bancshares or the Bank has been or is in violation of or liable under any Environmental Law.

(c) There are no past or present actions, activities, circumstances, conditions, events or incidents involving Bancshares or the Bank’s property or, to the Knowledge of Bancshares, the collateral securing loans made by the Bank, or otherwise, that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against Bancshares or the Bank or against any person or entity whose liability for any Environmental Claim Bancshares or the Bank has or may have retained or assumed either contractually or by operation of law.

4.9 Tax Matters.  Each of Bancshares and the Bank has timely filed all Tax Returns required to be filed by it through the date hereof, and all such Tax Returns are, to the Knowledge of Bancshares, true, complete and accurate in all material respects.  Bancshares and the Bank have timely paid and discharged all Taxes shown to be due on such returns and have timely paid all other Taxes as are due or accruable through the Closing Date, except (a) such as are being contested in good faith by appropriate proceedings and with respect to which Bancshares and the Bank are maintaining reserves adequate for their payment, or (b) Taxes which are accruable through the Closing Date and which are properly shown on the books of Bancshares and the Bank, as applicable, as a liability (or for which an adequate reserve has been established) as of the date hereof.  The liability for Taxes set forth on each Tax Return adequately reflects the Taxes required to be reflected on such Tax Return.  As of the date hereof, neither the Internal Revenue Service nor any other Governmental Entity or taxing authority or agency is now asserting, either through audits, administrative proceedings, court proceedings or otherwise, or, to the Knowledge of Bancshares, threatening to assert against Bancshares or the Bank, any deficiency or claim for additional Taxes.  Each of Bancshares, the Bank and the Subsidiaries of the Bank (as applicable) has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or any similar provisions under any state or local laws of withholding with respect to employee wages) and has, within the time and manner prescribed by law, withheld and paid to the proper Governmental Entity all amounts required to be withheld and paid under all applicable laws.  No federal, state, local or foreign audit or other administrative or court proceeding (each, an “Audit”) currently exists or has been initiated and remains open with regard to any Taxes or Tax Returns of Bancshares or the Bank, and neither Bancshares nor the Bank has received any written notice that such an Audit is pending or threatened with respect to Bancshares or the Bank or any Tax Return required to be filed by or with respect to Bancshares or the Bank.  Neither Bancshares nor the Bank has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.  There are no liens for

Taxes on any assets (excluding property acquired through foreclosure or in lieu thereof by the Bank) of Bancshares or the Bank other than liens for Taxes which are not yet due and payable.  Neither Bancshares nor the Bank (i) except as described in Schedule 4.9 in the Bancshares Disclosure Schedule, is a party to, bound by or has any obligation under, any tax sharing agreement, tax indemnification agreement or similar contract or arrangement; or (ii) has made any payments, or is a party to any agreement that under any circumstances could obligate it to make payments based upon the consummation of the transactions contemplated hereby, constituting a change of the nature described in Section 280G of the Code, that are or will not be deductible because of Section 280G of the Code.

4.10 Legal Proceedings.  Schedule 4.10 of the Bancshares Disclosure Schedule lists all existing or, to the Knowledge of Bancshares, threatened, legal, administrative, arbitration or other proceedings, claims, actions, controversies or governmental investigations of any nature against or involving Bancshares, the Bank or any Subsidiary, or their respective officers, directors, employees or agents to the extent that any such matters relate to their services to, or representation of, Bancshares or the Bank.  None of the proceedings, claims, actions, controversies or governmental investigations disclosed on Schedule 4.10 of the Bancshares Disclosure Schedule would, or would reasonably be expected to (a) have a Material Adverse Effect; (b) impair the ability of Bancshares or the Bank, as applicable, to conduct business as now conducted; (c) result in any substantial liability of Bancshares, the Bank or any other Subsidiary, that is not adequately covered by insurance; or (d) restrain or otherwise impair the performance of any other action by Bancshares or the Bank under this Agreement or any other Transaction Document.  To the Knowledge of Bancshares, there are no circumstances, conditions, events or arrangements, contractual or otherwise, that may hereafter give rise to any proceedings, claims, actions, controversies or governmental investigations involving Bancshares, the Bank or any Subsidiary.

4.11 Compliance with Laws and Regulations.

(a) Each of Bancshares, the Bank and their respective Subsidiaries has all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, Governmental Entities that are necessary in order to permit it to carry on its business as it is presently being conducted and the absence of which would reasonably be expected to have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and, to the Knowledge of Bancshares, no suspension or cancellation of any of the same is threatened.

(b) Neither Bancshares, the Bank nor any Subsidiary is in violation of its governing documents, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any Governmental Entity (including, without limitation, all banking, securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any Governmental Entity, except for violations that would not be material to Bancshares or its Subsidiaries, taken as a whole; and neither Bancshares, the Bank nor any Subsidiary has received any written notice or communication from any Governmental Entity asserting that either Bancshares or the Bank is in violation of any of the foregoing.  Without limiting the generality of the foregoing, neither Bancshares nor the Bank has been advised of any regulatory concerns regarding its compliance with (i) the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines; (ii) consumer lending, deposit and savings and related operations laws and regulations, including the Equal Credit Opportunity Act and Regulation B, the Truth in Lending Act and Regulation Z, applicable regulations promulgated by the Consumer Financial Protection Bureau, the Fair Debt Collection Practices Act and other investor and mortgage insurance company requirements relating to the originating, sale and servicing of mortgage and consumer loans; (iii) extensions of credit to and transactions with officers, directors and affiliates, including Federal Reserve Act Sections 23A and 23B; and (iv) the Community Reinvestment Act.  The most recent regulatory rating given to the Bank as to compliance with the Community Reinvestment Act was “Satisfactory,” and subsequently, the Bank has not received any complaints as to Community Reinvestment Act compliance.

(c) Neither Bancshares, the Bank nor any Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment, and neither Bancshares, the Bank nor any Subsidiary has received any written communication from a Governmental Entity requesting that it enter into any of the foregoing.

4.12 Employee Matters and ERISA.

(a) Schedule 4.12(a) of the Bancshares Disclosure Schedule sets forth all stock option, employee stock purchase and stock bonus plans, qualified pension or profit-sharing plans, any deferred compensation, bonus or group insurance contract or any other incentive, welfare or employee benefit plan, as defined in Section 3(3) of ERISA, or agreement, understanding, practice or commitment, formal or informal, sponsored, maintained or contributed to by Bancshares or the Bank for the benefit of the current or former directors, officers, employees or independent contractors of Bancshares or the Bank (the “Employee Plans”).  Except as described in Schedule 4.12(a) of the Bancshares Disclosure Schedule, neither Bancshares nor the Bank has any present or future obligation or liability under any of the Employee Plans.  No present or former employee of Bancshares or the Bank has been charged with breaching or has breached a fiduciary duty under any of the Employee Plans.  Neither Bancshares nor the Bank maintains, contributes to or participates in any plan that provides health, major medical, disability or life insurance benefits to former employees of Bancshares or the Bank and, except as described in Schedule 4.12(a) of the Bancshares Disclosure Schedule as of the date hereof, no former employee of either Bancshares or the Bank is eligible for benefits under any medical plan sponsored by Bancshares or the Bank under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

(b) Schedule 4.12(b) of the Bancshares Disclosure Schedule describes each (i) agreement with any shareholder, director, executive officer or other key employee of Bancshares or the Bank (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Bancshares or the Bank of the nature of any of the transactions contemplated by this Agreement, (B) providing any terms of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any Person may receive payments from Bancshares or the Bank that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such Person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding Bancshares or the Bank, including, without limitation, any stock option plan, stock appreciation rights plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Bank employee plans, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated hereby.

(c) None of Bancshares, the Bank, any Employee Plan or, to the Knowledge of Bancshares, any fiduciary of such plan has incurred any liability to the Department of Labor or the Internal Revenue Service with respect to the coverage of any employees of Bancshares or the Bank under any Employee Plan that has not been satisfied in full.

(d) Full payment has been made (or proper accruals have been established to the extent required by GAAP) of all contributions which are required for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established to the extent required by GAAP) of all contributions which are due and payable after the date hereof and prior to the Closing, under the terms of each of the Employee Plans or ERISA.

(e) To the Knowledge of Bancshares, each of the Employee Plans has been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.

4.13 Certain Contracts.

(a) Schedule 4.13(a) of the Bancshares Disclosure Schedule sets forth all of the following types of agreements, arrangements or commitments to which either Bancshares or the Bank is a party, is bound or affected by, receives or is obligated to pay benefits under: (i) any agreement, arrangement or commitment relating to the borrowing of money by Bancshares or the Bank (other than in the case of deposits, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business) or the guarantee by Bancshares or the Bank of any obligation; (ii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, officer or employee of Bancshares or the Bank, other than any agreement, arrangement or commitment terminable at will and without the payment of any penalty by Bancshares or the Bank, and other than the Employee Plans; (iii) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of Bancshares or the Bank upon execution of this Agreement or any other Transaction Document or upon or following consummation of the transactions contemplated hereby or thereby (either alone or in connection with the occurrence of any additional acts or events); (iv) any agreement, arrangement or understanding pursuant to which either Bancshares or the Bank is obligated to indemnify any director, officer, employee or agent of Bancshares or the Bank; (v) any agreement, arrangement or understanding to which either Bancshares or the Bank is a party or by which either of the same is bound which limits the freedom of Bancshares or the Bank to compete in any line of business or with any Person; (vi) any supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by an applicable Governmental Entity; (vii) any lease of real or personal property requiring payments of annual rental in excess of $25,000, whether as lessor or lessee; or (viii) any other agreement, arrangement or understanding which involves an annual payment of more than $25,000 or which is not terminable at the election of Bancshares or the Bank without payment of any penalty or similar termination fee on not more than thirty (30) calendar days’ prior written notice.  Bancshares has previously delivered or made available to SWB a copy of each such agreement, arrangement or understanding or, if oral, has described such agreement, arrangement or understanding in a writing previously delivered to SWB.

(b) Neither Bancshares, the Bank nor any Subsidiary is in default or in non-compliance, which default or non-compliance could reasonably be expected to have a Material Adverse Effect, under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

4.14 Insurance.  Each of Bancshares and the Bank is insured and, during each of the past three (3) calendar years, has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable laws, regulations and agreements to which Bancshares or the Bank is party.  Schedule 4.14 of the Bancshares Disclosure Schedule identifies all insurance policies maintained by either Bancshares and/or the Bank as of the date hereof and any claims pending thereunder.  All of the policies and bonds maintained by Bancshares and the Bank are in full force and effect and shall continue in full force and effect through the Closing Date, and all claims thereunder have been filed in a due and timely manner, and no such claim has been denied.  Neither Bancshares nor the Bank has been notified that its fidelity or insurance coverage will not be renewed by the carrier(s) on substantially the same terms as its existing coverage.

4.15 Properties.  All real and personal property owned by Bancshares and the Bank or presently used by them in their businesses are in condition (ordinary wear and tear excepted) sufficient to carry on the business of Bancshares and the Bank in the ordinary course of business consistent with their past practices.  Either Bancshares or the Bank, as applicable, has good and marketable title, free and clear of all liens, encumbrances, charges, defaults or equities (other than equities of redemption under applicable foreclosure laws or of lessors respecting any leased property) to all of the material properties and assets, real and personal, reflected on the Financial Statements or acquired after the date thereof, other than properties sold by Bancshares or the Bank in the ordinary course of business, except (a) liens for current taxes not yet due or payable, (b) pledges to secure deposits and other liens incurred in the ordinary course of the Bank’s banking business, and (c) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent.  All real and personal property which is material to the business of Bancshares and the Bank and leased or licensed by either Bancshares or the Bank is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms, and such leases will not terminate or lapse prior to the Closing.  Schedule 4.16 of the Bancshares Disclosure Schedule sets forth a description of all real property used in the conduct of the businesses of Bancshares and the Bank.

4.16 Transactions with Affiliates.  Except as may be described in Schedule 4.16 of the Bancshares Disclosure Schedule, there are no existing or pending transactions, nor are there any agreements or understandings, with any Affiliates of Bancshares or the Bank, relating to, arising from or affecting Bancshares or the Bank, including, without limitation, any transactions, arrangements or understandings relating to the purchase or sale of goods or services, the lending of monies or the sale, lease or use of any assets of Bancshares or the Bank except for (i) current salary and business expense advances consistent with past practices, (ii) loans that have been entered into in the ordinary course of business on terms no more favorable to such Person than if the loan had been entered into on an arms’ length basis pursuant to normal commercial terms and conditions and in compliance with applicable law, and (iii) such Person’s deposit accounts at the Bank.

4.17 Loans.  Each loan on the books and records of Bancshares and the Bank, including, without limitation, unfunded portions of outstanding lines of credit and loan commitments, was made and has been serviced in all material respects in accordance with customary lending standards in the ordinary course of business, is evidenced by appropriate and sufficient documentation,  constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditor’s rights and to general equity principles, and is not subject to any known or threatened defenses, offsets or counterclaims that might be asserted against Bancshares or the Bank.  The credit files of Bancshares and the Bank contain all material information known to Bancshares or the Bank that is reasonably required to evaluate, in accordance with generally prevailing practices in the banking industry, the collectibility of the loan portfolio of Bancshares or the Bank.  With respect to any loan or other evidence of indebtedness all or a portion of which has been sold or guaranteed by any Governmental Entity, including the Small Business Administration, each of such loans was made in compliance and conformity with all relevant laws, rules, regulations and procedures such that such Governmental Entity’s guarantee of such loan is, to the Knowledge of Bancshares, effective during the term of such loan in all material respects.  Schedule 4.17 of the Bancshares Disclosure Schedule lists all internal and examiner classified loans and watch listed loans and all OREO as of the most recent month end.

4.18 Intellectual Property.  Either Bancshares or the Bank, as applicable, owns all right, title and interest in, to and under (or has a valid, written and enforceable license in), free and clear of any lien, claim or encumbrance of any kind, and has the valid and enforceable right to use and fully and completely assign, transfer and convey, all computer software and programs of any kind or nature (including, without limitation, any and all object code, source code, firmware, program and/or programming tools), currently used or planned to be used in such party’s business or otherwise reasonably necessary to carry on such party’s business.  The activities, products and services of Bancshares and the Bank have not and do not, to the Knowledge of Bancshares, infringe upon, misappropriate, dilute (in the case of trademarks), and/or otherwise violate, or constitute the unauthorized use of, the intellectual property of any other Person.  There are no written or, to the Knowledge of Bancshares, oral allegations, threats or claims, and there are no lawsuits pending or, to the Knowledge of Bancshares, threatened, in any case, alleging that any of Bancshares or the Bank’s activities, products or services infringe upon, misappropriate, dilute (in the case of trademarks), and/or otherwise violate or constitute the unauthorized use of any other Person’s intellectual property.

4.19 Bancshares Information.  None of the information supplied or to be supplied by or on behalf of Bancshares or any of its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Materials will, at the date it is first mailed to the shareholders of Bancshares, at the time of the Bancshares Shareholders Meeting, at the time the Registration Statement is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.20 Brokers and Finders.  Neither Bancshares nor the Bank (or any of their directors, officers, employees or agents) has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Bancshares or the Bank in connection with this Agreement or the other Transaction Documents or any of the transactions contemplated hereby or thereby.

4.21 Disclosures.  None of the representations and warranties of either Bancshares or the Bank contained in this Agreement, or in the other Transaction Documents contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, at the time and in light of the circumstances (including, without limitation, the nature and scope of the information described in the representation, warranty, information or document), not misleading.  Copies of all documents that either Bancshares or the Bank has previously delivered or made available to SWB pursuant to this Article IV are true, correct and complete copies thereof and include all amendments, supplements and modifications thereto and all waivers thereunder.

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SWB

Except as may be disclosed to Bancshares in the SWB Disclosure Schedule, SWB represents and warrants to Bancshares, as of the date of this Agreement and as of the Closing Date (except those representations and warranties that are made as of a specific date need be true only as of such date) as follows:

5.1 Capital Structure of SWB.

(a) The authorized capital stock of SWB consists of (a) 40,000,000 shares of SWB Common Stock, of which 19,033,384 shares are issued and outstanding as of the date of this Agreement, and (b) 2,000,000 shares of preferred stock, no shares of which are issued and outstanding as of the date of this Agreement.  All issued and outstanding shares of SWB Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of SWB Common Stock has been issued in violation of the preemptive or subscription rights of any Person.

(b) At the Effective Time, the SWB Common Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive or subscription rights of any Person.  The SWB Common Stock to be issued in exchange for Bancshares Common Stock in the Merger will be issued pursuant to (i) an effective registration statement under the Securities Act and (ii) effective registrations or exemptions under state securities laws, as applicable.

5.2 Organization, Standing and Authority.

(a) SWB is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma.  SWB has the full corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the ability of SWB to consummate the transactions contemplated hereby.  SWB is duly registered as a financial holding company under the Bank Holding Company Act of 1956, as amended, and is otherwise duly authorized, qualified and licensed under all applicable laws, regulations and orders of Governmental Entities to conduct business as a bank holding company as presently conducted.

(b) Bank SNB is a state banking corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma.  Bank SNB has the full corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the ability of Bank SNB to consummate the transactions contemplated hereby.  All of the issued and outstanding shares of capital stock of Bank SNB are owned, beneficially and of record, by SWB.

5.3 Authorized and Effective Agreement; Consents and Approvals.

(a) SWB has all requisite corporate power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party and (subject to receipt of all necessary approvals from applicable Bank Regulators) to perform all of its obligations under this Agreement and each of the other Transaction Documents.  The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of SWB.  This Agreement has been duly and validly executed and delivered by SWB (and each other Transaction Document to which SWB is a party will be duly and validly executed and delivered at Closing) and constitutes (or will constitute) legal, valid and binding obligations of SWB which are enforceable against SWB in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

(b) None of the execution and delivery of this Agreement or the other Transaction Documents by SWB, the consummation by SWB of the transactions contemplated hereby or thereby in accordance with the terms hereof or thereof, or compliance by SWB with any of terms or provisions hereof or thereof, will (i) violate any provision of the certificate of incorporation or bylaws of SWB, (ii) assuming that the consents and approvals set forth herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to either SWB or any of its properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of SWB under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which SWB is a party, or by which any of its properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate would not reasonably be expected to materially prevent or delay the consummation of the transactions contemplated hereby.

(c) Except for consents and approvals of or filings or registrations with or notices to (i) the FRB and the OSBD, (ii) the filing with the SEC of the Proxy Materials and the Registration Statement in which the Proxy Materials will be included as a prospectus, and declaration of effectiveness of the Registration Statement, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Oklahoma pursuant to the OGCA, (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO, the rules of the NASDAQ, or any other federal and state securities (or related) laws, and (v) such filings, authorizations or approvals as may be set forth in Schedule 5.3(c) of the SWB Disclosure Schedule, no consents or approvals of or filings or registrations with or notices to any federal, state, municipal or other governmental or regulatory commission, board, agency or non-governmental third party are required on behalf of SWB in connection with (a) the execution and delivery of this Agreement or any other Transaction Document by SWB, or (b) the completion by SWB of the transactions contemplated hereby or thereby.

5.4 Regulatory Approval.  Each of SWB and Bank SNB is “well capitalized” as defined by applicable federal regulations as of the date hereof, and Bank SNB has a Community Reinvestment Act rating of “Satisfactory.”  As of the date hereof, neither SWB nor Bank SNB is aware of any reasons relating to SWB or Bank SNB why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for consummation of the transactions contemplated by this Agreement.

5.5 SEC Filings; Financial Statements.

(a) SWB has timely filed or furnished, as applicable, and made available to Bancshares all documents required to be filed by SWB since December 31, 2012 (the “SWB SEC Reports”) under the Securities Act or the Exchange Act.  The SWB SEC Reports, including any SWB SEC Reports filed after the date of this Agreement until the Effective Time, at the time filed (or, if amended or superseded by a filing before the date of this Agreement, then on the date of such filing) (i) complied in all material respects with the applicable requirements of the United States federal securities laws and regulations, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SWB SEC Reports or necessary in order to make the statements in such SWB SEC Reports, in light of the circumstances under which they were made, not misleading.

(b) Each of the SWB financial statements (including, in each case, any related notes) contained in the SWB SEC Reports, including any SWB SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of SWB and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim consolidated financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

5.6 Taxes.  SWB and its Subsidiaries have filed with the appropriate Governmental Entities all material Tax Returns and reports required to be filed, and have paid all Taxes and assessments due and owing (whether or not shown on any Tax Return).  At the time of filing, all such Tax Returns were, to the Knowledge of SWB, correct and complete in all material respects.  Neither SWB nor any of its Subsidiaries is a party to any pending action or proceeding by any Governmental Entity for assessment or collection of Taxes, nor has any written claim for assessment or collection of Taxes been asserted against SWB or any of its Subsidiaries.

5.7 Legal Proceedings.  There are no existing or, to the Knowledge of SWB, threatened, legal, administrative, arbitral or other proceedings, claims, actions, controversies or governmental investigations of any nature against or involving SWB or any of its Subsidiaries which, if adversely determined, could reasonably be expected to (a) have a material adverse effect on SWB; (b) impair the ability of SWB or Bank SNB, as applicable, to conduct business as now conducted; (c) result in any substantial liability of SWB, Bank SNB or any other Subsidiary that is not adequately covered by insurance; or (d) restrain or otherwise impair the performance of any other action by SWB or Bank SNB under this Agreement or any other Transaction Document.  To the Knowledge of SWB, there are no circumstances, conditions, events or arrangements, contractual or otherwise, that may hereafter give rise to any proceedings, claims, actions, controversies or governmental investigations involving SWB, Bank SNB or any other Subsidiary.

5.8 Compliance with Law and Regulations.
(a) Each of SWB, Bank SNB and their respective Subsidiaries has all material permits, licenses, certificates of authority, orders and approvals of, and has made all A-32 filings, applications and registrations with, Governmental Entities that are necessary in order to permit it to carry on its business as it is presently being conducted and the absence of which could reasonably be expected to have a material adverse effect; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and, to the Knowledge of SWB, no suspension or cancellation of any of the same is threatened.

(b) Neither SWB, Bank SNB nor any Subsidiary is in violation of its governing documents, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any Governmental Entity (including, without limitation, all banking, securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any Governmental Entity, except for violations that would not be material to SWB or its Subsidiaries, taken as a whole; and neither SWB, Bank SNB nor any Subsidiary has received any written notice or communication from any Governmental Entity asserting that either SWB or Bank SNB is in violation of any of the foregoing.  Without limiting the generality of the foregoing, neither SWB nor Bank SNB has been advised of any regulatory concerns regarding its compliance with (i) the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines; (ii) consumer lending, deposit and savings and related operations laws and regulations, including the Equal Credit Opportunity Act and Regulation B, the Truth in Lending Act and Regulation Z, applicable regulations promulgated by the Consumer Financial Protection Bureau, the Fair Debt Collection Practices Act and other investor and mortgage insurance company requirements relating to the originating, sale and servicing of mortgage and consumer loans; (iii) extensions of credit to and transactions with officers, directors and affiliates, including Federal Reserve Act Sections 23A and 23B; and (iv) the Community Reinvestment Act.

(c) Neither SWB, Bank SNB nor any Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment, and neither SWB, Bank SNB nor any Subsidiary has received any written communication from a Governmental Entity requesting that it enter into any of the foregoing.

5.9 Absence of Changes.  Since December 31, 2014, (a) SWB and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (b) no event has occurred or circumstances has arisen that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on SWB.  SWB, Bank SNB and their respective Subsidiaries are in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and orders applicable to them except for the failure, whether individually or in the aggregate to be so in compliance, is not reasonably expected to have a material adverse effect.

5.10 Financing.  SWB has, or at the Closing will have, sufficient cash on hand which is uncommitted as to any other use, or a credit facility with sufficient availability, to pay the aggregate cash portion of the Merger Consideration.

5.11 SWB Information.  None of the information supplied or to be supplied by or on behalf of SWB or any of its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Materials will, at the date it is first mailed to the shareholders of Bancshares, at the time of the Bancshares Shareholders Meeting, at the time the Registration Statement is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  All documents that SWB is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to SWB or any of its Subsidiaries or other information supplied by or on behalf of SWB or any of its Subsidiaries for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder.  The representations and warranties contained in this Section 5.11 will not apply to statements or omissions included or incorporated by reference in the Registration Statement or the Proxy Materials to the extent based upon information supplied to SWB by or on behalf of Bancshares.

5.12 Brokers and Finders.  Except as may be disclosed on Schedule 5.12 to the SWB Disclosure Schedule, neither SWB nor any of its Affiliates has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for SWB or Bank SNB in connection with this Agreement or the other Transaction Documents or any of the transactions contemplated hereby or thereby.

5.13 Disclosures.  None of the representations and warranties of SWB contained in this Agreement or in the other Transaction Documents contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, at the time and in light of the circumstances (including, without limitation, the nature and scope of the information described in the representation, warranty, information or document), not misleading.  Copies of all documents that SWB has previously delivered or made available to Bancshares pursuant to this Article V are true, correct and complete copies thereof and include all amendments, supplements and modifications thereto and all waivers thereunder.

ARTICLE VI COVENANTS RELATING TO THE CONDUCT OF BUSINESS

6.1 Commercially Reasonable Efforts.  Subject to the terms and conditions of this Agreement, each party to this Agreement shall use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable laws and regulations so as to permit consummation of the transactions contemplated by this Agreement or by any other Transaction Document (including, without limitation, satisfaction of the conditions to Closing specified in Article VIII of this Agreement) on or before October 1, 2015 or, in the event that requisite regulatory and other approvals have not yet been obtained, as promptly as practicable thereafter, and to otherwise enable consummation of the transactions contemplated hereby, and shall cooperate fully with the other party or parties hereto to that end.

6.2 Consents.  SWB, Bancshares and the Bank, as applicable, shall each give any notices to third parties and will proceed diligently and in good faith, and will use commercially reasonable efforts to obtain, as promptly as practicable, all consents and approvals that may be required in connection with the execution or performance of this Agreement or any other Transaction Document.  Each of SWB, Bancshares and the Bank shall promptly take such actions as such party may deem commercially reasonable and necessary, proper or advisable in connection with any other notices to, filings with and authorizations, consents and approvals of Governmental Entities and third parties that it is required to give, make or obtain.  Each of such parties agrees to consult with the other with respect to obtaining all necessary consents and approvals of third parties, including the FRB and the OSBD, necessary to consummate the transactions contemplated hereby or by any other Transaction Document and to keep the other apprised of the status regarding such applications, notices or other approvals required to consummate the transactions contemplated hereby.

6.3 Investigation and Confidentiality.

(a) Bancshares and the Bank shall permit SWB and its representatives reasonable access to the properties and personnel, and shall disclose and make available to SWB all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of Bancshares and the Bank including, without limitation, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and shareholders, organizational documents, bylaws, material contracts and agreements, filings with any Governmental Entities, accountants’ work papers, litigation files, loan files, plans affecting employees, and any other business activities or prospects in which SWB may have a reasonable interest; provided, that such access shall be reasonably related to the transactions contemplated hereby and not unduly interfere with normal operations, shall not violate any law or agreement or constitute the waiver of any privilege.  Bancshares and the Bank shall make each of their officers, employees and agents and authorized representatives reasonably available to confer with SWB and its representatives.

(b) All information furnished previously to SWB or its representatives by Bancshares or the Bank, or to Bancshares or its representatives by SWB or Bank SNB, in connection with the transactions contemplated by this Agreement or pursuant hereto, including, without limitation, all information provided to the SWB Board Representative or discussed at any of the meeting described in Section 6.4(e) at which the SWB Board Representative is present, shall be held in confidence to the extent required by, and in accordance with, the confidentiality agreement, dated May 5, 2014, as amended, between SWB and Bancshares (the “Confidentiality Agreement”).

6.4 Business of Bancshares and the Bank.
(a) During the period from the date of this Agreement and continuing until the Closing, except as expressly contemplated or permitted by this Agreement or with the A-35 prior written consent of SWB, each of Bancshares and the Bank shall carry on their respective businesses in the ordinary course consistent with past practice (including, without limitation, the amount and types of loans originated as of the date hereof in the case of the Bank).  Each of Bancshares and the Bank shall use reasonable efforts to (i) preserve their respective business organizations intact, (ii) keep available to itself and SWB the present services of the employees of Bancshares and the Bank (unless such employees are terminated for cause or, with the written consent of SWB, for failure to adequately perform or other reason, or unless such employees voluntarily terminate their employment), and (iii) preserve for itself and SWB the goodwill of the customers of Bancshares and the Bank and others with whom business relationships exist.  Without limiting the generality of the foregoing, except with the prior written consent of SWB, between the date hereof and the Closing, neither Bancshares nor the Bank shall (to the extent applicable):

(i) other than a dividend or other distribution made pursuant to Section 7.9 hereof or as contemplated by Section 8.3(h), declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Bancshares Common Stock on or after the Measurement Date provided, except for dividends or distributions made pursuant to Section 7.9 (which shall be effective as of the Measurement Date), no dividend or other distribution will be made on or after the Measurement Date if the effect of the dividend or other distribution would be to reduce Bancshares Tangible Shareholders’ Equity to less than $29,546,000;

(ii) except for shares of Bancshares Common Stock issued upon the exercise of Bancshares Options in accordance with Section 3.3(a) hereof, issue any shares of its capital stock, or issue, grant, modify or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

(iii) amend its certificate of incorporation or bylaws; impose, or suffer the imposition, on any share of stock held by Bancshares in the Bank of any material lien, charge or encumbrance or permit any such lien to exist; or, except in the ordinary course of business, waive or release any right or cancel or compromise any debt or claim;

(iv) increase the rate of compensation of any of its directors, executive officers or employees, or except as contemplated by Section 8.3(i) hereof, pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to, any of its directors, officers or employees;

(v) enter into or, except as may be required by law, modify any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to the Employee Plans except contributions made in the ordinary course of business consistent with past practice;

(vi) enter into (1) any agreement, arrangement or commitment not made in the ordinary course of business except as contemplated by Section 8.3(i) hereof, (2) any agreement, indenture or other instrument relating to the borrowing of money (other than in the case of deposits, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business) or guarantee of any such obligation, or (3) any agreement, arrangement or commitment other than as contemplated by Section 8.3(i) hereof relating to the employment of, or severance of, an officer, employee or consultant or amend any such existing agreement, except that an individual may be employed in the ordinary course of business if the employment of such employee is terminable at will without liability, other than as required by law;

(vii) change its method of accounting in effect for the year ended December 31, 2014, except as required by changes in laws or regulations or GAAP, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the year ended December 31, 2014, except as required by changes in laws or regulations;

(viii) purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practice and policies, or as required to comply with Section 7.9 hereof;

(ix) make any capital expenditures or commitments thereto in excess of $25,000 per expenditure or commitment and not exceeding $100,000 in the aggregate (such amounts to be determined collectively for Bancshares and the Bank);

(x) file any applications or make any contract with respect to branching, site location or relocation or closing of a branch;
(xi) acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

(xii) engage in any transaction with an Affiliate, other than transactions in the ordinary course of business consistent with past practice and which (A) in the case of any loan or deposit are made on terms (including interest rate and, with respect to loans, collateral) substantially similar to those prevailing at the time for comparable transactions by the Bank with non-Affiliates, and (B) are in compliance with all other requirements of applicable laws and regulations;

(xiii) enter into any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(xiv) discharge or satisfy any material lien or encumbrance or pay any material obligation or liability (absolute or contingent) other than at scheduled maturity or in the ordinary course of business;
(xv) enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets;
(xvi) invest in any investment securities other than (A) federal funds or (B) such securities as SWB shall approve in writing;

(xvii) purchase any loan participation in, or make or commit to make any new loan or letter of credit, make or commit to make any new or additional discretionary advance under any existing line of credit (A) in principal amounts in excess of $250,000 or that would increase the aggregate credit outstanding to any one borrower (or group of affiliated borrowers) by more than $250,000, or (B) regardless of amount (1) to any officer or director (or any of their related interests as such term is defined in Regulation O) of Bancshares or the Bank, and (2) to any borrower or Affiliate of such borrower who has an existing loan identified by the Bank, SWB or an examiner as a classified or watch-list loan; provided,  however, that SWB shall, consistent with Section 6.4(b), in all events act promptly and reasonably to grant (or withhold) its consent on all such credit decisions in a manner and on a timetable that allows the Bank to conduct its business in a manner consistent with past practices;

(xviii) extend or renew any loan, line of credit or letter of credit (or a participation therein) in a principal amount in excess of $500,000; provided,  however, that SWB shall, consistent with Section 6.4(b), in all events act promptly and reasonably to grant (or withhold) its consent on all such credit decisions in a manner and on a timetable that allows the Bank to conduct its business in a manner consistent with past practices;

(xix) purchase any brokered deposits, materially alter its method of establishing interest rates on deposit products, or increase the rates it pays on deposit products except for increases pursuant to changes in rates paid on such deposit products generally in the county in which the Bank office offering such product is located;

(xx) fail to mark to market, in a manner consistent with past practices and as required by GAAP, any investment and available for sale securities owned by Bancshares and/or the Bank;

(xxi) knowingly take any action that would result in any of the representations and warranties contained in this Agreement not being true and correct in any material respect at the Closing or that could reasonably result in any material delay in the consummation of the transactions contemplated hereby; or

(xxii) agree to do any of the foregoing.

(b) From and after the execution of this Agreement, through the last Business Day prior to the Closing Date, the Bank shall cause its daily loan activity report to be transmitted by email to the SWB Loan Representatives at the email addresses specified in Section 1.1 of this Agreement, as well as any other officers of SWB or Bank SNB as SWB may reasonably request.  With respect to those proposed extensions of credit described in clause (A) or clause (B) of Section 6.4(a)(xvii) or in Section 6.4(a)(xviii) above, prior to making the proposed extensions of credit, the Bank shall cause the loan credit memorandum with respect to the proposed extension of credit to be transmitted by email to the SWB Loan Representatives at the email addresses specified in Section 1.1 of this Agreement.  Upon receipt of such loan credit memorandum, one or more of the SWB Loan Representatives will promptly review and approve the proposed extension of credit (which approval may be given by return email) or request such additional information with respect to the proposed extension of credit as Loan Representative(s) may determine necessary.

(c) Bancshares shall cause the Bank to maintain its practice of charging off or down loans against its allowance for loan and lease losses (the “Allowance”) in accordance with past practice and shall have an Allowance as of the Measurement Date and as of the Closing Date in an amount not less than $4,295,000.

(d) Bancshares shall, or shall cause the Bank to, use commercially reasonable efforts to maintain their respective existing policies of insurance (including coverage levels) unless otherwise consented to in writing by SWB or except as contemplated by Section 7.6(c) hereof.

(e) Promptly following the execution of this Agreement, Bancshares and the Bank shall grant a representative designated from time to time by SWB (the “SWB Board Representative”), in its sole discretion, for the period from the date hereof to the Closing Date, the right to observe all meetings of the Board of Directors of Bancshares and the Bank (and all committees thereof); provided, that such representative shall not have the right to observe the portions of any meetings, or participate in discussions, concerning this Agreement or the transactions contemplated hereby.  At his or her election, the SWB Board Representative may participate in any such meeting telephonically.  Bancshares and the Bank, or any committee thereof, as applicable, shall cause to be provided to the SWB Board Representative not less than one Business Day notice prior to any such meeting.  Each of Bancshares and the Bank shall provide to the SWB Board Representative copies of any written materials provided to the Board of Directors (or any committee thereof) of Bancshares or the Bank concurrently with the delivery of such materials to the individual Board and committee members; provided, however, that the SWB Board Representative shall not have the right to receive any such materials concerning this Agreement or the transactions contemplated hereby.

ARTICLE VII ADDITIONAL COVENANTS
7.1 Information for Regulatory Applications and Registration Statement.

(a) Bancshares shall, promptly following receipt of a written request from SWB, furnish to SWB all information concerning Bancshares that is required for inclusion in any application, statement or document to be made or filed by SWB with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement.  Bancshares shall have the right to review in advance, and to the extent practicable consult with SWB, with respect to all written information submitted to any Bank Regulator or other Governmental Entity in connection with the transactions contemplated by this Agreement; provided, that SWB shall not be required to provide Bancshares with any confidential portions of any such filing.

(b) Bancshares agrees that none of the information relating to Bancshares and its Subsidiaries that is provided by Bancshares for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Proxy Materials shall, at the date(s) of mailing to the Bancshares shareholders and at the time of the Bancshares Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and (iii) any other filing made under applicable federal or state banking or securities laws and regulations, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  Bancshares further agrees that if it shall become aware before the effectiveness of the Registration Statement of any information furnished by it that would cause any of the statements in the Registration Statement or the Proxy Materials to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, it will promptly inform SWB thereof and take the necessary steps to assist SWB in correcting the Registration Statement or the Proxy Materials.

7.2 Registration Statement.

(a) As soon as practicable after the execution of this Agreement, SWB will prepare and file with the SEC the Registration Statement relating to the SWB Common Stock to be issued to the Bancshares shareholders pursuant to this Agreement.  SWB shall provide to Bancshares, and its legal, financial and accounting advisers, the right to review and provide comments upon (i) the Registration Statement in advance of such Registration Statement being filed with the SEC, together with all amendments and supplements to the Registration Statement, and (ii) all responses to requests for additional information and replies to comments relating to the Registration Statement before filing or submission to the SEC.  SWB shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof.  SWB also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

(c) SWB agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Proxy Materials shall, at the date(s) of mailing to shareholders and at the time of the Bancshares Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (iii) any other filing made under applicable federal or state banking or securities laws and regulations, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  SWB further agrees that if it shall become aware before the effectiveness of the Registration Statement of any information furnished by SWB that would cause any of the statements in the Registration Statement or the Proxy Materials to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform Bancshares thereof and to take the necessary steps to correct the Registration Statement or the Proxy Materials.

7.3 NASDAQ Listing.  SWB shall file all documents required to be filed to cause the SWB Common Stock to be issued pursuant to the Agreement included for listing on the NASDAQ and use its commercially reasonable efforts to effect said listing.

7.4 Shareholder Approval.

(a) Bancshares shall take all steps under applicable laws and its Certificate of Incorporation and Bylaws necessary to duly call, give notice of, convene and hold the Bancshares Shareholders Meeting as soon as reasonably practicable after the Registration Statement is declared effective for the purpose of (i) considering and voting upon the approval of this Agreement and the transactions contemplated hereby and (ii) for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable.

(b) Subject to Section 7.4(c), (i) the Board of Directors of Bancshares shall recommend that Bancshares’ shareholders vote in favor of and adopt and approve this Agreement and the Merger at the Bancshares Shareholders Meeting; (ii) the Proxy Materials shall include a statement to the effect that the Board of Directors of Bancshares has recommended that Bancshares’ shareholders vote in favor of and adopt and approve this Agreement and the Merger at the Bancshares Shareholders Meeting; and (iii) neither the Board of Directors of Bancshares nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to SWB, the recommendation that Bancshares’ shareholders vote in favor of and adopt and approve this Agreement and the Merger.

(c) Nothing in this Agreement shall prevent the Board of Directors of Bancshares from, prior to a favorable vote of the Bancshares shareholders, withholding, withdrawing, amending or modifying its recommendation in favor of adopting and approving this Agreement and the Merger or from not including its recommendation in favor of adopting and approving this Agreement and the Merger in the Proxy Materials if (i) a Superior Proposal is made to Bancshares and not withdrawn; (ii) neither Bancshares nor any of its representatives shall have violated any of the restrictions set forth in Section 7.4; (iii) the Board of Directors of Bancshares concludes in good faith, after consultation with and receiving advice from its outside counsel, that, in light of such Superior Proposal, the withholding, withdrawal, amendment or modification of such recommendation is necessary in order for the Board of Directors of Bancshares to comply with its fiduciary obligations to Bancshares’ shareholders under applicable law; and (iv) to the extent applicable, Bancshares complies with the requirements of Sections 7.5 and 9.1(d);  provided,  however, that prior to any withholding, withdrawal, amendment or modification of the Bancshares Board’s recommendation, Bancshares shall have given SWB at least two Business Days notice thereof and the opportunity to meet with Bancshares and its counsel.  Nothing contained in this Section 7.4(c) shall limit Bancshares’ obligation to hold and convene the Bancshares Shareholders Meeting (regardless of whether the recommendation of the Board of Directors of Bancshares shall have been withheld, withdrawn, amended or modified).

7.5 No Solicitation.

(a) Until the earlier of the Closing Date or the date of termination of this Agreement, neither Bancshares nor the Bank, nor any of their respective Affiliates or agents, will directly or indirectly solicit, initiate or participate in negotiations with any Person other than SWB with respect to the disposition of any of the equity securities of Bancshares or the Bank or any option with respect thereto, or the merger of Bancshares or the Bank with another Person, or any disposition of all or any significant portion of the assets of Bancshares or the Bank not in the ordinary course of business, or any similar transaction (each, an “Acquisition Proposal”), nor shall Bancshares or the Bank, or any of their respective Affiliates or agents provide any information concerning Bancshares or the Bank with respect to an Acquisition Proposal; provided, this Section 7.5(a) shall not prohibit Bancshares or its Board of Directors from (A) furnishing information regarding Bancshares or the Bank to, entering into a customary confidentiality agreement with or entering into discussions with, any Person in response to a Superior Proposal submitted by such Person (and not withdrawn), (B) taking the actions described in Section 7.4(c) as permitted thereby, (C) recommending a Superior Proposal to Bancshares’ shareholders, or (D) terminating this Agreement pursuant to Section 9.1(d) in order to immediately thereafter enter into a definitive agreement with respect to such Superior Proposal, if in the case of either (A), (B), (C) or (D), (1) neither Bancshares, the Bank nor any of their respective Affiliates or agents shall have violated any of the restrictions set forth in this Section 7.5, (2) the Board of Directors of Bancshares concludes in good faith, after consultation with its outside legal counsel, that such action is necessary in order for the Board of Directors of Bancshares to comply with its fiduciary obligations to Bancshares’ shareholders under applicable law, (3)(x) at least two Business Days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person, Bancshares gives SWB written notice of the identity of such Person and of Bancshares’ intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person, and (y) Bancshares receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all written and oral information furnished to such Person by or on behalf of Bancshares, which confidentiality agreement shall contain provisions not materially less restrictive than those contained in the Confidentiality Agreement, and (4) contemporaneously with furnishing any such information to such Person, Bancshares furnishes such information to SWB.  Bancshares and the Bank will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.  Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 7.5(a) by any officer or director of Bancshares or the Bank or any investment banker, attorney or other advisor or representative of Bancshares or the Bank shall be deemed to be a breach by Bancshares of this Section 7.5(a).

(b) In addition to the obligations of Bancshares and the Bank set forth in Section 7.5(a), Bancshares as promptly as practicable shall advise SWB orally and in writing of any request received by Bancshares or the Bank for information which Bancshares reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry received by Bancshares or the Bank with respect to, or which Bancshares reasonably believes would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry.  Bancshares will keep SWB informed in all material respects of the status and details (including, without limitation, material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

7.6 Indemnification; Insurance.

(a) From and after the Closing Date through the third anniversary of the Closing Date, SWB (the “Indemnifying Party”) agrees to indemnify and hold harmless each director, officer and employee of Bancshares or the Bank, determined as of the Closing Date (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date, only and to the fullest extent to which Bancshares or the Bank is or was required by law or their respective certificates of incorporation or bylaws to indemnify such Indemnified Parties and in the manner to which it could indemnify such parties under the certificates of incorporation or bylaws of Bancshares and the Bank, in each case as in effect on the date hereof, provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(b) Any Indemnified Party wishing to claim indemnification under Section 7.6(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party thereof, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Indemnifying Party.  In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Closing Date), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction); (ii) the Indemnified Parties will cooperate in the defense of any such matter; (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent; and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c) Promptly following the execution and delivery of this Agreement, Bancshares shall obtain and provide to SWB such information as SWB shall reasonably request regarding an extension of the reporting period under Bancshares’ existing directors’ and officers’ liability coverage for acts and omissions occurring prior to the Closing Date, including the cost associated with purchasing extended coverage for a three-year period under substantially the current terms of Bancshares’ existing directors’ and officers’ liability insurance.  Subject to the prior written approval of SWB, which approval shall not be unreasonably withheld, Bancshares shall cause such extended coverage to be purchased for a three-year period following the Closing Date or such shorter period as SWB shall determine, provided that the cost of such extended coverage shall be borne by SWB.

7.7 Obligations Related to Trust Preferred Securities.  At or prior to the Closing, SWB shall take all steps and enter into all documentation necessary for SWB, effective at the Closing, (i) to assume expressly the obligations of Bancshares under the Indenture, dated September 4, 2003, by and between Bancshares and Wilmington Trust Company, as trustee (the “Trustee”), which may include, without limitation, the execution and delivery of a supplemental indenture satisfactory in form to the Trustee, and (ii) to agree, in writing, to perform Bancshares’ obligations under the Guarantee Agreement, dated September 4, 2003, by and between Bancshares and the Trustee.

7.8 Approval of Bank Merger Agreement.  Each of Bancshares and SWB shall (a) in conjunction with the approval and execution of this Agreement cause the Board of Directors of the Bank (in the case of Bancshares) and Bank SNB (in the case of SWB) to take all actions as may be necessary by such Board of Directors to approve the Bank Merger Agreement and the Bank Merger, and (b) prior to the Closing, in its capacity as the sole shareholder of the Bank (in the case of Bancshares) and Bank SNB (in the case of SWB), approve the Bank Merger Agreement and the Bank Merger, it being contemplated that any such approvals may condition the closing of the Bank Merger upon the prior closing of the Merger.

7.9 Identified Assets.  Following the execution of this Agreement, Bancshares and the Bank shall use commercially reasonable efforts to eliminate from the books of the Bank and, if applicable, Bancshares, by collection, sale, assignment, distribution in the form of a dividend, or otherwise each loan and the related promissory note identified on Schedule 7.9 being delivered by SWB to Bancshares in conjunction with the execution and delivery of this Agreement (each, an “Identified Asset”).  For the purposes hereof, the term Identified Asset shall include any real or personal property accepted prior to the Closing in satisfaction or partial satisfaction of a loan constituting an Identified Asset, by deed-in-lieu, foreclosure or otherwise.  Any such sale, assignment or transfer of an Identified Asset made on or after the Measurement Date shall be made and reflected for all purposes on the books of the Bank and/or Bancshares (as applicable), as of the Measurement Date and shall be without recourse to or a warranty by the Bank or Bancshares of any kind.  In the event an Identified Asset is assigned to an Affiliate of Bancshares for the purpose of facilitating the transfer of the beneficial interest in one or more Identified Assets to the shareholders of Bancshares, such assignment shall be made in compliance with the provisions of the Banking Affiliates Act and the regulations issued thereunder to the extent applicable to such transfer.  In connection with any such assignment of a loan constituting an Identified Asset, the Bank shall also assign any and all collateral for such loan in which the Bank has an interest.  In the event any Identified Asset remains on the books of the Bank or Bancshares as of the last Business Day prior to the Closing, the Bank shall, prior to the Closing, cause each such Identified Asset to be charged off of the books of the Bank (or, if applicable, Bancshares) in full, which charge-off shall be made, and reflected for all purposes on the books of the Bank and/or Bancshares, as of the Measurement Date.

7.10 Fees.  Bancshares shall, and shall cause the Bank and all other Subsidiaries, to pay all expenses of Bancshares, Bank and all other Subsidiaries in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall pay or cause to be paid (or fully accrued) the following expenses prior to the Effective Time: (a) all Professional Fees incurred up to the Effective Time, and (b) any other expenses required to be paid prior to the Effective Time pursuant to the terms of this Agreement.  All such expenses shall be paid and fully expensed or accrued and reflected on the Bank’s or Bancshares’ books for all purposes as of the Measurement Date.  The expenses referred to in this Section 7.10 shall be taken into account in the calculation of the Merger Consideration and financial measures referenced in Section 8.3(h).

7.11 Employee Plan Termination.  Promptly following receipt of a written request from SWB, Bancshares and the Bank shall take all action necessary on the Business Day immediately preceding the Closing Date, to terminate the “First Commercial Bank 401(k) Plan”    causing each participant’s accounts thereunder to be fully vested.

7.12 Termination of Shareholders Agreement.  Bancshares shall use commercially reasonable efforts to cause the shareholders of Bancshares to terminate that certain Shareholders Agreement, dated May 15, 1996 (the “Bancshares Shareholders Agreement”), by and between Bancshares and each of Bancshares’ shareholders, with such termination to be effective at or immediately prior to the Closing.

7.13 Press Releases.  SWB and Bancshares shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and consult with each other as to the form and substance of other public disclosures which may relate to the transactions contemplated by this Agreement, provided,  however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which it determines in good faith is required by law or regulation.

7.14 Current Information.  During the period from the date of this Agreement to the Closing, Bancshares and the Bank shall, upon the request of SWB, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of SWB regarding its financial condition, operations, business and prospects and matters relating to the completion of the transactions contemplated by this Agreement.  Concurrently with the filing thereof, Bancshares will deliver to SWB copies of the regular and periodic reports filed by Bancshares and the Bank with their Bank Regulators.  As soon as reasonably available, but in no event more than 25 days after the end of each calendar quarter ending after the date of this Agreement, Bancshares will deliver to SWB an unaudited consolidated statement of financial condition and a consolidated statement of income for such quarter and the same quarter in the preceding year prepared in accordance with GAAP (excluding footnotes and other presentation items).

7.15 Disclosure Supplements.  From time to time prior to the Effective Time, Bancshares and SWB shall promptly supplement or amend any materials previously disclosed and delivered to the other party pursuant to this Agreement with respect to any matter arising after the date hereof which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in writing to such party or which is necessary to correct any information in such prior disclosure which has been rendered inaccurate thereby; provided, no such supplement or amendment shall be deemed to have modified the representations, warranties and covenants for the purpose of determining whether the conditions set forth in Article VII hereof have been satisfied.

7.16 Inspection of Certain Closing Deliveries. At or prior to the fifth (5th) Business Day immediately preceding the Closing Date, Bancshares shall provide SWB with: (a) a A-45 list of all internal and examiner classified loans and watch listed loans as of the most recent month end to be delivered to SWB pursuant to Section 2.6(a)(viii), and (ii) a list of all OREO expected to be owned by the Bank as of the Closing Date to be delivered to SWB pursuant to Section 2.6(a)(viii).

7.17 Conforming Accounting Adjustments.  Bancshares shall, if requested in writing by SWB, consistent with GAAP and applicable banking laws and regulations, immediately before Closing, make such accounting entries as SWB may reasonably request in order to conform the accounting records of Bancshares to the accounting policies and practices of SWB.  No such adjustment by Bancshares or the Bank shall of itself constitute or be deemed to be a breach, violation or failure by Bancshares or the Bank to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or constitute grounds for termination of this Agreement by SWB or be an acknowledgment by Bancshares of any adverse circumstances for purposes of determining whether the conditions to SWB’s obligations under this Agreement have been satisfied, nor will any such adjustment affect the determination of whether the conditions specified in Section 8.3(h) have been satisfied.

7.18 Tax Matters.
(a) This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

(b) SWB and Bancshares shall each use its commercially reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  From and after the date of this Agreement and until the Closing Date, each party hereto shall use its best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action not to be taken, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

7.19 Failure to Fulfill Conditions.  Each party will promptly inform the other party or parties of any facts applicable to it that would be likely to prevent or materially delay approval of the transactions contemplated hereby by any Governmental Entity or third party or which would otherwise prevent or materially delay completion of the transactions contemplated hereby.

ARTICLE VIII CONDITIONS PRECEDENT

8.1 Conditions Precedent – All Parties.  The respective obligations of all of the parties hereto to effect the transactions contemplated by this Agreement and the other Transaction Documents shall be subject to satisfaction of the following conditions at or prior to the Closing, unless waived by all of the parties to this Agreement:

(a) All corporate action necessary to authorize the execution and delivery of this Agreement and the other Transaction Documents and consummation of the transactions contemplated hereby and thereby, including, without limitation, the required approval of this Agreement and the Merger by Bancshares’ shareholders at the Bancshares Shareholders Meeting, shall have been duly and validly taken by all of the parties hereto;

(b) All necessary regulatory approvals, consents and authorizations required for the transactions contemplated hereby or by any other Transaction Document shall have been obtained and all statutory waiting periods in respect thereof shall have expired, and no such approval shall be conditioned or restricted in any manner which, in the reasonable judgment of SWB, would materially and adversely affect the operations or prospects of Bancshares or the Bank; and

(c) None of the parties hereto shall be subject to any statute, rule, regulation, order, injunction or decree which shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement or any other Transaction Document.

(d) The Registration Statement covering the SWB Common Stock to be issued in the Merger shall have become effective under the Securities Act and no stop orders suspending such effectiveness shall be in effect, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or be continuing, or shall have been threatened and be unresolved, and all necessary approvals under state’s securities laws relating to the issuance or trading of the SWB Common Stock to be issued in the Merger shall have been received.

(e) The SWB Common Stock to be delivered to the shareholders of Bancshares pursuant to this Agreement shall have been authorized for listing on the NASDAQ.

8.2 Conditions Precedent – Bancshares and the Bank.  The obligations of each of Bancshares and the Bank to effect the transactions contemplated by this Agreement and the other Transaction Documents shall be subject to satisfaction of the following conditions at or prior to the Closing, unless waived by Bancshares and the Bank pursuant to Section 9.4:

(a) The representations and warranties of SWB contained in this Agreement that are qualified as to their materiality shall be true and correct and any such representations and warranties that are not so qualified shall be true and correct in all material respects when made and as of the Closing Date, in each case, with the same effect as if those such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true or, as applicable, true in all material respects, only as of such date);

(b) SWB shall have performed, in all material respects, its obligations and covenants required to be performed by it on or prior to the Closing;

(c) SWB shall have delivered to Bancshares a certificate, dated the date of the Closing and signed by the President or a Vice President of SWB to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied;

(d) There shall not have occurred between the date of this Agreement and the Closing Date, a material adverse change in the condition (financial or otherwise), results A-47 of operations, business, assets, liabilities (absolute, accrued, contingent or otherwise), properties or operations of SWB taken as a whole, other than, in each case, any change or effect relating to (i) changes in banking or similar laws of general applicability, (ii) changes in GAAP or regulatory accounting principles, (iii) actions or omissions of a party taken with the express prior written consent of the other party in contemplation of the transactions contemplated by this Agreement, (iv) changes resulting from the public announcement of the Merger, or (v) expenses incurred in connection with the transactions contemplated by this Agreement; and

(e) There shall not be pending any proceeding initiated by any Governmental Entity to seek an order, injunction or decree which prevents consummation of the transactions contemplated by this Agreement or any other Transaction Document.

8.3 Conditions Precedent – SWB.  The obligation of SWB to effect the transactions contemplated by this Agreement and the other Transaction Documents shall be subject to satisfaction of the following conditions at or prior to the Closing, unless waived by SWB pursuant to Section 9.4 hereof:

(a) The representations and warranties of Bancshares and the Bank contained in this Agreement that are qualified as to their materiality shall be true and correct and any such representations and warranties that are not so qualified shall be true and correct in all material respects when made and as of the Closing Date, in each case, with the same effect as if those such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true or, as applicable, true in all material respects, only as of such date);

(b) Each of Bancshares and the Bank shall have performed, in all material respects, its obligations and covenants required to be performed by such Person on or prior to the Closing;

(c) Bancshares shall have delivered to SWB a certificate, dated the date of the Closing and signed by the President of Bancshares, and a certificate, dated the date of the Closing and signed by the President of the Bank, in each case, to the effect that the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied;

(d) The Bancshares Shareholders Agreement shall have been terminated in accordance with the terms thereof, and SWB shall have received evidence of such termination in form and substances reasonably satisfactory to SWB;

(e) The consent, approval or waiver of each person (other than the Governmental Entities referred to in Section 8.1(b) hereof) whose consent, approval or waiver shall be required in connection with the transactions contemplated by this Agreement under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Bancshares or the Bank is a party or is otherwise bound shall have been obtained;

(f) There shall not have occurred between the date of this Agreement and the Closing Date, a change in the business, financial condition or prospects of Bancshares or the Bank, either individually or considered as one enterprise, which, either individually or in the aggregate, constitutes a Material Adverse Effect;

(g) Each of the persons entering into Letter Agreements shall have executed and delivered to SWB a Restrictive Covenant Agreement.

(h) On the Closing Date, Bancshares Tangible Shareholders’ Equity shall not be less than the lower of (i) Bancshares Tangible Shareholders’ Equity on the Measurement Date or (ii) $29,546,000, (excluding the effect of any adjustments made in accordance with Section 7.17 of this Agreement), and the Bank’s Allowance, after giving effect to any charge-offs made pursuant to Section 7.9, shall not be less than the amount required pursuant to Section 6.4(c) each as determined in accordance with GAAP.  For the avoidance of doubt, it is contemplated that Bancshares will declare and pay a dividend which results in the distribution to Bancshares’ shareholders of its net income earned since January 1, 2015, after giving effect to all transactions and payments contemplated herein, while assuring that the requirements of this Section 8.3(h) are met.

(i) Bancshares shall have entered into termination agreements with each of the Persons named on Schedule 8.3(i) hereof substantially in the form attached to Schedule 8.3(i), shall have made any payments required by said termination agreements, and the employment agreements to which said termination agreements relate shall have been terminated.

(j) Each of the directors and officers of Bancshares and the Bank shall have tendered his or her resignation from such position(s) in accordance with Section 2.5 hereof.
(k) Bank SNB shall have entered into a Retention Bonus Agreement with the person named on Schedule 8.3(k) hereof substantially in the form attached to Schedule 8.3(k).
(l) Bank SNB shall have entered into employment agreements with each of the Persons named on Schedule 8.3(l), substantially in the form attached to Schedule 8.3(l).

(m) There shall not be pending any proceeding initiated by any Governmental Entity to seek an order, injunction or decree which prevents consummation of the transactions contemplated by this Agreement or any other Transaction Document;

(n) Holders of not more than five percent (5%) of the outstanding shares of Bancshares Common Stock, determined as of the date hereof, shall not have elected to exercise dissenters’ rights under Section 1091 of the OGCA; and

(o) SWB shall have received all documents required to be prepared and received from Bancshares or the Bank or any of their respective Affiliates at or prior to Closing, including, without limitation, each of the Transaction Documents, all in form and substance reasonably satisfactory to SWB.

ARTICLE IX TERMINATION, WAIVER AND AMENDMENT
9.1 Termination. This Agreement may be terminated:
(a) at any time prior to the Closing, by the mutual consent in writing of SWB and Bancshares;

(b) at any time prior to the Closing, by SWB in writing if either Bancshares or the Bank has, or by Bancshares in writing if SWB has, breached (i) any material covenant or undertaking contained herein, or (ii) any representation or warranty contained herein in any material respect and, in each case, such breach shall be incapable of cure or, if curable, has not been cured within thirty (30) days following the giving of written notice of such breach to the breaching party;

(c) at any time, by SWB or Bancshares in writing, if any of the applications for prior approval referred to in Section 6.2 hereof are denied or are approved in a manner which does not satisfy the requirements of Section 8.1(b) hereof, and the time period for appeals and requests for reconsideration has run, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate to perform or observe in any material respect its agreements set forth herein to be performed or observed by such party at or before the Closing;

(d) by Bancshares prior to a vote of the shareholders of Bancshares on the Agreement if, after receiving the Superior Proposal and the absence of any prior breach of the provisions of Section 7.5 of this Agreement, the Board of Directors of Bancshares determines in good faith, after consulting with outside legal counsel, that such action is necessary to comply with the fiduciary duties of the Board of Directors of Bancshares under applicable law; provided, that Bancshares may not terminate this Agreement pursuant to this Section 9.1(d) until two Business Days have elapsed following delivery to SWB of written notice of such determination by Bancshares (which notice will inform Bancshares of the material terms and conditions of the Superior Proposal);

(e) by SWB or Bancshares in writing, if the Closing has not occurred by the close of business on December 31, 2015; provided that this right to terminate shall not be available to any party whose failure to perform an obligation under this Agreement has been the cause of, or resulted in, the failure of the transactions contemplated by this Agreement to be consummated by such date.

9.2 Effect of Termination.

(a) In the event that this Agreement is terminated pursuant to Section 9.1 hereof, this Agreement shall become void and have no effect, except that (i) this Section 9.2 and Article X in its entirety shall survive any such termination; (ii) such termination shall not affect the obligations of any of the parties under the Confidentiality Agreement; and (iii) a termination pursuant to Section 9.1(b) shall not relieve the breaching party from liability for any grossly negligent or willful breach of any covenant, undertaking, representation or warranty giving rise to such termination.

(b) In the event this Agreement is terminated by Bancshares pursuant to Section 9.1(d) hereof or the Board of Directors withdraws its recommendation to approve this Agreement in accordance with Section 7.4(c), then, in either of such events, Bancshares shall pay to SWB a termination fee in the amount of $2,000,000 (the “Termination Fee”), in the manner and at the time set forth in Section 9.2(c) hereof.

(c) If the Termination Fee becomes payable pursuant to Section 9.2(b), it shall be paid by wire transfer of immediately available funds to an account designated by SWB within two Business Days after termination of this Agreement.  Bancshares acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, and that, without such agreements, SWB would not have entered into this Agreement, and that such amounts do not constitute a penalty.  If Bancshares fails to promptly pay SWB the amounts due under this Section 9.2 within the time period specified herein, Bancshares shall pay all costs and expenses (including attorneys’ fees) incurred by SWB in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest from the date due at the prime rate of interest, as adjusted from time to time, reported in the “Money Rates” section of The Wall Street Journal.

9.3 Survival of Representations, Warranties and Covenants.  No investigation by SWB or Bancshares made before or after the date of this Agreement shall affect the representations or warranties which are contained in this Agreement; provided, that all representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Time, other than covenants and agreements that, by their terms, are to survive and be performed, in whole or in part, after the Effective Time.  Notwithstanding the foregoing, the covenants contained in Section 7.6 (Indemnification; Insurance) shall survive for the period specified therein, the covenants contained in Article X shall survive indefinitely, and the covenants set forth in the Restrictive Covenant Agreements shall survive until the expiration of the applicable periods specified therein.

9.4 Waiver.  Each party hereto by written instrument may at any time extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (a) any inaccuracies of the other party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (b) compliance with any of the covenants, undertakings or agreements of the other party or, to the extent permitted by law, satisfaction of any of the conditions precedent to its obligations contained herein, or (c) the performance by the other party of any of its obligations set forth herein.

9.5 Amendment or Supplement. This Agreement may be amended or supplemented at any time by a mutual agreement in writing executed by all of the parties hereto.
ARTICLE X MISCELLANEOUS

10.1 Expenses.  SWB shall bear and pay all costs and expenses incurred by SWB in connection with the transactions contemplated by this Agreement.  Bancshares shall bear and pay all costs and expenses incurred by Bancshares or the Bank in connection with the transactions contemplated by this Agreement, including, in each case, the Professional Fees.  Notwithstanding the foregoing, SWB will bear and pay all costs and expenses associated with the Registration Statement and the Proxy Materials (other than the fees, costs and expenses of Bancshares’ Advisors).

10.2 Entire Agreement.  This Agreement (including the Exhibits hereto), the other Transaction Documents and the Confidentiality Agreement contain the entire agreement among the parties with respect to the transactions contemplated hereby and supersede all prior arrangements or understandings with respect thereto, written or oral.

10.3 Assignment; Successors; Third-Party Beneficiaries.  None of the parties hereto may assign any of its rights or obligations under this Agreement to any other Person without the prior written consent of the other party or parties.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors.  Except as provided in Section 7.6, nothing in this Agreement is intended to confer upon any Person, other than the parties hereto, and their respective successors, any rights, remedies, obligations or liabilities.  The Indemnified Parties are specifically made third party beneficiaries of Section 7.6.

10.4 Specific Performance; Remedies Not Exclusive.  Each party hereto acknowledges that the other party would be irreparably harmed and that there would be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement.  Accordingly, it is agreed that, in addition to, but not in lieu of, any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other party’s covenants and agreements contained in this Agreement.  All rights and remedies of the parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement (including the Exhibits hereto) or applicable law.

10.5 Attorneys’ Fees.  If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or as a result of any other dispute in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs and expenses incurred in that action or proceeding, including, without limitation, any administrative costs of an arbitration in addition to any other relief to which it may be entitled.

10.6 Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by overnight express or by registered or certified mail, postage prepaid, or sent by facsimile transmission, with confirmed receipt, addressed as follows:

If to SWB:

Southwest Bancorp, Inc.

608 South Main Street

Stillwater, OK  74074

Fax: (855) 252-8637

Attn:Mark W. Funke

With required copies to:

Southwest Bancorp, Inc.

6301 Waterford Blvd., Suite 400

Oklahoma City, OK  73118

Fax:  (855) 252-8643

Attn:  Rusty N. LaForge, General Counsel

McAfee & Taft A Professional Corporation

10th Floor, Two Leadership Square

211 North Robinson

Oklahoma City, OK  73102

Fax: (405) 228-7447

Attn: C. Bruce Crum

If to Bancshares or the Bank:

First Commercial Bancshares, Inc.

1601 S. Kelley

Edmond, OK  73013

Fax: (405) 844-9110

Attn:James F. Canton

With a required copy to:

Hartzog Conger Cason & Neville

201 Robert S. Kerr Avenue, Suite 1600

Oklahoma City, OK  73102

Fax: (405) 996-3403

Attn:Steven C. Davis and John D. Robertson

10.7 Severability.  In the event any provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as to not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of any such provision in any other jurisdiction.

10.8 Counterparts; Facsimile/Electronic Transmission.  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  A facsimile or other electronic transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

10.9 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma applicable to agreements made and entirely to be performed within such jurisdiction except to the extent federal law may be applicable.

10.10 Further Assurances.  Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

*      *      *      *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

SOUTHWEST BANCORP INC.

By: /s/ Mark W. Funke

Mark W. Funke, President & CEO

FIRST COMMERCIAL BANCSHARES, INC.

By:/s/ James F. Canton

James F. Canton, President

FIRST COMMERCIAL BANK

By: /s/ James F. Canton

James F. Canton, President

EXHIBIT A

BANK MERGER AGREEMENT

THIS BANK MERGER AGREEMENT (the “Merger Agreement”) is made and entered into as of the ____ day of ______________, 2015, by and between Bank SNB, an Oklahoma banking corporation (“Bank SNB”), and First Commercial Bank, an Oklahoma banking corporation (the “Bank”), with reference to the following:

W I T N E S S E T H:

WHEREAS, Bank SNB is a state banking corporation duly organized and existing under the laws of the State of Oklahoma, having an authorized capital stock consisting of 1,569,825 shares of common stock, par value $.10 per share, all of which shares are currently issued and outstanding and owned, beneficially and of record, by Southwest Bancorp, Inc. (“SWB”); and

WHEREAS, the Bank is a banking corporation duly organized and existing under the laws of the State of Oklahoma, having an authorized capital stock consisting of 1,000,000 shares of common stock, par value $5.00 per share (the “Bank Common Stock”), 500,979 of which are issued and outstanding and owned, beneficially and of record, by First Commercial Bancshares, Inc. (“Bancshares”); and

WHEREAS, Bancshares and the Bank have entered into an Agreement and Plan of Reorganization (the “Acquisition Agreement”) with SWB, providing for the acquisition by merger (the “Merger”) of Bancshares; and

WHEREAS, the Acquisition Agreement provides that following the Effective Time of the Merger, the Bank will be merged with and into Bank SNB pursuant to the terms of this Merger Agreement and in accordance with the laws of the State of Oklahoma.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, the parties agree as follows:

1. The Merger and Related Matters.

1.1 The Merger.  At the Effective Time, as defined in Section 1.2 hereof, the Bank shall be merged with and into Bank SNB (the “Bank Merger”), and Bank SNB shall be (and is hereinafter sometimes referred to as) the “Resulting Bank,” which shall have the name “Bank SNB.”

1.2 Effective Time.  The Bank Merger shall become effective at such time as the parties hereto shall determine, subject to the obtaining of all required shareholder and regulatory approvals and the expiration of any waiting periods (the “Bank Merger Effective Time”); provided, in no event shall the Bank Merger become effective until after the effectiveness of the Merger.

1.3 Effect of Bank Merger. At the Bank Merger Effective Time, all rights, franchises and interests of Bank SNB and the Bank, respectively, in and to every type of A-56 property (real, personal and mixed) and choses in action shall be transferred to and vested in the Resulting Bank by virtue of the Bank Merger without any deed or other transfer.  The Resulting Bank, upon the Bank Merger and without any order or any other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, guardian of estates, assignee, receiver and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Bank SNB and the Bank, respectively, immediately prior to the Bank Merger.  The Resulting Bank shall be liable for all liabilities of Bank SNB and the Bank; all debts, liabilities, obligations and contracts of Bank SNB and the Bank, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records of Bank SNB or the Bank, as the case may be, shall be those of the Resulting Bank and shall not be released or impaired by the Bank Merger; and all rights of creditors and other obligees and all liens on property of either Bank SNB or the Bank shall be preserved unimpaired.

1.4 Additional Actions.  If, at any time after the Bank Merger Effective Time, Bank SNB shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable (a) to vest, perfect or confirm of record or otherwise in Bank SNB its right, title or interest in, to or under any of the rights, properties or assets of the Bank acquired or to be acquired by Bank SNB as a result of, or in connection with, the Bank Merger, or (b) to otherwise carry out the purposes of this Merger Agreement, the Bank and its officers and directors shall be deemed to have granted to Bank SNB an irrevocable power of attorney to execute and deliver all such deeds, bills of sale, assignments and assurances and to take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Bank SNB and otherwise to carry out the purposes of this Merger Agreement.  The officers and directors of Bank SNB are fully authorized in the name of the Bank or otherwise to take any and all such actions.

2. Cancellation of Shares.  All of the Bank Common Stock issued and outstanding immediately prior to the Bank Merger Effective Time shall by virtue of the Bank Merger, and without any further action on the part of the holders thereof, cease to be outstanding, and shall be automatically cancelled and shall cease to exist, and no consideration shall be paid or delivered with respect thereto.

3. Certificate of Incorporation; Bylaws.

3.1 Certificate of Incorporation.  The Certificate of Incorporation of Bank SNB, as in effect immediately prior to the Bank Merger Effective Time, shall be the Certificate of Incorporation of the Resulting Bank, unless and until amended as provided by law and such Certificate of Incorporation.

3.2 Bylaws.  The Bylaws of Bank SNB, as in effect immediately prior to the Bank Merger Effective Time, shall continue to be the Bylaws of the Resulting Bank until altered, amended or repealed as provided by law, the Certificate of Incorporation of the Resulting Bank and said Bylaws.

4. Directors and Officers.
4.1 Directors. The names and residences of the directors of the Resulting Bank are set forth on Appendix I hereto.
4.2 Officers. The names and residences of each of the officers of the Resulting Bank are set forth on Appendix II hereto.

4.3 Tenure of Directors and Officers.  The directors and the officers of the Resulting Bank shall hold office until the next annual meetings of shareholders and directors, respectively, subject to the provisions of the laws of the State of Oklahoma and subject to the Certificate of Incorporation and Bylaws of the Resulting Bank.

5. Offices of Resulting Bank.  At the Bank Merger Effective Time, the main banking office of the Resulting Bank will be located at 608 South Main Street, Stillwater, Oklahoma.  Full-service branch offices of the Resulting Bank will be located at the addresses specified in Appendix III hereto.

6. Capitalization of Resulting Bank.

6.1 Capital Stock.  At the Bank Merger Effective Time, the authorized, issued and outstanding capital stock of the Resulting Bank shall consist of 1,569,825 shares of common stock, par value $.10 per share.

6.2 Surplus and Undivided Profits.  The amount of capital stock of the Resulting Bank shall be the amount of capital stock of Bank SNB immediately prior to the Bank Merger Effective Time.  At the Bank Merger Effective Time, the Resulting Bank shall have a surplus and undivided profits equal to the combined surplus and undivided profits of Bank SNB and the Bank immediately prior to the Bank Merger Effective Time, adjusted for all applicable accounting adjustments incident to the Bank Merger.

7. Representations and Warranties of Bank SNB.

7.1 Corporate Organization.  Bank SNB is duly organized, validity existing and in good standing under the laws of the State of Oklahoma, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.  Bank SNB is duly authorized, qualified and licensed under all applicable laws, regulations and orders of public authorities to conduct its banking business as presently conducted and to own and operate the assets purported to be owned by Bank SNB.

7.2 Capitalization.  The authorized capital stock of Bank SNB consists of 1,569,825 shares of common stock, par value $.10 per share, all of which are issued and outstanding.  All shares of Bank SNB common stock have been duly and validly authorized and issued, are fully paid and, except as provided by 6 Okla. Stat. § 220, are nonassessable.  There are no outstanding options, warrants or rights to subscribe for or purchase from Bank SNB any of its capital stock or any securities convertible into or exchangeable for any of Bank SNB’s capital stock, and no authorization therefore has been given.

7.3 Authorization of Merger Agreement.  Bank SNB has full right and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of the Merger Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of Bank SNB and by its sole shareholder, and no other corporate act or proceeding on the part of Bank SNB is necessary to authorize the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated hereby.

8. Representations and Warranties of Bank.

8.1 Corporate Organization.  The Bank is duly organized, validly existing and in good standing under the laws of the State of Oklahoma, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.  The Bank is duly authorized, qualified and licensed under all applicable laws, regulations and orders of public authorities to conduct its banking business as presently conducted and to own and operate the assets purported to be owned by it.

8.2 Capitalization.  The authorized capital stock of the Bank consists of 1,000,000 shares of common stock, par value $5.00 per share, 500,979 of which are issued and outstanding.  All shares of Bank Common Stock have been duly and validly authorized and issued, are fully paid and, except as provided by 6 Okla. Stat. § 220, are nonassessable.  There are no outstanding options, warrants or rights to subscribe for or purchase from the Bank any of its capital stock or any securities convertible into or exchangeable for any of the Bank’s capital stock, and no authorization therefore has been given.

8.3 Authorization of Merger Agreement.  The Bank has full right and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of the Merger Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of the Bank and by its sole shareholder, and no other corporate act or proceeding on the part of the Bank is necessary to authorize the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated hereby.

9. Conditions Precedent.  The respective obligations of each party to effect the Bank Merger shall be expressly conditioned upon and subject to (i) the closing of the Merger as contemplated by the Acquisition Agreement, (ii) the receipt of all necessary regulatory approvals required for the transactions contemplated hereby and by the Acquisition Agreement, and (iii) the expiration of any statutory waiting periods with respect to the Bank Merger and, if applicable, the Merger.

10. Termination.  At any time prior to the Bank Merger Effective Time, whether before or after approval of the Bank Merger by the sole shareholders of Bank SNB and the Bank, this Agreement (a) may be terminated by mutual agreement of Bank SNB and the Bank, and (b) shall be terminated forthwith in the event that the Acquisition Agreement shall be terminated as provided therein.  In the event of the termination of this Merger Agreement, this Merger Agreement shall become void, and there shall be no liability on the part of Bank SNB or the Bank, except as otherwise provided in the Acquisition Agreement.

11. Waiver and Abandonment; Amendment.  Any of the terms or conditions of this Merger Agreement may be waived at any time, whether before or after action thereon by the sole shareholders of Bank SNB or the Bank, by the party which is entitled to the benefits thereof; and this Merger Agreement may be modified or amended at any time, whether before or after action thereon by the sole shareholders of Bank SNB or the Bank, by the parties hereto.

12. Notices. Any notice or communication required or permitted to be made in accordance with Section 10.6 of the Acquisition Agreement.
13. Binding Effect. This Merger Agreement shall be binding upon and inure to the benefit of each of the parties hereto, their respective successors and permitted assigns.

14. Further Assurances.  Each of the parties hereto agrees to execute and deliver such further agreements, assurances, instruments and documents at any time reasonably requested by another party as is necessary or desirable to consummate the transactions contemplated by this Merger Agreement.

15. Construction.  This Merger Agreement shall be construed and interpreted in accordance with the laws of the State of Oklahoma applicable to contracts made and performed entirely therein except to the extent federal law may be applicable.

16. Counterparts; Facsimile.  This Merger Agreement may be executed in any number of counterparts, which, taken together, shall constitute one and the same instrument.  A facsimile or other electronic transmission of a signed counterpart of this Merger Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

17. Entire Agreement.  This Merger Agreement and the Acquisition Agreement, together with the exhibits thereto, set forth the entire understanding of the parties hereto and supersede all prior agreements and understandings, whether oral or written.

IN WITNESS WHEREOF, Bank SNB and the Bank have caused this Merger Agreement to be executed by their duly authorized officers as of the date first above written.

BANK SNBFIRST COMMERCIAL BANK

By:By:

Mark W. Funke, PresidentJames F. Canton, President

EXHIBIT B

CERTIFICATE OF MERGER

MERGING FIRST COMMERCIAL BANCSHARES, INC.

INTO SOUTHWEST BANCORP, INC.

Southwest Bancorp, Inc., an Oklahoma corporation, pursuant to Section 1081 of Title 18 of the Oklahoma Statutes,

DOES HEREBY CERTIFY:

FIRST.That the name of the constituent corporations are Southwest Bancorp, Inc., an Oklahoma corporation, and First Commercial Bancshares, Inc., an Oklahoma corporation.

SECOND.That an agreement of merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the provisions of Section 1081 of Title 18 of the Oklahoma Statutes.

THIRD.That the name of the surviving corporation is Southwest Bancorp, Inc.

FOURTH.That the certificate of incorporation of Southwest Bancorp, Inc. shall be the certificate of incorporation of the surviving corporation.

FIFTH. That the executed agreement of merger is on file at the principal place of business of the surviving corporation, which is located at 608 South Main Street, Stillwater, Oklahoma 74074.

SIXTH.That a copy of the agreement of merger will be furnished by the surviving corporation, on request and without cost, to any shareholder of any constituent corporation.

SEVENTH.This merger shall be effective at ____ p.m. Central Time, on ________________, 2015.

IN WITNESS WHEREOF, Southwest Bancorp, Inc. has caused this certificate to be signed by its President and attested by its Secretary this ____ day of ______________, 2015.

ATTEST: Secretary	SOUTHWEST BANCORP, INC. By: Mark W. Funke, President

EXHIBIT C

RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT (“Agreement”), is made and entered into as of this ____ day of ___________, 2015 by and between Southwest Bancorp, Inc., an Oklahoma corporation (“SWB”), and the undersigned (the “Key Individual”) with reference to the following:

WHEREAS, the Key Individual owns shares of common stock (the “Common Stock”) of First Commercial Bancshares, Inc., an Oklahoma corporation (“Bancshares”); and

WHEREAS, the Key Individual may also have served or is currently serving as an officer, director or employee of Bancshares or its wholly-owned subsidiary, First Commercial Bank, an Oklahoma banking corporation (the “Bank”);

WHEREAS, SWB has entered into an Agreement and Plan of Reorganization, dated as of May __, 2015 (the “Acquisition Agreement”), by and between SWB, Bancshares and the Bank, pursuant to which Bancshares will be merged with and into SWB (the “Merger”), and the Key Individual and the other shareholders of Bancshares will be entitled to receive the Merger Consideration in exchange for their shares of Bancshares Common Stock upon the terms and conditions set forth in the Acquisition Agreement; and

WHEREAS, as a condition and inducement to SWB’s willingness to enter into the Acquisition Agreement and consummate the Merger, the Key Individual has agreed to enter into this Agreement in order to protect the Confidential Information (as defined below) of SWB and its affiliates and preserve the business of Bancshares and the Bank for SWB and its affiliates following the Merger.

NOW, THEREFORE, in consideration of the mutual terms and provisions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SWB and the Key Individual agree as follows:

1. Nondisclosure of Confidential Information.  The Key Individual acknowledges that he or she has been and may continue to be privy to trade secrets and confidential proprietary information critical to SWB, Bancshares and/or the Bank, including, without limitation, information developed or used by Bancshares and the Bank, relating to the business, operations, employees, customers and suppliers of Bancshares, the Bank and their respective affiliates.  All such information is hereinafter referred to as “Confidential Information.”  The Key Individual recognizes that all such Confidential Information is the property of either SWB, Bancshares or the Bank, as applicable.  From and after the date hereof through the third anniversary of the later of the date hereof or the date on which the Key Individual is no longer employed by SWB or an Affiliate of SWB, the Key Individual shall not, directly or indirectly, without the prior written consent of SWB, disclose any Confidential Information to any Person other than SWB or its designees, whether or not such Person is a competitor of SWB or its affiliates, and shall use the Key Individual’s reasonable best efforts to prevent the publication or disclosure of any

Confidential Information obtained by, or which has come to the knowledge of, the Key Individual prior or subsequent to the date hereof.  Notwithstanding any provision in this Agreement to the contrary, the Key Individual shall be authorized to disclose Confidential Information (a) as may be required by law or legal process or in any criminal proceed against him, (b) with the prior written consent of SWB, or (c) as may be reasonably necessary in the performance of his duties as an employee of SWB or an Affiliate of SWB.

2. Non-Competition.  From and after the date of this Agreement and ending eighteen (18) months following the date hereof (the “Covered Period”), the Key Individual (either personally or by or through his agent) shall not, directly or indirectly, with or without compensation, engage in, be employed by or have any interest in (whether as a shareholder, director, officer, employee, subcontractor, partner, consultant, proprietor, agent or otherwise) any federally insured depository institution or an affiliate of such insured institution, having an office located, or any employees principally doing business, in Oklahoma County, Oklahoma or any county contiguous thereto (a “Prohibited Business”); provided, that the foregoing shall not (a) prevent or otherwise restrict the Key Individual from owning, directly or indirectly, in the aggregate, less than 1% of any class of securities of any competitor of SWB or its affiliates solely as a passive investment, or (b) require the Key Individual to divest his ownership in any Prohibited Business to the extent that such ownership exists as of the date of this Agreement and is disclosed in writing to SWB prior to the date hereof.

3. Non-Solicitation.  During the Covered Period, the Key Individual shall not, directly or indirectly, whether for himself or on behalf of any other person, hire, solicit or seek to hire any employee of SWB or any affiliate of SWB, or any individual who was an employee of Bancshares and/or the Bank during the six-month period prior to the date hereof, or in any other manner attempt, directly or indirectly, to persuade any such employee to discontinue his or her status of employment with SWB or any of its affiliates or to become employed in any business or activities likely to be competitive with the business of SWB or any of its affiliates.  Additionally, during the Covered Period, the Key Individual shall not, for himself or on behalf of any person, directly or indirectly solicit, divert or attempt to solicit or divert any customer of SWB or any affiliate of SWB (who was or became a customer of SWB or such affiliate on the date hereof) for the purpose of causing such customer to reduce or refrain from doing any business with SWB or its affiliates, for so long as the customer remains a customer of SWB or such affiliate.  The Key Individual further agrees that, during the Covered Period, he will not, directly or indirectly, request or advise any customers of SWB or any of its affiliates to withdraw, curtail or cancel their business with SWB or such affiliate.  Nothing contained in this Agreement is intended to prohibit general advertising or solicitation not specifically directed at any or all of the customers or employees of SWB or its affiliates.  For purposes hereof, the term “affiliate” of SWB shall include, without limitation, Bank SNB; Bancshares; the Bank; and any other direct or indirect subsidiary of SWB.

4. Remedies.  The Key Individual acknowledges and understands that Sections 1, 2 and 3 of this Agreement are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions of this Agreement would cause SWB irreparable harm.  In the event of a breach or threatened breach by the Key Individual of the provisions of this Agreement, SWB shall be entitled to an injunction restraining him from such breach.  Nothing contained in this Agreement shall be construed as prohibiting SWB from pursuing, or limiting SWB’s ability to pursue, any other remedies available for any breach or threatened breach of this Agreement by the Key Individual.

5. Key Individual’s Representations.  The Key Individual hereby represents and warrants to SWB that the execution, delivery and performance of this Agreement by the Key Individual does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Key Individual is a party or any judgment, order or decree to which the Key Individual is subject.

6. Successors Bound; Assignability.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective officers, employees, agents, successors and permitted assigns.  This Agreement may not be assigned without the written consent of each of the parties hereto; provided, SWB shall not be required to obtain the Key Individual’s consent in the event of an assignment of this Agreement to a successor to the business of SWB, including any successor by operation of law as a result of a merger or similar corporate transaction in which SWB is a party or in connection with the transfer of all or substantially all of the assets or capital stock of SWB.

7. Severability.  It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

8. Counterparts; Facsimile.  This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed to be an original by the party executing such counterpart, but all of which shall be considered one and the same instrument.  This Agreement shall become effective when counterparts have been signed by each of the parties and delivered by facsimile or other electronic means to the other party.  Any party who delivers a signature page via facsimile or other electronic means agrees to deliver an original counterpart to the other party within a reasonable period of time following facsimile/electronic delivery of the signature page.

9. Amendment and Waiver.  No waiver, amendment or modification of any provision of this Agreement shall be effective unless in writing and signed by each party hereto.  No failure or delay by any party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof or of any other right, power or remedy.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

10. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by overnight A-64 express or by certified mail, postage prepaid, or sent by facsimile transmission, with confirmed receipt, addressed as follows:

If to the Key Individual, to the Key Individual’s most recent address as reflected on the books and records of Bancshares.

If to SWB, to:

Southwest Bancorp, Inc.

Attn:  _______________

608 South Main Street

Stillwater, OK 74074

Fax: (405) 742-1820

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Oklahoma.
12. Capitalized Terms. Capitalized terms not otherwise defined in this Agreement shall have the meaning given in the Acquisition Agreement.

13. Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof, and there are no agreements, understandings, specific restrictions, warranties or representations relating to said subject matter between the parties other than those set forth herein.

****

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SOUTHWEST BANCORP INC.

By:

Mark W. Funke, President

Name:

EXHIBIT D

SHAREHOLDER VOTING AGREEMENT

_______________, 2015

Southwest Bancorp, Inc.

608 South Main Street

Stillwater, OK  74074

Gentlemen:

The undersigned shareholder of First Commercial Bancshares, Inc., an Oklahoma corporation (“Bancshares”), understands that Southwest Bancorp, Inc., an Oklahoma corporation (“SWB”) is concurrently herewith entering into an Agreement and Plan of Reorganization (the “Acquisition Agreement”) with Bancshares and its wholly-owned subsidiary, First Commercial Bank, an Oklahoma banking corporation (the “Bank”).  Subject to the terms and conditions of the Acquisition Agreement, Bancshares will merge with and into SWB (the “Merger”), and the issued and outstanding shares of common stock of Bancshares (the “Bancshares Common Stock”) will be converted into the right to receive the Merger Consideration as described in the Acquisition Agreement.

Capitalized terms used but not defined herein shall have the respective meanings given to them in the Acquisition Agreement.  The obligations of the undersigned pursuant to this Shareholder Voting Agreement (the “Agreement”) shall terminate upon the earlier of (a) consummation of the Merger, or (b) the termination of the Acquisition Agreement unless the Acquisition Agreement is terminated by SWB in accordance with Section 9.1(b) of the Acquisition Agreement.

1. In order to induce SWB to enter into the Acquisition Agreement, and intending to be legally bound hereby, the undersigned hereby represents, warrants and agrees that at the meeting of Bancshares’ shareholders contemplated by Section 7.4 of the Acquisition Agreement and any adjournment thereof, the undersigned will, in person or by proxy, vote or cause to be voted in favor of the Acquisition Agreement and the Merger all of the shares of Bancshares Common Stock beneficially owned or controlled by the undersigned individually (including any shares of Bancshares Common Stock owned by entities controlled by the undersigned) and, to the extent of the undersigned’s proportionate voting interests, shares of Bancshares Common Stock jointly owned with other persons, as well as (to the extent of the undersigned’s proportionate voting interest) any other shares of Bancshares Common Stock over which the undersigned may hereafter acquire beneficial ownership or control (collectively, the “Shares”).  The undersigned further agrees that he will use his best efforts to cause any other shares of Bancshares Common Stock over which he has or shares voting power to be voted in favor of the Acquisition Agreement and the Merger.

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The undersigned represents and warrants that he has or shares the beneficial ownership or voting control of the number of shares of Bancshares Common Stock set forth opposite his name on Schedule A hereto (which schedule includes shares of Bancshares Common Stock held by entities controlled by the undersigned).  The undersigned further represents, warrants and agrees that until the earlier of (a) the consummation of the transactions contemplated by the Acquisition Agreement, or (b) the termination of this Agreement in accordance with its terms, the undersigned will not, directly or indirectly:

(a) vote any of the Shares, or cause or permit any of the Shares to be voted, in favor of (i) any other merger, consolidation, plan of liquidation, sale of assets, reclassification or other transaction involving Bancshares that would have the effect of any Person, other than SWB or an affiliate of SWB, acquiring Control (as defined below) over Bancshares or any substantial portion of the assets of Bancshares; (ii) any acquisition or purchase from Bancshares or the Bank by any Person or “group” (as defined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the “Exchange Act”)) of more than a 15% interest in the total outstanding voting securities of Bancshares or the Bank or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act) beneficially owning 15% or more of the total outstanding voting securities of Bancshares or the Bank, or any merger, consolidation, business combination or similar transaction involving Bancshares or the Bank pursuant to which the shareholders of Bancshares or the Bank immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% of the assets of Bancshares or the Bank; or (iv) any liquidation or dissolution of Bancshares or the Bank; or

(b) sell, assign, transfer or otherwise dispose of any of the Shares, or cause or permit any of the Shares to be sold, assigned, transferred or otherwise disposed of, whether such shares of Bancshares Common Stock are owned of record or beneficially by the undersigned on the date hereof (including shares held by entities controlled by the undersigned) or are subsequently acquired, except (i) for transfers by will or by operation of law (in which case this Agreement shall bind the transferee); (ii) for gifts by the undersigned, subject to the donee expressly assuming the obligations of the undersigned arising under this Agreement; (iii) for sales, assignments, transfers or other dispositions necessitated by hardship, with the prior written consent of SWB (which consent will not be unreasonably withheld), provided that such transferee agrees to be bound by the terms hereof; or (iv) as SWB may otherwise agree in writing.

As used herein, the term “Control” means (A) the ability to direct the voting of 10% or more of the outstanding voting securities of a Person having ordinary voting power in the election of directors or in the election of any other body having similar functions, or (B) the ability to direct the management and policies of a Person, whether through ownership of securities, through any contract, arrangement or understanding or otherwise.

3. The undersigned represents that (a) he has the complete and unrestricted power and the unqualified right to enter into and perform the terms of this Agreement and that this Agreement does not conflict with the terms of any other agreement, understanding or document to which he is a party; (b) this Agreement constitutes a valid and binding agreement with respect to the undersigned, enforceable against the undersigned in accordance with its terms; (c) to the extent the Shares are owned individually, he has either sole and unrestricted voting power with respect to the Shares or such voting power is shared with another person entering into an agreement substantially identical to this Agreement, and (d) to the extent the Shares are owned by an entity identified on Schedule A, he controls the manner in which the entity can vote the Shares.

4. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

5. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the undersigned in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that SWB shall be entitled to seek such an injunction or injunctions to prevent breaches of this Agreement by the undersigned and to enforce specifically the terms and provisions hereof in any court of the United States or any state having competent jurisdiction, this being in addition to any other remedy to which SWB is entitled at law or in equity.

6. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  A facsimile or other electronic transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

7. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma applicable to agreements made and entirely to be performed within such jurisdiction except to the extent federal law may be applicable.  If any provision hereof is deemed unenforceable by a court of law the enforceability of the other provisions of this Agreement shall not be affected.

8. It is a condition to the effectiveness of this Agreement that the Acquisition Agreement shall have been executed and delivered by the parties thereto.

Very truly yours,

Name:

Accepted and Agreed

SOUTHWEST BANCORP INC.

By:

Mark W. Funke, President

Schedule A – Shares Held by Shareholders

Name of Shareholder	Number of Shares Held Individually or in Controlled Entities	Percentage of Bancshares

Totals:		%

FIRST AMENDMENT TO

AGREEMENT AND PLAN OF REORGANIZATION

This First Amendment to Agreement and Plan of Reorganization (the “Amendment”), dated as of June 23, 2015, is made and entered into by Southwest Bancorp, Inc., an Oklahoma corporation (“SWB”), First Commercial Bancshares, Inc., an Oklahoma corporation (“Bancshares”), and First Commercial Bank, an Oklahoma banking corporation (the “Bank”).  This Amendment is entered into with reference to the following:

A.SWB, Bancshares and the Bank have entered into an Agreement and Plan of Reorganization, dated May 27, 2015 (the “Reorganization Agreement”), providing for the merger of Bancshares with and into SWB.

B.The parties have agreed to amend Section 3.1(c) to provide that the amount payable to each former holder of Bancshares common stock otherwise entitled to receive a fractional share shall be determined by the SWB Average Closing Stock Price rather than the Per Share Stock Consideration as currently provided in Section 3.1(c).

In consideration of the mutual terms and provisions set forth herein and in the Reorganization Agreement, and other good and valuable consideration, the parties agree as follows:

1. Section 3.1(c) of the Reorganization Agreement is hereby amended and restated in its entirety as follows:

“(c)No Fractional Shares.  Notwithstanding anything in this Agreement to the contrary, SWB will not issue any certificates or scrip representing fractional shares of SWB Common Stock otherwise issuable pursuant to the Merger.  In lieu of the issuance of any such fractional shares, SWB shall pay to each former holder of Bancshares Common Stock otherwise entitled to receive such fractional share an amount of cash determined by multiplying (i) the SWB Average Closing Stock Price by (ii) the fraction of the share of Bancshares Common Stock which such holder would otherwise be entitled to receive pursuant to Section 3.1(b) above.”

2. Except as specifically amended hereby, the Reorganization Agreement shall remain in full force and effect, and each of the parties thereto hereby reaffirms all of the rights and obligations under the Reorganization Agreement, as amended hereby.

3. Capitalized terms not otherwise defined herein shall have the same meaning as in the Reorganization Agreement.
A-72

This Amendment may be signed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  An electronic or facsimile transmission of a signed counterpart of this Amendment shall be sufficient to bind the party or parties whose signature(s) appear thereon.

****

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

SOUTHWEST BANCORP INC.

By: /s/ Mark W. Funke

Mark W. Funke, President & CEO

FIRST COMMERCIAL BANCSHARES, INC.

By: /s/ James F. Canton

James F. Canton, President

FIRST COMMERCIAL BANK

By:  /s/ James F. Canton

James F. Canton, President

[SIGNATURE PAGE TO FIRST AMENDMENT

TO REORGANIZATION AGREEMENT]

Appendix B

SECTION 1091 OF THE OKLAHOMA GENERAL CORPORATION ACT

A. Any shareholder of a corporation of this state who holds shares of stock on the date of the making of a demand pursuant to the provisions of subsection D of this section with respect to the shares, who continuously holds the shares through the effective date of the merger or consolidation, who has otherwise complied with the provisions of subsection D of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to the provisions of Section 1073 of this title shall be entitled to an appraisal by the district court of the fair value of the shares of stock under the circumstances described in subsections B and C of this section. As used in this section, the word "shareholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and "depository receipt" means an instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository. The provisions of this subsection shall be effective only with respect to mergers or consolidations consummated pursuant to an agreement of merger or consolidation entered into after November 1, 1988.

B. 1. Except as otherwise provided for in this subsection, appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation, or of the acquired corporation in a share acquisition, to be effected pursuant to the provisions of Section 1081, other than a merger effected pursuant to subsection G of Section 1081, and Section 1082, 1086, 1087, 1090.1 or 1090.2 of this title.

2. a. No appraisal rights under this section shall be available for the shares of any class or series of stock which stock, or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders to act upon the agreement of merger or consolidation, were either:

(1) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

(2) held of record by more than two thousand holders.

No appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation as provided in subsection G of Section 1081 of this title.

b. In addition, no appraisal rights shall be available for any shares of stock, or depository receipts in respect thereof, of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation as provided for in subsection F of Section 1081 of this title.

3. Notwithstanding the provisions of paragraph 2 of this subsection, appraisal rights provided for in this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to the provisions of Section 1081, 1082, 1086, 1087, 1090.1 or 1090.2 of this title to accept for the stock anything except:

a. shares of stock of the corporation surviving or resulting from the merger or consolidation or depository receipts thereof, or

b. shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than two thousand holders, or

c. cash in lieu of fractional shares or fractional depository receipts described in subparagraphs a and b of this paragraph, or

d. any combination of the shares of stock, depository receipts, and cash in lieu of the fractional shares or depository receipts described in subparagraphs a, b, and c of this paragraph.

4. In the event all of the stock of a subsidiary Oklahoma corporation party to a merger effected pursuant to the provisions of Section 1083 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Oklahoma corporation.

C. Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections D and E of this section, shall apply as nearly as is practicable.

D. Appraisal rights shall be perfected as follows:

1. If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of shareholders, the corporation, not less than twenty (20) days prior to the meeting, shall notify each of its shareholders entitled to appraisal rights that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in the notice a copy of this section. Each shareholder electing to demand the appraisal of the shares of the shareholder shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of the shares of the shareholder. The demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends thereby to demand the appraisal of the shares of the shareholder. A proxy or vote against the merger or consolidation shall not constitute such a demand. A shareholder electing to take such action must do so by a separate written demand as herein provided. Within ten (10) days after the effective date of the merger or consolidation, the surviving or resulting corporation shall notify each shareholder of each constituent corporation who has complied with the provisions of this subsection and has not voted in favor of or consented to the merger or consolidation as of the date that the merger or consolidation has become effective; or

2. If the merger or consolidation is approved pursuant to the provisions of Section 1073 or 1083 of this title, either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within ten (10) days thereafter shall notify each of the holders of any class or series of stock of the constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of the constituent corporation, and shall include in the notice a copy of this section. The notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify the shareholders of the effective date of the merger or consolidation. Any shareholder entitled to appraisal rights may, within twenty (20) days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of the holder's shares. The demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends to demand the appraisal of the holder's shares. If the notice does not notify shareholders of the effective date of the merger or consolidation either:

a. each constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of the constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation, or

b. the surviving or resulting corporation shall send a second notice to all holders on or within ten (10) days after the effective date of the merger or consolidation; provided, however, that if the second notice is sent more than twenty (20) days following the mailing of the first notice, the second notice need only be sent to each shareholder who is entitled to appraisal rights and who has demanded appraisal of the holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the shareholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than ten (10) days prior to the date the notice is given; provided, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be the effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

E. Within one hundred twenty (120) days after the effective date of the merger or consolidation, the surviving or resulting corporation or any shareholder who has complied with the provisions of subsections A and D of this section and who is otherwise entitled to appraisal rights, may file a petition in district court demanding a determination of the value of the stock of all such shareholders; provided, however, at any time within sixty (60) days after the effective date of the merger or consolidation, any shareholder shall have the right to withdraw the demand of the shareholder for appraisal and to accept the terms offered upon the merger or consolidation. Within one hundred twenty (120) days after the effective date of the merger or consolidation, any shareholder who has complied with the requirements of subsections A and D of this section, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of the shares. The written statement shall be mailed to the shareholder within ten (10) days after the shareholder's written request for a statement is received by the surviving or resulting corporation or within ten (10) days after expiration of the period for delivery of demands for appraisal pursuant to the provisions of subsection D of this section, whichever is later.

F. Upon the filing of any such petition by a shareholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which, within twenty (20) days after service, shall file,

in the office of the court clerk of the district court in which the petition was filed, a duly verified list containing the names and addresses of all shareholders who have demanded payment for their shares and with whom agreements regarding the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such duly verified list. The court clerk, if so ordered by the court, shall give notice of the time and place fixed for the hearing on the petition by registered or certified mail to the surviving or resulting corporation and to the shareholders shown on the list at the addresses therein stated. Notice shall also be given by one or more publications at least one (1) week before the day of the hearing, in a newspaper of general circulation published in the City of Oklahoma City, Oklahoma, or other publication as the court deems advisable. The forms of the notices by mail and by publication shall be approved by the court, and the costs thereof shall be borne by the surviving or resulting corporation.

G. At the hearing on the petition, the court shall determine the shareholders who have complied with the provisions of this section and who have become entitled to appraisal rights. The court may require the shareholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates of stock to the court clerk for notation thereon of the pendency of the appraisal proceedings; and if any shareholder fails to comply with this direction, the court may dismiss the proceedings as to that shareholder.

H. After determining the shareholders entitled to an appraisal, the court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining the fair value, the court shall take into account all relevant factors. In determining the fair rate of interest, the court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any shareholder entitled to participate in the appraisal proceeding, the court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the shareholder entitled to an appraisal. Any shareholder whose name appears on the list filed by the surviving or resulting corporation pursuant to the provisions of subsection F of this section and who has submitted the certificates of stock of the shareholder to the court clerk, if required, may participate fully in all proceedings until it is finally determined that the shareholder is not entitled to appraisal rights pursuant to the provisions of this section.

I. The court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the shareholders entitled thereto. Interest may be simple or compound, as the court may direct. Payment shall be made to each shareholder, in the case of holders of uncertificated stock immediately, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing the stock. The court's decree may be enforced as other decrees in the district court may be enforced, whether the surviving or resulting corporation be a corporation of this state or of any other state.

J. The costs of the proceeding may be determined by the court and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a shareholder, the court may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

K. From and after the effective date of the merger or consolidation, no shareholder who has demanded appraisal rights as provided for in subsection D of this section shall be entitled to vote the stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions payable to shareholders of record at a date which is prior to the effective date of the merger or consolidation; provided, however, that if no petition for an appraisal shall be filed within the time provided for in subsection E of this section, or if the shareholder shall deliver to the surviving or resulting corporation a written withdrawal of the shareholder's demand for an appraisal and an acceptance of the merger or consolidation, either within sixty (60) days after the effective date of the merger or consolidation as provided for in subsection E of this section or thereafter with the written approval of the corporation, then the right of the shareholder to an appraisal shall cease; provided further, no appraisal proceeding in the district court shall be dismissed as to any shareholder without the approval of the court, and approval may be conditioned upon terms as the court deems just.

L. The shares of the surviving or resulting corporation into which the shares of any objecting shareholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers of Southwest

Section 1031 of the Oklahoma General Corporation Act sets forth circumstances under which directors, officers, employees, and agents may be insured or indemnified against liability which they may incur in their capacities.   Article XV of the Amended and Restated Certificate of Incorporation of SWB (the “Registrant”) provides that the Registrant  shall indemnify any individual who is or was a director, officer, employee or agent of Registrant, and any individual who serves or served at Registrant’s request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in any proceeding in which the individual is made a party as a result of his or her service in such capacity, if the individual acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of Registrant and, with respect to any criminal proceeding, he or she had no reasonable cause to believe the conduct was unlawful, unless such indemnification would be prohibited by law. An individual will not be indemnified in connection with a proceeding by or in the right of Registrant in which the individual was adjudged liable to Registrant, unless the court in which the suit was brought determines the individual is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances.

Registrant also maintains directors’ and officers’ liability insurance, and has entered into indemnification agreements with certain of its non-officer directors and executive officers (“General Indemnification Agreements”) relating to claims and expenses relating to their service as directors or officers of Registrant or a Registrant subsidiary and additional indemnification agreements (“Financial Expert Agreements”) with directors who serve as audit committee financial experts. Under the General Indemnification Agreements:

(a) Indemnified parties agree to cooperate in the investigation and defense of any actions or claims that are subject to indemnification under the agreements.

(b) Indemnified parties are entitled to full reimbursement for expenses if they are successful on the merits of a claim, and for their expenses as serving as witnesses in proceedings in which they are not parties or threatened to be made parties.

(c) As to claims made other than by Registrant, indemnified parties are entitled to payment of expenses, judgments, penalties, fines, and amounts paid in settlement if they acted in good faith and in a manner they believed to be in, or not opposed to, the best interests of Registrant, and in the case of a criminal proceeding, they had no reasonable cause to believe their conduct was unlawful.

(d) As to proceedings by or in the right of Registrant, the indemnified parties are entitled to payment of expenses (but not judgments, penalties, fines, or amounts paid in settlement), if they acted in good faith and in a manner they believed to be in, or not opposed to, the best interest of Registrant, except that the indemnified parties are not entitled to payment of expenses if they are found liable to Registrant unless the court finds they are fairly and reasonably entitled to such payments.

(e) Indemnified parties are eligible for advancement of expenses, except to the extent prohibited by law, and are required to repay amounts for which they are later determined to be ineligible.

(f) Rights to indemnification are protected by so called “Rabbi Trusts” to be created on the books of Registrant following the later of (i) an action for which indemnification is called for under the agreement, or (ii) the failure of Registrant to reimburse amounts as required by the General Indemnification Agreement, which are subject to the claims of Registrant creditors, are in the amount of $100,000 each, and are subject to replenishment.

(g) Notwithstanding their General Indemnification Agreement’s other terms: (a) if the board of directors determines that a claim for indemnification arose under the Securities Act of 1933 and that the board is legally required to submit to a court the question of whether or not indemnification is against public policy, it will act to do so promptly; and (b) indemnification is not allowed to the extent that federal banking laws prohibit indemnification payments with respect to certain administrative proceedings or civil actions initiated by federal banking agencies.

The Financial Expert Agreements are intended to support the SEC and Registrant policies that no audit committee financial expert (“financial expert”) should be subject to additional responsibility or liability by reason of his or her identification or service in such position. Under the Financial Expert Agreements:

(a) Registrant agrees to indemnify and hold harmless each financial expert against any and all losses, claims, damages, liabilities, and expenses (together, “expenses”) based upon his or her service as an expert, as incurred; provided, however, that Registrant will not be liable under the agreement to the extent that any such claims are based upon (i) claims that are substantially the same as those made against at least one half of the other members of the Audit Committee excluding the chairman of such committee and any person who has been identified as a financial expert in Registrant’s proxy materials; or (ii) willful breach of fiduciary duty by the financial expert involving personal profit.

(b) Rights to indemnification are protected by so called “Rabbi Trusts” to be created on the books of Registrant following the later of (i) an action for which indemnification is called for under the agreement, or (ii) the failure of Registrant to reimburse amounts as required by the Financial Expert Agreement, which are subject to the claims of Registrant creditors, are in the amount of $100,000 each, and are subject to replenishment.

(c) The financial expert agrees to refund any amounts that are determined by final unappealable order of a court with jurisdiction over the parties not to be subject to reimbursement under the agreement.

(d) The agreement does not prevent or limit indemnification to which the financial expert is entitled under any other law or document.

The foregoing summary is qualified in its entirety by reference to the complete text of the Financial Expert Agreements, General Indemnification Agreements, and the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Registrant, which were previously filed with the SEC and are incorporated by reference into this registration statement.

Item 21. Exhibits and Financial Statement Schedules.

(a) List of Exhibits

Exhibit(1)	Description

2.1*

Agreement and Plan of Reorganization, dated as of May 27, 2015, by and between the Registrant and First Commercial Bancshares, Inc. (included as Appendix A to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

2.2*	First Amendment to Agreement and Plan of Reorganization, dated as of June 23, 2015, by and among the Registrant, First Commercial Bancshares, Inc., and First Commercial Bank.

3.1*	Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 5.1 to the Registrant’s Current Report on Form 8-K filed October 2, 2012)

3.2*	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 27, 2012)

4.1*	Form of certificate representing shares of the Registrant’s common stock

5.1*	Opinion of McAfee & Taft A Professional Corporation regarding the legality of the securities being registered

8.1	Opinion of McAfee & Taft A Professional Corporation as to certain tax matters

8.2	Opinion of Hartzog Conger Cason & Neville LLP as to certain tax matters

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm of the Registrant

23.2*	Consent of McAfee & Taft A Professional Corporation, included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference

23.3	Consent of McAfee & Taft A Professional Corporation, included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference

23.4	Consent of Hartzog Conger Cason & Neville LLP, included as part of its opinion filed as Exhibit 8.2 and incorporated herein by reference

24.1*	Power of Attorney of Directors and Officers of the Registrant, included on the signature page of this Form S-4 and incorporated herein by reference

99.1*	Form of Proxy for Special Meeting of Shareholders of First Commercial Bancshares, Inc.

(1)

The Registrant has other long-term debt agreements that meet the exclusion set forth in Section 601(b)(4)(iii)(A) of Regulation S-K. The Registrant hereby agrees to furnish a copy of such agreements to the Commission upon request.

*	Previously filed.

(b) Financial Statement Schedules

None. All other schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission are not required under the related restrictions or are inapplicable, and, therefore, have been omitted.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(a)

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City and State of Oklahoma on August 7, 2015.

SOUTHWEST BANCORP, INC.
(Registrant)

By:	/s/ Joe T. Shockley
Joe T. Shockley
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark W. Funke Mark W. Funke	President, Chief Executive Officer and Director (Principal Executive Officer)	August 7, 2015

/s/ Joe T. Shockley, Jr. Joe T. Shockley, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 7, 2015

* James E. Berry II	Director	August 7, 2015

* Thomas D. Berry	Director	August 7, 2015

* John Cohlmia	Director	August 7, 2015

* David S. Crockett Jr.	Director	August 7, 2015

* Patrice Douglas	Director	August 7, 2015

* James M. Johnson	Director	August 7, 2015

* Larry J. Lanie	Director	August 7, 2015

* James M. Morris II	Director	August 7, 2015

* Russell W. Teubner	Director	August 7, 2015

*	By Joe T. Shockley, Jr. pursuant to the Power of Attorney executed by the directors above, which Power of Attorney has been previously filed with the Securities and Exchange Commission.

ttor
By:	/s/ Joe T. Shockley, Jr.
Joe T. Shockley, Jr.
Attorney in-fact

*

Exhibit(1)	Description

2.1*

Agreement and Plan of Reorganization, dated as of May 27, 2015, by and among the Registrant, First Commercial Bancshares, Inc., and First Commercial Bank (included as Appendix A to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

2.2*	First Amendment to Agreement and Plan of Reorganization, dated as of June 23, 2015, by and among the Registrant, First Commercial Bancshares, Inc., and First Commercial Bank

3.1*	Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 5.1 to the Registrant’s Current Report on Form 8-K filed October 2, 2012)

3.2*	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 27, 2012)

4.1*	Form of certificate representing shares of the Registrant’s common stock

5.1*	Opinion of McAfee & Taft A Professional Corporation regarding the legality of the securities being registered

8.1	Opinion of McAfee & Taft A Professional Corporation as to certain tax matters

8.2	Opinion of Hartzog Conger Cason & Neville LLP as to certain tax matters

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm of the Registrant

23.2*	Consent of McAfee & Taft A Professional Corporation, included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference

23.3	Consent of McAfee & Taft A Professional Corporation, included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference

23.4	Consent of Hartzog Conger Cason & Neville LLP, included as part of its opinion filed as Exhibit 8.2 and incorporated herein by reference

99.1*	Form of Proxy for Special Meeting of Shareholders of First Commercial Bancshares, Inc.

(1)

The Registrant has other long-term debt agreements that meet the exclusion set forth in Section 601(b)(4)(iii)(A) of Regulation S-K. The Registrant hereby agrees to furnish a copy of such agreements to the Commission upon request.

*	Previously filed.